As filed with the Securities and Exchange Commission on June 9, 2010

Registration No. [                      ]

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

PRE-EFFECTIVE AMENDMENT NO. 2 TO FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

GC CHINA TURBINE CORP.
(Name of small business issuer in its charter)

Nevada	1090	98-0536305
(State or jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification No.)

No. 86, Nanhu Avenue, East Lake Development Zone,
Wuhan, Hubei Province 430223
People’s Republic of China
+8627-8798-5051
(Address and telephone number of principal executive offices and principal place of business)

Nevada Agency and Transfer Company
50 West Liberty Street, Suite 880
Reno, NV 89501
(775)322-0626
(Name, address and telephone number of agent for service)

Copies to:
Mark C. Lee, Esq.
GREENBERG TRAURIG, LLP
1201 K Street, 11th Floor
Sacramento, California 95814
Telephone: (916) 442-1111
Facsimile: (916) 448-1709

Approximate date of proposed sale to the public:

From time to time after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.   ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☑
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

			Proposed		Proposed
	Amount of		maximum		maximum	Amount of
Title of each class of	shares to be		offering price		aggregate	Registration
securities to be registered	Registered		per share		offering price	Fee
Common Stock	6,400,000		$2.62	(2)	$16,768,000	$1,195.56	(4)
Common Stock underlying warrants	1,200,000	(1)	$2.62	(3)	$1,200,000	$224.17	(5)
Total	7,600,000				$17,968,000	$1,419.73

(1)	Represents the number of shares of common stock offered for resale following the exercise of warrants by the investors and some of the placement agents.

(2)
Calculated in accordance with Rule 457(c) of the Securities Act of 1933, as amended (“Securities Act”). Estimated for the sole purpose of calculating the registration fee and based upon the average bid and ask price per share of our common stock on January 15, 2010, as quoted on the over-the-counter Bulletin Board.

(3)
Calculated in accordance with Rule 457(g) of the Securities Act of 1933, as amended (“Securities Act”). Estimated for the sole purpose of calculating the registration fee and based upon the average bid and ask price per share of our common stock on January 15, 2010, as quoted on the over-the-counter Bulletin Board.

(4)	Previously paid.

(5)	Previously paid $85.56.

We hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until it shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

SUBJECT TO COMPLETION, DATED JUNE 9, 2010

PROSPECTUS

7,600,000 Shares

GC CHINA TURBINE CORP.
Common Stock

This Prospectus relates to the resale of up to 7,600,000 shares of common stock, $.0001 par value, by the Selling Security Holders listed under “Selling Security Holders” on page 53 including the resale of 1,200,000 shares of our common stock by certain Selling Security Holdings upon the exercise of outstanding warrants.  We will not receive any proceeds from the resale of any common stock by the Selling Security Holders sold pursuant to this Prospectus.  We may receive gross proceeds of $1,200,000 if all of the warrants are exercised for cash by the Selling Security Holders, provided, however, such proceeds may be less subject to adjustments to the exercise price of 640,000 warrants issued to certain Selling Security Holders as set forth in the securities purchase agreement entered into with the Selling Security Holders.

Our common stock is traded on the OTC Bulletin Board under the Symbol “GCHT.OB.” On June 4, 2010, the last reported sale price of our common stock on the OTC Bulletin Board was $1.48 per share.

The Selling Security Holders may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock registered under this Prospectus on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, or at negotiated prices. The Selling Security Holders may use any one or more of the following methods when selling shares: (i) ordinary brokerage transactions and transactions in which the broker-dealer solicits investors; (ii) block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (iii) purchases by a broker-dealer as principal and resale by the broker-dealer for its account; (iv) at prevailing market prices or privately negotiated prices on the OTC Bulletin Board or other applicable exchange; (v) privately negotiated transactions; (vi) to cover short sales after the date the registration statement of which this Prospectus is a part is declared effective by the Securities and Exchange Commission; (vii) broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share; (viii) a combination of any such methods of sale; and (ix) any other method permitted pursuant to applicable law.

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE “RISK FACTORS” BEGINNING ON PAGE 4 OF THIS PROSPECTUS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The information in this Prospectus is not complete and may be changed. The Selling Security Holders may not sell these securities until the registration statement filed with the Securities and Exchange Commission becomes effective. This Prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted or would be unlawful prior to registration or qualification under the securities laws of any such state.

TABLE OF CONTENTS

You should rely only on the information contained in this Prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted.

PROSPECTUS SUMMARY

You should read the following summary together with the more detailed information and the financial statements appearing elsewhere in this Prospectus. This Prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under “Risk Factors” and elsewhere in this Prospectus.  Unless the context indicates or suggests otherwise reference to “we”, “our”, “us”, “GC China Turbine”, the “Company” or the “Registrant” refer to GC China Turbine Corp., a Nevada corporation and its wholly-owned subsidiaries. “Luckcharm” shall mean Luckcharm Holdings Limited and its wholly-owned subsidiaries, including Wuhan Guoce Nordic New Energy Co., Ltd..

The Offering

Issuer	GC China Turbine Corp.
Securities Offered for Resale	Up to 7,600,000 shares of our common stock.
Common Stock to be Outstanding After the Offering	58,970,015 shares (1)
Use of Proceeds
Other than the proceeds we may receive in the event the warrants are exercised for cash by the Selling Security Holders, we will not receive any proceeds from the resale of any of the shares offered hereby.

Trading	Our common stock is quoted on the OTC Bulletin Board under the symbol “GCHT.OB”

Risk Factors	You should carefully consider the information set forth in the section entitled “Risk Factors” beginning on page 4 of this prospectus in deciding whether or not to invest in our common stock

(1)	Unless the context indicates otherwise, all share and per-share information in this prospectus is based on 58,970,015 shares of our common stock outstanding as of January 15, 2010.

Our Business

Overview

We are a holding company whose primary business operations are conducted through our direct, wholly-owned subsidiary, Luckcharm Holdings Limited (“Luckcharm”), a company organized under the laws of Hong Kong and its operating subsidiary, Wuhan Guoce Nordic New Energy Co., Ltd., a company organized under the laws of the People’s Republic of China or “GC Nordic”.

On October 30, 2009, we completed a reverse acquisition transaction with Luckcharm, through a voluntary share exchange agreement, or “Exchange Agreement,” with Luckcharm’s former stockholder. In the reverse acquisition, Luckcharm became our wholly-owned direct subsidiary. As a result, we succeeded to the business operations and strategy of Luckcharm. Prior to our acquisition of Luckcharm, we were in the mining exploration business and our operations were limited. Luckcharm is the accounting acquirer of this reverse acquisition, therefore, the financial statements included in this Prospectus are those of Luckcharm.

Through our wholly-owned subsidiary, GC Nordic, we are a leading manufacturer of 2-bladed wind turbines located in Wuhan City of Hubei Province, China. We sought to license and develop a technology in the wind energy space that would have a high likelihood of meeting rigorous requirements for low-cost and high reliability. We identified a 2-bladed wind turbine technology that was developed through a 10 year research project costing over US$ 75 million. Our license to manufacture and sell this wind turbine in China, if not renewed, will expire on June 30, 2016. While the 2-blade technology is less commonly used in the China wind farm market compared to 3-blade technology, the development project that created our technology has been operating for 10 years with 97% availability (availability is calculated as follow: [annual total hours (24×365) - turbine downtime - maintenance time]/annual total hours ). Further, the 2-blade technology has the benefits of lower manufacturing cost, lower installation cost and lower operational costs (please refer to the section entitled “Competition” for details). Therefore, the product is uniquely positioned to fulfill our mission. Our launch product is a 1.0 megawatt utility scale turbine with designs for a 2.5 megawatt and 3.0 megawatt utility scale turbine in development. We are developing a track record and brand-awareness through the execution of our initial sales contracts.

Our Background and History

GC China Turbine Corp., formerly known as Nordic Turbines, Inc. was incorporated under the laws of the State of Nevada on August 25, 2006 under the name of Visa Dorada Corp. for the purpose of acquiring and developing mineral properties. On August 31, 2006 we changed our name to Vista Dorada Corp. We are the registered and beneficial owner of a 100% interest in the Mocambo Gold Claim or the “VDC Claim” situated in the Republic of Fiji. The VDC Claim is an unpatented mineral claim and was assigned to us by EGM Resources Inc. on March 4, 2007 and the assignment was filed and registered with the Mineral Resources Department of the Ministry of Energy and Natural Resources of the government of the Republic of Fiji. We own no other mineral property and are not engaged in the exploration of any other mineral properties. We have not conducted any exploration work on the VDC Claim and we have not generated any operating revenues from such business.

On May 18, 2009, we effected a 1-for-2 reverse stock split to improve trading liquidity and enhance overall shareholder value. In an effort to grow our company, on May 22, 2009, we entered into a letter of intent with GC Nordic and on June 11, 2009 we changed our name to Nordic Turbines, Inc. Under the terms of the letter of intent, the parties agreed to act towards entering into a definitive agreement whereby we would acquire all of the issued and outstanding shares of GC Nordic in exchange for GC Nordic acquiring 54% of our issued and outstanding shares of common stock. Additionally, under the terms of the letter of intent we provided GC Nordic with a secured bridge loan in the amount of US$ 1,000,000 to be applied toward legal and audit expenses, and working capital. Upon the closing of the reverse acquisition, the bridge loan became an intercompany loan. We had been provided these funds through promissory notes from two foreign accredited investors, and these notes were later assigned to Clarus Capital Ltd. or “Clarus”.

On July 20, 2009 and as amended and restated on July 31, 2009, we entered into a financing agreement with Luckcharm, GC Nordic, Ceyuan Ventures II, L.P. or “Ceyuan LP,” Ceyuan Ventures Advisors Fund II, LLC or “Ceyuan LLC” and NewMargin Growth Fund L.P. or “NewMargin” whereby we agreed to lend Luckcharm (i) US$ 2,500,000 before July 24, 2009 and (ii) US$ 7,500,000 before July 31, 2009. In order to guarantee our lending obligations under the agreement, NewMargin loaned US$ 5,000,000 and Ceyuan LP and Ceyuan LLC loaned the aggregate of US$ 5,000,000 of the above amounts to us, and we in turn loaned US$ 10,000,000 to Luckcharm for purposes of working capital. Upon the consummation of the reverse acquisition, the US$ 10,000,000 convertible loan made to us by NewMargin, Ceyuan LP and Ceyuan LLC was converted into shares of our common stock at a conversion price equal to US$ 0.80 per share, and the US$ 10,000,000 we loaned to Luckcharm became an intercompany loan and was eliminated in the consolidation of our financial statements with those of Luckcharm.

On July 24, 2009 and as further amended and restated on July 31, 2009, we entered into a binding letter of intent with Luckcharm, GC Nordic, Ceyuan LP, Ceyuan LLC and NewMargin. Under the terms of the letter of intent, the parties agreed to the following binding provisions: (i) we, Luckcharm and GC Nordic agreed to enter into a definitive agreement by August 31, 2009 whereby we, or a wholly-owned subsidiary of ours, would acquire all of the issued and outstanding shares of Luckcharm in exchange for Luckcharm acquiring 54% of our issued and outstanding shares of common stock; (ii) upon consummation of the reserve acquisition or exchange transaction, we would directly or indirectly own all of the outstanding capital stock of GC Nordic; (iii) the closing date for the reverse acquisition would be thirty days from the date GC Nordic completed an audit of its financial statements as required under U.S. securities laws; and (iv) the obligation of GC Nordic to consummate the reverse acquisition was conditioned upon an additional financing of at least US$ 10,000,000 in the merged entity at closing. On September 8, 2009, we changed our name to GC China Turbine Corp. (“GC China”).

On September 14, 2009, we changed our name to “GC China Turbine Corp” and on September 30, 2009, we entered into the definitive agreements in connection with the reverse acquisition with GC Nordic, Luckcharm and Golden Wind Holdings Limited, a company incorporated in the British Virgin Islands and the parent entity of Luckcharm, or “Golden Wind.”

Background and History of Luckcharm Holdings Limited and its Operating Subsidiary and Affiliates

Luckcharm was originally incorporated in Hong Kong on June 15, 2009 by Fernside Limited. On June 29, 2009, Fernside Limited transferred all of the equity interest of Luckcharm to Golden Wind. On August 1, 2009, Luckcharm entered into an agreement to acquire 100% of the equity of GC Nordic from the original nine founders. On August 5, 2009, GC Nordic received approval of this acquisition from the Bureau of Commerce of the Wuhan City, Hubei Province, PRC. Prior to the reverse acquisition, on September 30, 2009, the original nine founders of GC Nordic obtained 100% voting interests in Golden Wind in the same proportion as their ownership interest in GC Nordic, through certain Call Option and Voting Trust Agreements with Xu Hong Bing, the sole shareholder of Golden Wind.

GC Nordic was organized in the PRC on August 21, 2006 as a limited liability company upon the issuing of a license by the Administration for Industry and Commerce of the Wuhan City, Hubei Province, PRC with an operating period of 30 years to August 9, 2039. On August 5, 2009, all of the outstanding equity interests of GC Nordic were acquired by Luckcharm, and GC Nordic became a wholly-owned subsidiary of Luckcharm. GC Nordic holds the government licenses and approvals necessary to operate the wind turbines business in China.

Acquisition of Luckcharm Holdings Limited and Our Related Equity and Debt Financing Transaction

On October 30, 2009, the reverse acquisition was consummated. As a result of the reverse acquisition, Luckcharm became our wholly-owned subsidiary, and we acquired the business and operations of GC Nordic. At the closing of the reverse acquisition, we issued 32,383,808 shares of our common stock to the sole shareholder of Luckcharm in exchange for 100% of the issued and outstanding capital stock of Luckcharm and US$ 10,000,000 in previously issued convertible promissory notes were converted into 12,500,000 shares of our common stock.

Contemporaneous with the reverse acquisition, we also completed a private placement pursuant to which investors agreed to purchase 6,400,000 shares of our common stock, at a purchase price of US$ 1.25 per share for an aggregate offering price of US$ 8,000,000. Additionally, we entered into (i) a Note Purchase Agreement with Clarus whereby Clarus agreed to loan US$ 1,000,000 to us upon the effective date of delivery of 20 wind turbine systems by us to our customers in the form of a convertible promissory note bearing no interest, having a maturity date of 2 years from the date of issuance and convertible into shares of our common stock at US$ 2.00 per share, and (ii) an amendment to a convertible promissory note held by Clarus in the amount of US$ 1,000,000 revising the conversion feature of such note. We have agreed with Clarus that the period to fund the loan under the Note Purchase Agreement is extended to June 15, 2010. On the six month anniversary upon the effective date of delivery of 20 wind turbine systems by us to our customers, both loans held by Clarus in the aggregate amount of US$ 2,000,000 will automatically convert into shares of our common stock at US$ 2.00 per share. In connection with the private placement, we also issued warrants to investors and placement agents to purchase an aggregate of 1,200,000 shares of our common stock with each warrant having an exercise price of US$ 1.00 per share and being exercisable at any time within 3 years from the date of issuance.

In connection with the private placement, Golden Wind entered into a make good escrow agreement whereby Golden Wind pledged 640,000 shares of our common stock to the investors in order to secure our make good obligations under the private placement. In the make good escrow agreement, we established a minimum after tax net income threshold of US$ 12,500,000 for the fiscal year ending December 31, 2010. If the minimum after tax net income threshold for the fiscal year 2010 is not achieved, then the investors will be entitled to receive additional shares of our common stock held by Golden Wind based upon a pre-defined formula agreed to between the investors and Golden Wind. Golden Wind deposited a total of 640,000 shares of our common stock, into escrow with Capitol City Escrow, Inc. under the make good escrow agreement. Additionally, if the minimum after tax net income threshold for the fiscal year 2010 is not achieved, then the investors will be entitled to have the exercise price of the warrants adjusted lower based upon a pre-defined formula agreed to between the investors and us.

Immediately prior to the reverse acquisition, we had 7,686,207 shares of common stock issued and outstanding. We issued 32,383,808 shares of common stock to Golden Wind upon the reverse acquisition and 12,500,000 shares of common stock upon the conversion of the US$ 10,000,000 promissory notes. As a result, we had 58,970,015 shares of common stock issued and outstanding immediately after the reverse acquisition.

Corporate Information

Our principal executive offices are located at No. 86, Nanhu Avenue, East Lake Development Zone, Wuhan, Hubei Province, China which is also our mailing address. Our telephone number is (86) 027-8795095. Our website is http://www.gcchinaturbine.com.

Transfer Agent

Our transfer agent is Holladay Stock Transfer Inc., and is located at 2939 N 67th Place Suite C, Scottsdale, AZ 85251. Their telephone number is (480) 481-3970.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

Except for statements of historical facts, this Prospectus contains forward-looking statements involving risks and uncertainties. The words “anticipate”, “believe”, “estimate”, “expect”, “future”, “intend”, “plan” or the negative of these terms and similar expressions or variations thereof are intended to forward looking statements. Such statements reflect the current view of the Registrant with respect to future events and are subject to risks, uncertainties, assumptions and other factors (including the risks contained in the section of this report on Form S-1 entitled “Risk Factors”) relating to the Registrant’s industry, the Registrant’s operations and results of operations and any businesses that may be acquired by the Registrant. Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may differ significantly from those anticipated, believed, estimated, expected, intended or planned.

Although the Registrant believes that the expectations reflected in the forward looking statements are reasonable, the Registrant cannot guarantee future results, levels of activity, performance or achievements. Except as required by applicable law, including the securities laws of the United States, the Registrant does not intend to update any of the forward-looking statements to conform these statements to actual results. The following discussion should be read in conjunction with the Registrant’s pro forma financial statements and the related notes included in this report on Form S-1.

RISK FACTORS

You should carefully consider the risks described below together with all of the other information included in our public filings before making an investment decision with regard to our securities. The statements contained in or incorporated into this report on Form S-1 that are not historic facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. While the risks described below are the ones we believe are most important for you to consider, these risks are not the only ones that we face. If any of the following events described in these risk factors actually occurs, our business, financial condition or results of operations could be harmed. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.

Risks Relating to Our Business and Industry

Factors, Risks and Uncertainties That May Affect our Business

With the exception of historical facts stated herein, the matters discussed in this report on Form S-1 are “forward looking” statements that involve risks and uncertainties that could cause actual results to differ materially from projected results. Such “forward looking” statements include, but are not necessarily limited to statements regarding anticipated levels of future revenues and earnings from the operations of GC China Turbine Corp. and its subsidiaries, projected costs and expenses related to our operations, liquidity, capital resources, and availability of future equity capital on commercially reasonable terms. Factors that could cause actual results to differ materially are discussed below. We disclaim any intent or obligation to publicly update these “forward looking” statements, whether as a result of new information, future events or otherwise.

Our limited operating history makes it difficult to evaluate our future prospects and results of operations.

GC Nordic, which commenced business in 2006, has a limited operating history. Accordingly, you should consider our future prospects in light of the risks and uncertainties experienced by early-stage companies in evolving industries in China. Some of these risks and uncertainties relate to our ability to:

•	maintain our market position;

•	respond to competitive market conditions;

•	increase awareness of our brand;

•	respond to changes in our regulatory environment;

•	maintain effective control of our costs and expenses;

•	raise sufficient capital to sustain and expand our business; and

•	attract, retain and motivate qualified personnel.

If we are unsuccessful in addressing any of these risks and uncertainties, our business may be materially and adversely affected.

If we fail to implement our business strategy, our financial performance and our growth could be materially and adversely affected.

Our future financial performance and success are dependent in large part upon our ability to implement our business strategy successfully. Our business strategy envisions several initiatives, including driving revenue growth and enhancing operating results by increasing adoption of our products by targeting high-growth segments, establishing successful distribution networks in our target markets for our products, anticipating customer needs in the development of system-level solutions, strengthening our technology leadership while lowering cost and pursuing targeted strategic acquisitions and alliances. We may not be able to implement our business strategy successfully or achieve the anticipated benefits of our business plan. If we are unable to do so, our long-term growth and profitability may be adversely affected. Even if we are able to implement some or all of the initiatives of our business plan successfully, our operating results may not improve to the extent we anticipate, or at all. Implementation of our business strategy could also be affected by a number of factors beyond our control, such as increased competition, legal developments, government regulation, general economic conditions or increased operating costs or expenses. In addition, to the extent we have misjudged the nature and extent of industry trends or our competition; we may have difficulty in achieving our strategic objectives. Any failure to implement our business strategy successfully may adversely affect our business, financial condition and results of operations. In addition, we may decide to alter or discontinue certain aspects of our business strategy at any time.

If we are unable to raise additional funds to expand our operations, we may not be able to operate profitably or at all.

In connection with the development and expansion of our business, we will incur significant capital and operational expenses. We do not presently have any funding commitments other than our present credit arrangements which we do not believe is sufficient to enable us to satisfy our purchase commitments and to otherwise expand our business. If we are unable to obtain additional funding to pay our purchase commitments and we cannot find alternative financing we may be unable to expand our business or finance the growth of our existing business, which may impair our ability to operate profitably.

Because of the worldwide economic downturn, we may not be able to raise any additional funds that we require on favorable terms, if any. The failure to obtain necessary financing may impair our ability to manufacture our products and continue in business.

If a substantial market for wind power does not develop, there may be no market for the wind power industry products in which we are investing heavily.

Our wind turbines business is based on the assumption that wind power will become a more significant source of power in the PRC and elsewhere. At present wind power accounts for an insignificant percentage of China’s energy needs, and we cannot assure you that wind power will ever become a significant source of energy in China. Since our growth plan is based on developing and providing equipment and components for that industry, our business will be impaired if the market for wind power generation equipment does not develop or if the market develops but our products are not accepted by the market. We are making the financial and manpower commitment in our belief that there will be an increased demand for wind power in China and elsewhere. We cannot assure you that we will be able to develop this business, and our failure to develop the business will have a material adverse effect on our overall financial condition and the results of our operations.

Because we sell capital equipment, our business is subject to our customers’ capital budget and we may suffer delays or cancellations of orders as a result of the effects of the worldwide economic downturn.

Our customers purchase our equipment as part of their capital budget. As a result, we are dependent upon receiving orders from companies that are either expanding their business, commencing a new business, upgrading their capital equipment or who otherwise require capital equipment. Our business is therefore dependent upon both the economic health of these industries and our ability to offer products that meet regulatory requirements, including environmental requirements of these industries and are cost justifiable, based on potential cost savings in using our equipment in contrast to existing equipment or equipment offered by others. We cannot predict the extent that the market for capital equipment in the wind power industries will be affected. However, any economic slowdown can affect all purchasers and manufactures of capital equipment, and we cannot assure you that our business will not be significantly impaired as a result of the worldwide economic downturn.

We are subject to particularly lengthy sales cycles which may have an adverse effect on our financial results.

We are subject to lengthy sale cycles that may last over nine months. These lengthy and challenging sales cycles may mean that it could take longer before our sales and marketing efforts result in revenue, if at all, and may have adverse effects on our operating results, financial condition, cash flows and stock price.

The nature of our products creates the possibility of significant product liability and warranty claims, which could harm our business.

Customers use some of our products in potentially hazardous applications that can cause injury or loss of life and damage to property, equipment or the environment. In addition, some of our products are integral to the production process for some end-users and any failure of our products could result in a suspension of operations. We cannot be certain that our products will be completely free from defects. Moreover, we do not have any product liability insurance and may not have adequate resources to satisfy a judgment in the event of a successful claim against us. The successful assertion of product liability claims against us could result in potentially significant monetary damages and require us to make significant payments. In addition, because the insurance industry in China is still in its early stages of development, business interruption insurance available in China offers limited coverage compared to that offered in many other countries. We do not have any business interruption insurance. Any business disruption or natural disaster could result in substantial costs and diversion of resources.

Our ability to sell our products to wind farms is dependent upon designing equipment that enables our customers to meet environmental requirements.

We mainly market wind power equipment to operators of wind farms. Our ability to market these products is dependent upon the continued growth of wind farms and our ability to offer products that enable the operators of the wind farms to produce electricity through a cleaner process than would otherwise be available at a reasonable cost. To the extent that government regulations are adopted that require the wind farms to reduce or eliminate polluting discharges from wind farms, our equipment would need to be designed to meet such requirements.

If we fail to introduce enhancements to our existing products or to keep abreast of technological changes in our markets, our business and results of operations could be adversely affected.

We believe our future success depends in part on our ability to enhance our existing products and develop new products in order to continue to meet customer demands. Our failure to introduce new or enhanced products on a timely and cost-competitive basis, or the development of processes that make our existing technologies or products obsolete, could harm our business and results of operations.

Because we face intense competition from other companies for our operating segment, many of which have greater resources than we do, we may not be able to compete successfully and we may lose or be unable to gain market share.

The markets for products in our business segments are intensely competitive. Many of our competitors have established more prominent market positions, and if we fail to attract and retain customers and establish successful distribution networks in our target markets for our products, we will be unable to increase our sales. Many of our existing and potential competitors have substantially greater financial, technical, manufacturing and other resources than we do. Our competitors’ greater size in some cases provides them with a competitive advantage with respect to manufacturing costs because of their economies of scale and their ability to purchase raw materials at lower prices, as well as securing supplies at times of shortages. Many of our competitors also have greater brand name recognition, more established distribution networks and larger customer bases. In addition, many of our competitors have well-established relationships with our current and potential customers and have extensive knowledge of our target markets. As a result, they may be able to devote greater resources to the research, development, promotion and sale of their products or respond more quickly to evolving industry standards and changes in market conditions than we can. Our failure to adapt to changing market conditions and to compete successfully with existing or new competitors may materially and adversely affect our financial condition and results of operations.

Compliance with environmental regulations can be expensive, and noncompliance with these regulations may result in adverse publicity and potentially significant monetary damages and fines.

As our manufacturing processes generate noise, wastewater, gaseous and other industrial wastes, we are required to comply with all national and local regulations regarding protection of the environment. If we fail to comply with present or future environmental regulations, we may be required to pay substantial fines, suspend production or cease operations. We use, generate and discharge toxic, volatile and otherwise hazardous chemicals and wastes in our research and development and manufacturing activities. Any failure by us to control the use of, or to restrict adequately, the discharge of, hazardous substances could subject us to potentially significant monetary damages and fines or suspensions in our business operations.

Failure to successfully reduce our production costs may adversely affect our financial results.

A significant portion of our strategy relies upon our ability to successfully rationalize and improve the efficiency of our operations. In particular, our strategy relies on our ability to reduce our production costs in order to remain competitive. If we are unable to continue to successfully implement cost reduction measures, especially in a time of a worldwide economic downturn, or if these efforts do not generate the level of cost savings that we expect going forward or result in higher than expected costs, there could be a material adverse effect on our business, financial condition, results of operations or cash flows.

If we are unable to make necessary capital investments or respond to pricing pressures, our business may be harmed.

In order to remain competitive, we need to invest in research and development, manufacturing, customer service and support and marketing. From time to time, we also have to adjust the prices of our products to remain competitive. We may not have available sufficient financial or other resources to continue to make investments necessary to maintain our competitive position.

We must obtain sufficient supply of component materials to conduct our business.

Our component and materials suppliers may fail to meet our needs. We intend to manufacture all of our wind power products using materials and components procured from a limited number of third-party suppliers. We do not currently have long-term supply contracts with our suppliers. This generally serves to reduce our commitment risk but does expose us to supply risk and to price increases that we have to pass on to its customers. In some cases, supply shortages and delays in delivery may result in curtailed production or delays in production, which can contribute to an increase in inventory levels and loss of profit. We expect that shortages and delays in deliveries of some components will occur from time to time. If we are unable to obtain sufficient components on a timely basis, we may experience manufacturing delays, which could harm our relationships with current or prospective customers and reduce our sales. We also depend on a small number of suppliers for certain supplies that we use in our business. If we are unable to continue to purchase components from these limited source suppliers or identify alternative suppliers, our business and operating results would be materially and adversely affected. We may also not be able to obtain competitive pricing for some of our supplies compared to its competitors. We also cannot assure that the component and materials from domestic suppliers will be of similar quality or quantity as those imported component and materials which may lead to rejections of component and materials by our customers. In the event the domestic component and materials do not perform as well as the imported component and materials or do not perform at all, our business, financial condition and results of operations could be adversely affected.

A small number of customers account for all of our sales, and the loss of any one of them as a customer would substantially harm our financial results.

For the fiscal year ended 2009, two customers account for all of our sales revenue. Revenues and outstanding accounts receivable in 2008 were solely from one customer. As a result, currently we are substantially dependent upon the continued participation of these customers in order to maintain and continue to grow our total revenues. Significantly reducing our dependence on these customers is likely to take a long time and there can be no guarantee that we will succeed in reducing that dependence. There is no assurance that any of these customers will continue to contribute to our total sales revenue in subsequent years. Under present conditions, the loss of any one of these customers could have a material effect on our performance, liquidity and prospects.

The inherent volatility in the market price of electricity could impact our profitability.

Our ability to generate revenue has exposure to movements in the market price of electricity, as sales to the power market are likely to be made at prevailing market prices. The market price of electricity is sensitive to cyclical changes in demand and capacity supply, and in the economy, as well as to regulatory trends and developments impacting electricity market rules and pricing, and other external factors outside of our control. Energy from wind generating facilities must be taken “as delivered” which necessitates the use of other system resources to keep the demand and supply of electric energy in balance. The inherent volatility in the market price of electricity could impact our potential revenue, income and cash flow, which could impact our profitability.

Reduction or elimination of government subsidies and economic incentives for the wind power industry could cause demand for our products to decline, thus adversely affecting our business prospects and results of operations.

Growth of the wind power market depends largely on the availability and size of government subsidies and economic incentives. At present, the cost of wind power substantially exceeds the cost of conventional power provided by electric utility grids in many locations around the world. Various governments have used different policy initiatives to encourage or accelerate the development and adoption of wind power and other renewable energy sources. Renewable energy policies are in place in the European Union, most notably Germany and Spain, certain countries in Asia, including China, Japan and South Korea, and many of the states in Australia and the United States. Examples of government-sponsored financial incentives include capital cost rebates, feed-in tariffs, tax credits, net metering and other incentives to end-users, distributors, system integrators and manufacturers of wind power products to promote the use of wind power and to reduce dependency on other forms of energy. Governments may decide to reduce or eliminate these economic incentives for political, financial or other reasons. Government subsidies have been reduced in a few countries and are expected to be further reduced or eliminated in the future. Reductions in, or eliminations of, government subsidies and economic incentives before the wind power industry reaches a sufficient scale to be cost-effective in a non-subsidized marketplace could reduce demand for our products and adversely affect our business prospects and results of operations. In addition, reductions in, or eliminations of, government subsidies and economic incentives may cause the prices for the products of our customers to decline and we may in turn face increased pressure to reduce the sale price of our products. To the extent any price decline cannot be offset by further reduction of our costs, our profit margin will suffer.

Unforeseen or recurring operational problems at our facilities may cause significant lost production, which could have a material adverse effect on our business, financial condition, results of operations and cash flow.

Our manufacturing processes could be affected by operational problems that could impair our production capability. Our facilities contain complex and sophisticated machines that are used in our manufacturing process. Disruptions at our facilities could be caused by maintenance outages; prolonged power failures or reductions; a breakdown, failure or substandard performance of any of our machines; the effect of noncompliance with material environmental requirements or permits; disruptions in the transportation infrastructure, including railroad tracks, bridges, tunnels or roads; fires, floods, earthquakes or other catastrophic disasters; labor difficulties; or other operational problems. Any prolonged disruption in operations at our facilities could cause significant lost production, which would have a material adverse effect on our business, financial condition, results of operations and cash flows.

We do not own our facilities or have long- term leases for our facilities which means that we can be removed from our location without notice or warning which could cause significant disruption to our business.

Our manufacturing facility is 36,000 square meters situated in the Donghu Development District, Wuhan, China. Currently we lease the land under our facility. There is no expiration date for the lease, which is provided free of charge by the Administrative Committee of Donghu Development District. We also lease our office facilities which is provided free of charge by the Wuhan Donghu New Technology Development Co., Ltd. Because our facilities are provided by the government free of charge, we can be removed from our location without notice or warning which could cause significant disruption to our business and manufacturing process and add unplanned expenses for us to relocate to new offices and facilities. In the event we get evicted from our current facilities and we are unable to immediately relocate, our business, financial condition and results of operations will be adversely affected.

Our business depends substantially on the continuing efforts of our executive officers and our ability to maintain a skilled labor force and our business may be severely disrupted if we lose their services.

Our future success depends substantially on the continued services of our executive officers, especially Mr. Hou Tie Xin, the chairman of our board of directors. We do not maintain key man life insurance on any of our executive officers and directors. If one or more of our executive officers are unable or unwilling to continue in their present positions, we may not be able to replace them readily, if at all. Therefore, our business may be severely disrupted, and we may incur additional expenses to recruit and retain new officers. In addition, if any of our executives joins a competitor or forms a competing company, we may lose some of our customers. Our executive officers and chairman are parties to employment agreements as described elsewhere in this registration statement on Form S-1. However, if any disputes arise between our executive officers and us, we cannot assure you, in light of uncertainties associated with the Chinese legal system, the extent to which any of these agreements could be enforced in China, where some of our executive officers reside and hold some of their assets.

If we are unable to attract, train and retain technical and financial personnel, our business may be materially and adversely affected.

Our future success depends, to a significant extent, on our ability to attract, train and retain technical and financial personnel. Recruiting and retaining capable personnel, particularly those with expertise in our chosen industries, are vital to our success. There is substantial competition for qualified technical and financial personnel, and there can be no assurance that we will be able to attract or retain our technical and financial personnel. If we are unable to attract and retain qualified employees, our business may be materially and adversely affected.

Litigation may adversely affect our business, financial condition and results of operations.

On December 4, 2009, Nordic Windpower USA, Inc. ("Nordic Windpower") filed a lawsuit against GC China Turbine Corp., f.k.a. Nordic Turbines, Inc., in the U.S. District Court for the Northern District of California, alleging trademark infringement, trademark dilution, unfair competition and trade dress infringement. We have had and expect to continue to have discussions with Nordic Windpower to attempt to resolve any remaining claims it may assert. We cannot guarantee that any such remaining claims will be resolved amicably in the near future, or ever. Such litigation may result in liability material to our financial statements as a whole or may negatively affect our operating results if changes to our business operation are required. The cost to defend such litigation may be significant and may require a diversion of our resources. There also may be adverse publicity associated with litigation that could negatively affect customer perception of our business, regardless of whether the allegations are valid or whether we are ultimately found liable. As a result, litigation may adversely affect our business, financial condition and results of operations. See "Legal Proceedings" for further details regarding this pending matter.

Our failure to protect our intellectual property rights may undermine our competitive position, and litigation to protect our intellectual property rights or defend against third-party allegations of infringement may be costly.

We rely primarily on trade secret and contractual restrictions to protect our intellectual property. Nevertheless, these afford only limited protection and the actions we take to protect our intellectual property rights may not be adequate. As a result, third parties may infringe or misappropriate our proprietary technologies or other intellectual property rights, which could have a material adverse effect on our business, financial condition or operating results. In addition, policing unauthorized use of proprietary technology can be difficult and expensive. Litigation may be necessary to enforce our intellectual property rights, protect our trade secrets or determine the validity and scope of the proprietary rights of others and the enforcement of intellectual property rights in China may be difficult. We cannot assure you that the outcome of any litigation will be in our favor. Intellectual property litigation may be costly and may divert management attention as well as expend our other resources away from our business. An adverse determination in any such litigation will impair our intellectual property rights and may harm our business, prospects and reputation. In addition, we have no insurance coverage against litigation costs and would have to bear all costs arising from such litigation to the extent we are unable to recover them from other parties. The occurrence of any of the foregoing could have a material adverse effect on our business, results of operations and financial condition.

Implementation of China’s intellectual property-related laws has historically been lacking, primarily because of ambiguities in China’s laws and difficulties in enforcement. Accordingly, intellectual property rights and confidentiality protections in China may not be as effective as in the United States or other countries.

Corporate insiders or their affiliates may be able to exercise significant control matters requiring a vote of our stockholders and their interests may differ from the interests of our other stockholders.

Pursuant to the Call Option Agreement and Voting Trust Agreement entered into by and between Golden Wind and certain of our officers and directors on September 30, 2009, such officers and directors have the opportunity to acquire, as well as to vote, all of the shares of GC China Turbine issued to Golden Wind as part of the reverse acquisition, which shares comprise of 54% of our issued and outstanding common stock. As a result, these officers and directors may be able to exercise significant control over matters requiring approval by our stockholders. Matters that require the approval of our stockholders include the election of directors and the approval of mergers or other business combination transactions. Certain transactions are effectively not possible without the approval of these officers and directors by virtue of their control over the shares held by Golden Wind, including, proxy contests, tender offers, open market purchase programs or other transactions that can give our stockholders the opportunity to realize a premium over the then-prevailing market prices for their shares of our common stock.

We may be required to incur significant costs and require significant management resources to evaluate our internal control over financial reporting as required under Section 404 of the Sarbanes-Oxley Act, and any failure to comply or any adverse result from such evaluation may have an adverse effect on our stock price.

We will be required to evaluate our internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act of 2002 (“Section 404 ”). We are a smaller reporting company as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended. Section 404 requires us to include an internal control report with our Annual Report on Form 10-K. That report must include management’s assessment of the effectiveness of our internal control over financial reporting as of the end of the fiscal year. This report must also include disclosure of any material weaknesses in internal control over financial reporting that we have identified. Failure to comply, or any adverse results from such evaluation could result in a loss of investor confidence in our financial reports and have an adverse effect on the trading price of our debt and equity securities.

As of December 31, 2009, the management of the Company assessed the effectiveness of the Company’s internal control over financial reporting based on the criteria for effective internal control over financial reporting established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (“ COSO ”) and SEC guidance on conducting such assessments. Management concluded, as of the end of the period December 31, 2009, that its internal controls and procedures were not effective to detect the inappropriate application of U.S. GAAP rules. Management realized there were deficiencies in the design or operation of our internal control that adversely affected our internal controls which management considers to be material weaknesses including those described below:

i)	We lack personnel with the experience to properly analyze and record complex transactions in accordance with U.S. GAAP.

ii)
We have insufficient quantity of dedicated resources and experienced personnel involved in reviewing and designing internal controls. As a result, a material misstatement of the interim and annual financial statements could occur and not be prevented or detected on a timely basis.

iii)	We have not achieved the optimal level of segregation of duties relative to key financial reporting functions.

iv)
We do not have an audit committee or an independent audit committee financial expert. While not being legally obligated to have an audit committee or independent audit committee financial expert, it is the management’s view that to have an audit committee, comprised of independent board members, and an independent audit committee financial expert is an important entity-level control over our financial statements.

v)
We did not perform an entity level risk assessment to evaluate the implication of relevant risks on financial reporting, including the impact of potential fraud related risks and the risks related to non-routine transactions, if any, on our internal control over financial reporting.  Lack of an entity-level risk assessment constituted an internal control design deficiency which resulted in more than a remote likelihood that a material error would not have been prevented or detected, and constituted a material weakness.

For the fiscal year ending December 31, 2010, our independent registered public accounting firm will be required to issue a report on management’s assessment of our internal control over financial reporting and their evaluation of the operating effectiveness of our internal control over financial reporting. Our assessment requires us to make subjective judgments and our independent registered public accounting firm may not agree with our assessment.

Achieving continued compliance with Section 404 may require us to incur significant costs and expend significant time and management resources. We cannot assure you that we will be able to fully comply with Section 404 or that, we and our independent registered public accounting firm would be able to conclude that our internal control over financial reporting is effective at fiscal year end. As a result, investors could lose confidence in our reported financial information, which could have an adverse effect on the trading price of our securities, as well as subject us to civil or criminal investigations and penalties. In addition, our independent registered public accounting firm may not agree with our management’s assessment or conclude that our internal control over financial reporting is operating effectively.

Risks Related to Our Corporate Structure

If our acquisition of GC Nordic New Energy Co., Ltd is determined to constitute a Round-trip Investment under the 2006 M&A Rules, the acquisition may be invalidated, which would materially and adversely affect our business and financial performance.

Prior to obtaining the approval from the Commerce Bureau of Wuhan City on August 5, 2009 and the business license from the Wuhan Administration for Industry and Commerce on August 10, 2009, pending the full payment of the purchase price, and prior to Luckcharm Holdings Limited purchasing 100% capital stock of GC Nordic (the “ GC Nordic Acquisition ”), GC Nordic was a PRC business whose shareholders were nine PRC individuals, of which Hou Tie Xin was the controlling shareholder holding 54.86% of its shares. When Luckcharm was incorporated on June 15, 2009 and when the GC Nordic Acquisition was approved, none of the shareholders of Luckcharm was a PRC citizen. After the GC Nordic Acquisition, Luckcharm Holdings Limited became the sole shareholder of GC Nordic. On September 30, 2009, Luckcharm, the Company, Golden Wind and a significant stockholder and former officer and director of the Company executed the Exchange Agreement and immediately after the consummation of the reverse acquisition between Luckcharm and the Company, Golden Wind, which held 100% of the equity interests of Luckcharm, became our controlling shareholder. Mr. Hou Tie Xin, Ms. Qi Na, Ms. Zhao Ying and Mr. Xu Jia Rong, who are PRC nationals and who have become officers and directors of the Company in connection with the reverse acquisition, are parties to a Call Option Agreement with Golden Wind, pursuant to which these individuals have the opportunity to acquire the shares of the Company’s common stock issued to Golden Wind as part of the reverse acquisition (the “ Shares ”). These individuals are additionally parties to a Voting Trust Agreement with Golden Wind, pursuant to which they have the right to vote the Shares on behalf of Golden Wind. The Call Option Agreement and Voting Trust Agreement were executed in conjunction with the GC Nordic Acquisition.

Article 11 and Section 4.3 of PRC 2006 M&A Rules require that an acquisition of a domestic company by an overseas company, established or controlled by a domestic company, enterprise or individual which is affiliated to the target domestic company, should be reported to the Ministry of Commerce (“MOFCOM”) for approval. Because, through the Call Option Agreement and Voting Agreement, the PRC individuals could collectively become the effective controlling party of a foreign entity, which owns Luckcharm that has acquired ownership of a PRC entity (GC Nordic), MOFCOM may take the view that the GC Nordic Acquisition, Exchange transaction, the Call Option Agreement and Voting Trust Agreement are part of an overall series of arrangements which constitute a round-trip investment under PRC 2006 M&A Rules. In the opinion of our PRC legal counsel, Global Law Office, the GC Nordic Acquisition and Call Option Agreement and Voting Trust Agreement do not constitute a round trip investment under PRC 2006 M&A Rules, and therefore no additional approval or registration is required except for the registration and approval which GC Nordic has obtained as specified in this risk factor. However, if the GC Nordic Acquisition is found to be in violation of any provision under the PRC 2006 M&A Rules, the relevant PRC authorities, including MOFCOM, which is the primary regulator of foreign investment in China, the State Administration of Foreign Exchange (“SAFE”) and the State Administration of Industry and Commerce (“SAIC”) would have broad discretion in dealing with these violations, including: discontinuing or restricting GC Nordic’s operations, requiring us or GC Nordic to restructure the relevant ownership structure, restricting or prohibiting our remittance of the dividend and our use of the proceeds of our private placement to finance our business and operations in China, or imposing conditions or requirements with which we or GC Nordic may not be able to comply. The imposition of any of these penalties would result in a material and adverse effect on our business, cash flow, results of operations, reputation and prospects, as well as our dividend distribution and price of our shares.

Risks Related to Doing Business in China

Because our assets are located overseas, shareholders may not receive distributions that they would otherwise be entitled to if we were declared bankrupt or insolvent.

All of our assets are located in the PRC. Because our assets are located overseas, our assets may be outside of the jurisdiction of U.S. courts to administer if we are the subject of an insolvency or bankruptcy proceeding. As a result, if we declared bankruptcy or insolvency, our shareholders may not receive the distributions on liquidation that they would otherwise be entitled to if our assets were to be located within the U.S., under U.S. Bankruptcy law.

Adverse changes in economic and political policies of the PRC government could have a material adverse effect on the overall economic growth of China, which could adversely affect our business.

All of our business operations are currently conducted in the PRC, under the jurisdiction of the PRC government. Accordingly, our results of operations, financial condition and prospects are subject to a significant degree to economic, political and legal developments in China. China’s economy differs from the economies of most developed countries in many respects, including with respect to the amount of government involvement, level of development, growth rate, and control of foreign exchange and allocation of resources. While the PRC economy has experienced significant growth in the past 20 years, growth has been uneven across different regions and among various economic sectors of China. The PRC government has implemented various measures to encourage economic development and guide the allocation of resources. Some of these measures benefit the overall PRC economy, but may also have a negative effect on us. For example, our financial condition and results of operations may be adversely affected by government control over capital investments or changes in tax regulations that are applicable to us. Since early 2004, the PRC government has implemented certain measures to control the pace of economic growth. Such measures may cause a decrease in the level of economic activity in China, which in turn could adversely affect our results of operations and financial condition.

Uncertainties with respect to the Chinese legal system could have a material adverse effect on us.

We conduct substantially all of our business through subsidiaries and affiliated entities in China. These entities are generally subject to laws and regulations applicable to foreign investment in China. China's legal system is based on written statutes. Prior court decisions may be cited for reference but have limited precedential value. Since 1979, Chinese legislation and regulations have significantly enhanced the protections afforded to various forms of foreign investments in China. However, since these laws and regulations are relatively new and China's legal system continues to rapidly evolve, the interpretations of many laws, regulations and rules are not always uniform and enforcement of these laws, regulations and rules involve uncertainties, which may limit legal protections available to us. In addition, any litigation in China may be protracted and result in substantial costs and diversion of resources and management attention.

New labor laws in the PRC may adversely affect our results of operations.

On January 1, 2008, the PRC government promulgated the Labor Contract Law of the PRC, or the New Labor Contract Law. The New Labor Contract Law imposes greater liabilities on employers and significantly impacts the cost of an employer’s decision to reduce its workforce. Further, it requires certain terminations to be based upon seniority and not merit. In the event we decide to significantly change or decrease our workforce, the New Labor Contract Law could adversely affect our ability to enact such changes in a manner that is most advantageous to our business or in a timely and cost effective manner, thus materially and adversely affecting our financial condition and results of operations.

Unprecedented rapid economic growth in China may increase our costs of doing business, and may negatively impact our profit margins and/or profitability.

Our business depends in part upon the availability of relatively low-cost labor and materials. Rising wages in China may increase our overall costs of production. In addition, rising raw material costs, due to strong demand and greater scarcity, may increase our overall costs of production. If we are not able to pass these costs on to our customers in the form of higher prices, our profit margins and/or profitability could decline.

Governmental control of currency conversion may affect the value of your investment.

The Chinese government imposes controls on the convertibility of RMB into foreign currencies and, in certain cases, the remittance of currency out of China. We receive substantially all of our revenues in RMB. Under our current structure, our income is primarily derived from payments from GC Nordic. Shortages in the availability of foreign currency may restrict the ability of our Chinese subsidiaries and our affiliated entity to remit sufficient foreign currency to pay dividends or other payments to us, or otherwise satisfy their foreign currency denominated obligations. Under existing Chinese foreign exchange regulations, payments of current account items, including profit distributions, interest payments and expenditures from trade-related transactions, can be made in foreign currencies without prior approval from China State Administration of Foreign Exchange by complying with certain procedural requirements. However, approval from appropriate government authorities is required where RMB is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of bank loans denominated in foreign currencies. The Chinese government may also at its discretion restrict access in the future to foreign currencies for current account transactions. If the foreign exchange control system prevents us from obtaining sufficient foreign currency to satisfy our currency demands, we may not be able to pay dividends in foreign currencies to our stockholders.

Fluctuation in the value of RMB may have a material adverse effect on your investment.

The value of RMB against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in political and economic conditions. Our revenues and costs are mostly denominated in RMB, while a significant portion of our financial assets are also denominated in RMB. We rely entirely on fees paid to us by our affiliated entity in China. Any significant fluctuation in the value of RMB may materially and adversely affect our cash flows, revenues, earnings and financial position, and the value of, and any dividends payable on, our stock in U.S. dollar. For example, an appreciation of RMB against the U.S. dollar would make any new RMB denominated investments or expenditures more costly to us, to the extent that we need to convert U.S. dollar into RMB for such purposes.

Health epidemics and other outbreaks could adversely effect our business.

Our business could be adversely affected by the effects of an epidemic outbreak, such as the SARS epidemic in April 2004 and the recent swine flu pandemic. Any prolonged recurrence of such adverse public health developments in China may have a material adverse effect on our business operations. For instance, health or other government regulations adopted in response may require temporary closure of our stores or offices. Such closures would severely disrupt our business operations and adversely affect our results of operations. We have not adopted any written preventive measures or contingency plans to combat any future outbreak of SARS, swine flu or any other epidemic.

Risks Related to an Investment in Our Securities

Our stock is categorized as a penny stock. Trading of our stock may be restricted by the SEC’s penny stock regulations which may limit a shareholder’s ability to buy and sell our stock.

Our stock is categorized as a penny stock. The SEC has adopted Rule 15g-9 which generally defines “penny stock” to be any equity security that has a market price (as defined) less than US$ 5.00 per share or an exercise price of less than US$ 5.00 per share, subject to certain exceptions. Our securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and accredited investors. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer’s confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage investor interest in and limit the marketability of our common stock.

FINRA sales practice requirements may also limit a shareholder’s ability to buy and sell our stock.

In addition to the “penny stock” rules described above, FINRA has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. The FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our stock and have an adverse effect on the market for our shares.

We expect to experience volatility in our stock price, which could negatively affect shareholders’ investments.

The market price for shares of our common stock may be volatile and may fluctuate based upon a number of factors, including, without limitation, business performance, news announcements or changes in general market conditions.

Other factors, in addition to the those risks included in this section, that may have a significant impact on the market price of our common stock include, but are not limited to:

•	receipt of substantial orders or order cancellations of products;

•	quality deficiencies in services or products;

•	international developments, such as technology mandates, political developments or changes in economic policies;

•	changes in recommendations of securities analysts;

•	shortfalls in our backlog, revenues or earnings in any given period relative to the levels expected by securities analysts or projected by us;

•	government regulations, including stock option accounting and tax regulations;

•	energy blackouts;

•	acts of terrorism and war;

•	widespread illness;

•	proprietary rights or product or patent litigation;

•	strategic transactions, such as acquisitions and divestitures;

•	rumors or allegations regarding our financial disclosures or practices; or

•	earthquakes or other natural disasters concentrated in Hubei, China where a significant portion of our operations are based.

In the past, securities class action litigation has often been brought against a company following periods of volatility in the market price of its securities. Due to changes in the volatility of our common stock price, we may be the target of securities litigation in the future. Securities litigation could result in substantial costs and divert management’s attention and resources.

To date, we have not paid any cash dividends and no cash dividends will be paid in the foreseeable future.

We do not anticipate paying cash dividends on our common stock in the foreseeable future and we may not have sufficient funds legally available to pay dividends. Even if the funds are legally available for distribution, we may nevertheless decide not to pay any dividends. We presently intend to retain all earnings for our operations.

Restrictions under PRC law on our PRC subsidiaries’ ability to make dividends and other distributions could materially and adversely affect our ability to grow, make investments or acquisitions that could benefit our business, pay dividends to investors, and otherwise fund and conduct our businesses.

Substantially all of our revenues are earned by our PRC subsidiaries. However, PRC regulations restrict the ability of our PRC subsidiaries to make dividends and other payments to their offshore parent company. PRC legal restrictions permit payments of dividend by our PRC subsidiaries only out of their accumulated after-tax profits, if any, determined in accordance with PRC accounting standards and regulations. Each of our PRC subsidiaries is also required under PRC laws and regulations to allocate at least 10% of our annual after-tax profits determined in accordance with PRC GAAP to a statutory general reserve fund until the amounts in such fund reaches 50% of our registered capital. Allocations to these statutory reserve funds can only be used for specific purposes and are not transferable to us in the form of loans, advances or cash dividends. As of December 31, 2009, the amount of our restricted net assets was US$ 17,776,327. Any limitations on the ability of our PRC subsidiaries to transfer funds to us could materially and adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our business, pay dividends and otherwise fund and conduct our business.

Our common shares are currently traded at low volume, and you may be unable to sell at or near ask prices or at all if you need to sell or liquidate a substantial number of shares at one time.

We cannot predict the extent to which an active public market for its common stock will develop or be sustained. However, we do not rule out the possibility of applying for listing on the NYSE Amex (formerly known as American Stock Exchange) or NASDAQ Capital Market or other markets.

Our common shares are currently traded, but currently with low volume, based on quotations on the “Over-the-Counter Bulletin Board”, meaning that the number of persons interested in purchasing our common shares at or near bid prices at any given time may be relatively small or non-existent. This situation is attributable to a number of factors, including the fact that we are a small company which is still relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume, and that even if we came to the attention of such persons, they tend to be risk-averse and would be reluctant to follow an unproven company such as ours or purchase or recommend the purchase of our shares until such time as we became more seasoned and viable. As a consequence, there may be periods of several days or more when trading activity in our shares is minimal or non-existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price. We cannot give you any assurance that a broader or more active public trading market for our common stock will develop or be sustained, or that trading levels will be sustained.

Shareholders should be aware that, according to SEC Release No. 34-29093, the market for “penny stocks” has suffered in recent years from patterns of fraud and abuse. Such patterns include (1) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (2) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; (3) boiler room practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; (4) excessive and undisclosed bid-ask differential and markups by selling broker-dealers; and (5) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the resulting inevitable collapse of those prices and with consequent investor losses. Our management is aware of the abuses that have occurred historically in the penny stock market and we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market. The occurrence of these patterns or practices could increase the future volatility of our share price.

Our corporate actions are substantially controlled by our principal shareholders and affiliated entities, which give these parties substantial control over matters such as the election of directors and approval of major corporate transactions and may make it difficult for shareholders to approve any matters not supported by management.

Through the Call Option Agreement and Voting Trust Agreement entered into by and between Golden Wind and certain of our officers and directors on September 30, 2009, our principal shareholders, which includes our officers and directors, and their affiliated entities, own approximately 54% of our outstanding shares of common stock. These shareholders, acting individually or as a group, could exert substantial influence over matters such as electing directors and approving mergers or other business combination transactions. In addition, because of the percentage of ownership and voting concentration in these principal shareholders and their affiliated entities, elections of our board of directors will generally be within the control of these shareholders and their affiliated entities. While all of our shareholders are entitled to vote on matters submitted to our shareholders for approval, the concentration of shares and voting control presently lies with these principal shareholders and their affiliated entities. As such, it would be difficult for shareholders to propose and have approved proposals not supported by management. There can be no assurances that matters voted upon by our officers and directors in their capacity as shareholders will be viewed favorably by all of our shareholders.

The elimination of monetary liability against our directors, officers and employees under Nevada law and the existence of indemnification rights to our directors, officers and employees may result in substantial expenditures by our company and may discourage lawsuits against our directors, officers and employees.

Our Articles of Incorporation contain a provision permitting us to eliminate the personal liability of our directors to our company and shareholders for damages for breach of fiduciary duty as a director or officer to the extent provided by Nevada law. We may also have contractual indemnification obligations under our employment agreements with our officers. The foregoing indemnification obligations could result in the Company incurring substantial expenditures to cover the cost of settlement or damage awards against directors and officers, which we may be unable to recoup. These provisions and resultant costs may also discourage our company from bringing a lawsuit against directors and officers for breaches of their fiduciary duties, and may similarly discourage the filing of derivative litigation by our shareholders against our directors and officers even though such actions, if successful, might otherwise benefit our company and shareholders.

USE OF PROCEEDS

The Selling Security Holders may sell all of the common stock offered by this Prospectus from time-to-time. We will not receive any proceeds from the sale of those shares of common stock. We may, however, receive gross proceeds of between $560,640 and $1,200,000 if all of the outstanding warrants are exercised by the Selling Security Holders for cash. This range of proceeds is due to the exercise price of the 640,000 warrants issued to the Investors being subject to adjustments as set forth in the securities purchase agreement entered into with the Investors.  For example, if our after tax net income for 2010 is less than $12,500,000 but greater than $10,000,000, the exercise price of the warrants for the Investors will be reduced to a range from $0.001 per share to under $1.00 per share.  If our after tax net income for 2010 is $10,000,000 or below, the exercise price of the warrants for the Investors will be $0.001 and we will receive aggregate gross proceeds of $640 if all of the investors exercise their warrants.  For more information on the formula for the exercise price of the warrants issued to the Investors, please refer to the section entitled “Description of Securities.” Any proceeds we receive from the cash exercise of warrants will be used for working capital and general corporate matters, which may include raw materials and inventory purchases, direct and indirect labor, and related costs that we anticipate as part of our growth. The exercise of the warrants may occur over a three year period from the date the warrants were issued. For more information on the issuance of the warrants to the Selling Security Holders, please refer to the section entitled “Selling Security Holders.”

MARKET FOR COMMON EQUITY AND RELATED
STOCKHOLDERS MATTERS

Market Information

Our common stock is not listed on any stock exchange.  Our common stock is traded over-the-counter on the Over-the-Counter Bulletin Board (“ OTCBB ”) under the symbol “GCHT”.  Our common stock has been trading on the OTCBB since May 15, 2009 and the following table sets forth the high and low bid information for our common stock for the quarters ended June 30, 2009, September 30, 2009 and December 31, 2009, as reported by the OTCBB.  The bid prices reflect inter-dealer quotations, do not include retail markups, markdowns or commissions and do not necessarily reflect actual transactions.

	Low	High
2009
May 15, 2009 – June 30, 2009	$0.00	$1.11
Quarter ended September 30, 2009	$0.93	$1.50
Quarter ended December 31, 2009	$1.09	$4.07

	Low	High
2010
Quarter ended March 31, 2010	$2.01	$3.00

As of June 4, 2010, the closing sales price for shares of our common stock was $1.48 per share on the OTCBB.

Holders

As of April 12, 2010, there were approximately 61 shareholders of record of our common stock based upon the shareholders’ listing provided by our transfer agent.  Our transfer agent is Holladay Stock Transfer Inc.  The transfer agent’s address is 2939 N 67th Place Suite C, Scottsdale, AZ 85251 and its phone number is (480) 481-3970.

Dividends

We have never paid cash dividends on our common stock.  We intend to keep future earnings, if any, to finance the expansion of our business, and we do not anticipate that any cash dividends will be paid in the foreseeable future.  Our future payment of dividends will depend on our earnings, capital requirements, expansion plans, financial condition and other relevant factors that our board of directors may deem relevant.  Our retained earnings deficit currently limits our ability to pay dividends.

Securities Authorized for Issuance under Equity Compensation Plans

None.

Issuer Purchase of Equity Securities

None.

SELECTED CONSOLIDATED FINANCIAL DATA

You should read the following selected consolidated financial data in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations ” and our consolidated financial statements and the related notes appearing elsewhere in this Prospectus.

The consolidated statements of income data for the years ended December 31, 2009, and 2008 and the consolidated balance sheet data at December 31, 2009, and 2008 are derived from our audited consolidated financial statements appearing in pages “F” of this Prospectus. The historical results are not necessarily indicative of the results to be expected in any future period.

(in US$ except loss per share data)

Income Statement Data

	Year ended December 31,
	2009	2008	2007

Revenues	12,760,248	$3,065,007	-
Cost of sales	9,792,077	2,970,613	-
Gross profit	2,968,171	94,394	-
Total operating expenses	1,129,795	546,007	344,220
Interest expense	159,229	106,231
Interest income	(47,529)	(1,405)	(2,156)
Other expense (income), net	54,356	(62,109)	(32,852)
Loss from debt extinguishment	57,802
Gain from change in fair value of warrant liability	(65,493)
Income (loss) before income tax	1,680,011	(494,330)	(309,212)
Provision (benefit) for income tax	1,340,364	(115,742)	(72,601)
Net Income (loss)	339,647	(378,588)	(236,611)
Net Income (loss) attributable to non-controlling interest	-
Net Income (loss) attributable to GC China Turbine Corp. shareholders	339,647	$(378,588)	(236,611)
Earnings (loss) per share- basic	0.01	(0.01)	(0.01)
Earnings (loss) per share-diluted	0.01	(0.01)	(0.01)
Shares used in calculating basic per share	36,899,821	32,383,808	32,383,808
Shares used in calculating diluted per share	38,115,890	32,383,808	32,383,808

Balance Sheet Data

(in US$ except loss per share data)

	As of December 31,
	2009	2008	2007
Consolidated balance sheet data:
Cash and cash equivalents	$3,803,446	$10,661	$681,165
Working capital (deficit)	19,773,438	(400,355)	(1,146,830)
Total assets	33,273,738	10,958,034	7,122,852
Convertible promissory note	1,182,750	-	-
Warrant liability	1,267,388	-	-
Other long-term liabilities	473,198	-	-
Total long-term liabilities	2,923,336	-	-
Total liabilities	13,541,588	8,797,440	6,103,869
Total equity	19,732,150	2,160,594	1,018,983

Cash Flow Data

(in US$ except loss per share data)

	Year ended December 31,
	2009	2008	2007

Net cash (used in) provided by operating activities	$(9,182,962)	$(2,369,299)	$90,669
Net cash used in investing activities	(4,350,171)	(189,643)	(1,368,190)
Net cash provided by financing activities	17,324,407	1,865,443	1,730,753
Effect of foreign currency translation on cash and cash equivalents	1,511	22,995	29,341
Net change in cash and cash equivalents	$3,792,785	$(670,504)	$482,573

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of the results of operations and financial condition for the fiscal years ended December 31, 2009, December 31, 2008 and 2007 should be read in conjunction with the financial statements and related notes and the other financial information that are included elsewhere in this Prospectus. This discussion includes forward-looking statements based upon current expectations that involve risks and uncertainties, such as our plans, objectives, expectations and intentions. Actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of a number of factors, including those set forth under the Risk Factors, Cautionary Notice Regarding Forward-Looking Statements and Business sections in this registration statement on Form S-1. We use words such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “believe,” “intend,” “may,” “will,” “should,” “could,” and similar expressions to identify forward-looking statements.

OVERVIEW

We are a leading manufacturer of 2-bladed wind turbines located in Wuhan City of Hubei Province, China. We are producing a 1.0 megawatt 2-blade wind turbine with a focus on our chosen Chinese markets. We plan to penetrate the broader reaches of the Chinese market with the launch of our larger 2.5 and 3.0 megawatt 2-blade wind turbines. The 3.0 megawatt wind turbine is targeted for offshore applications. We have already successfully won three wind farm contracts and begun delivering turbines to fulfill some of these contracts.

Reverse Acquisition

We were incorporated under the laws of the State of Nevada on August 25, 2006 under the name of Visa Dorada Corp. for the purpose of acquiring and developing mineral properties. We conducted no material operations from the date of our incorporation until October 2009. On October 30, 2009, we consummated a voluntary share exchange pursuant to the Exchange Agreement with Luckcharm, and its sole shareholder. As a result of the share exchange, we acquired all of the issued and outstanding capital stock of Luckcharm in exchange for a total of 32,383,808 shares of our common stock. Luckcharm is deemed to be the accounting acquiring entity in the share exchange and, accordingly, the financial information included in this Prospectus reflects the operations of Luckcharm, as if Luckcharm had acquired us. Upon completion of the reverse acquisition, Luckcharm became our wholly-owned direct subsidiary.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

Our management’s discussion and analysis of our financial condition and results of operations are based on our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements as well as the reported net sales and expenses during the reporting periods. On an ongoing basis, we evaluate our estimates and assumptions. We base our estimates on historical experience and on various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

While our significant accounting policies are more fully described in Note 2 to our consolidated financial statements attached hereto, we believe that the following accounting policies are the most critical to aid you in fully understanding and evaluating this management discussion and analysis:

Revenue Recognition

We recognize revenues in accordance with ASC 605-10 (pre-codification reference as Staff Accountant Board ("SAB") No.104, "Revenue Recognition"), when persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the price is fixed or determinable and collectability is reasonably assured. For an arrangement with multiple deliverables, we recognize product revenues in accordance with ASC 605-25 (pre-codification reference as Emerging Issues Task Force ("EITF") No.00-21, "Revenue Arrangements with Multiple Deliverables").

We are not contractually obligated to accept returns. The sales of goods and services involve inconsequential or perfunctory performance obligations. These obligations can include non-essential installation or training, provision of product manuals and materials, and limited, pre-scheduled technical maintenance support. When the only remaining undelivered performance obligation under an arrangement is inconsequential or perfunctory, we recognize revenue on the delivery of turbines, the predominant deliverable in the total contract and provides for the cost of the unperformed obligations. Cash advances received from customers before the revenue is earned are classified as deferred revenue.

In October 2009, the FASB published ASU 2009-13, Revenue Recognition (Topic 605) - Multiple-Deliverable Revenue Arrangements. We prospectively adopted ASU 2009-13on January 1, 2010.

ASU 2009-13 modifies the requirements for determining whether a deliverable in a multiple element arrangement can be treated as a separate unit of accounting by removing the criteria that objective and reliable evidence of fair value exists for the undelivered elements. The new guidance requires consideration be allocated to all deliverables based on their relative selling price using vendor-specific objective evidence (VSOE) of selling price, if it exists; otherwise selling price is determined based on third-party evidence (TPE) of selling price. If neither VSOE nor TPE exist, we use our best estimates of selling price (ESP) to allocate the arrangement consideration. We adopted this update under the prospective method and have applied the new guidance to agreements entered into or materially modified after January 1, 2010.

Sales of the wind turbines are considered arrangements with two deliverables, consisting of the delivery of the wind turbines and the two-year period maintenance service. Under Subtopic 605-25 (pre-codification reference as EITF 00-21, Revenue Arrangement with Multiple Deliverables), we recognized all revenue upon the delivery of the wind turbines. Applying ASU 2009-13 (pre-codification reference as EITF 08-01), we would use ESP to allocate the consideration between the delivery of the wind turbines and the two-year period maintenance service. Accordingly, revenue of the two-year period maintenance service was deferred at the time of sale and will be recognized on a straight-line basis over the two years.

For the three months ended March 31, 2010, our adoption of ASU 2009-13 decreased revenue, income before provision of income tax and net income by US$371,070, US$110,181 and US$81,534, respectively, with no impact on basic and diluted EPS, as compared to application of the previous guidance. For the three months ended March 31, 2009, there is no impact on the revenue recognized under Subtopic 605-25.

Warranty

We provide for the estimated cost of product warranties at the time revenue is recognized. However, we bear the risk of warranty claims for approximately two years after we have sold our products and recognized revenues. Because we are a relatively new company, we have a limited warranty claim period. We also engage in product quality assurance programs and processes, including monitoring and evaluating the quality of suppliers, in an effort to ensure the quality of our products and reduce our warranty exposure. As we have not experienced significant warranty claims to date, we accrue the estimated costs of such warranties based on our assessment of competitors’ accrual history while incorporating some estimates of failure rates through our quality review staff. Actual warranty costs are accumulated and charged against accrued warranty liability. Our warranty obligation will be affected not only by our product failure rates, but also by costs incurred to repair or replace failed products as well as any service delivery costs incurred in correcting a product failure. If our actual product failure rates, material usage or service delivery costs differ from our estimates, we will need to prospectively revise our estimated warranty liability accrual rate.

Allowance for doubtful accounts

We conduct credit reviews for customers to whom we extend credit terms. We estimate the amount of accounts receivable that may not be collected based on the aging of our accounts receivable and specific evidence relating to the financial condition of our customers that may affect their ability to pay their balances.

Impairment of long-lived assets

We evaluate our long-lived assets and finite-lived intangible assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset group may not be recoverable. When these events occur, we measure impairment by comparing the carrying amount of the asset group to future undiscounted net cash flows expected to result from the use of the assets and their eventual disposition. If the sum of the expected undiscounted cash flows is less than the carrying amount of the assets, we would recognize an impairment loss equal to the excess of the carrying amount over the fair value of the assets. For the periods presented, we recorded no impairment of our long-lived assets.

Inventories

Our inventories are stated at the lower of cost or net realizable value determined by the weighted average method. The valuation of inventory involves our management’s determination of the value of excess and slow moving inventory, which is based upon assumptions of future demands and market conditions. If actual market conditions are less favorable than those projected by our management, inventory write-downs may be required. We routinely evaluate quantities and value of our inventories in light of current market conditions and market trends, and record write-downs against the cost of inventories for a decline in net realizable value. Inventory write-down charges establish a new cost basis for inventory. In estimating obsolescence, we utilize our backlog information and project future demand. Market conditions are subject to change and actual consumption of inventories could differ from forecasted demand. Furthermore, the price of steel, a key raw material component in our turbines is subject to fluctuations based on global supply and demand. If actual market conditions are less favorable or other factors arise that are significantly different than those anticipated by our management, additional inventory write-downs or increases in obsolescence reserves may be required. Our management continually monitors the spot price of steel to ensure that inventory is recorded at the lower of cost or net realizable value.

Income Taxes

As required by FASB ASC No.740, “Income Taxes” (pre-codification reference as FASB Statement No.109, “ Accounting for Income Taxes” ), we periodically evaluate the likelihood of the realization of deferred tax assets, and reduces the carrying amount of these deferred tax assets by a valuation allowance to the extent we believe a portion will not be realized. We consider many factors when assessing the likelihood of future realization of our deferred tax assets, including our recent cumulative earnings experience by taxing jurisdiction, expectations of future taxable income, the carry-forward periods available to us for tax reporting purposes, and other relevant factors. Deferred income taxes are recognized for (1) temporary differences between the tax basis of assets and liabilities and their reported amounts in the financial statements, or (2) net operating loss carry forwards and credits by applying enacted statutory tax rates applicable to future years. Deferred tax assets are reduced by a valuation allowance when, in the opinion of our management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Current income taxes are provided for in accordance with the laws of the relevant taxing authorities. The components of the deferred tax assets and liabilities are individually classified as current and non-current based on the characteristics of the underlying assets and liabilities, or the expected timing of their use when they do not relate to a specific asset or liability.

Fair value of financial instruments

We estimate fair value of financial assets and liabilities as the price that would be received from the sale of an asset or paid to transfer a liability (an exit price) on the measurement date in an orderly transaction between market participants. The fair value measurement guidance establishes a three-level fair value hierarchy that prioritizes the inputs into the valuation techniques used to measure fair value. The fair value hierarchy gives the highest priority, Level 1, to measurements based on unadjusted quoted prices in active markets for identical assets or liabilities and lowest priority, Level 3, to measurements based on unobservable inputs and classifies assets and liabilities with limited observable inputs or observable inputs for similar assets or liabilities as Level 2 measurement. We determine the fair value of an asset or liability using valuation techniques that maximize the use of observable inputs.

Backlog

Our backlog consisted of 140 and 96 units of our 1.0 MW wind turbines as of December 31, 2009 and 2008, respectively.  The 140 units of backlog was consistent of an addition of 10 units in connection with our purchase contract with Shenzhen Guohan, an addition of 50 units in connection with our purchase contract with Kelipu, 40 units from the Daqing Longjiang contract and 40 units from the Wuhan Kaidi contract, offset by 6 units that were delivered in 2009 on the Daqing Longjiang contract and 10 units that were delivered in 2009 on the Wuhan Kaidi contract.

RESULTS OF OPERATIONS

Comparison of Three Month Periods Ended March 31, 2010 and March 31, 2009

Revenues

Comparison of Three Month Periods Ended March 31, 2010 and March 31, 2009

Revenues

Sales for the three months ended March 31, 2010 were US$11,997,927 compared to US$0 for the three months ended March 31, 2009. We started mass production based on orders from our customers during the second half of 2009 and twenty wind turbines were sold in the first quarter of 2010.

Cost of sales and gross profit margin

Total cost of sales for the three months ended March 31, 2010 was US$9,080,354, an increase from US$0 for the three months ended March 31, 2009. Gross profit for the three months ended March 31, 2010 was US$2,917,573 or 24.32% of net sales.

The largest component of our cost of sales, raw materials, consists of components, fittings and materials used in the manufacture of our wind turbines. Most of these raw materials are procured within China. With the anticipated growth of the wind power industry in China, management expects that the manufacturing capacity of the parts and components of our wind turbines will also continue to grow and result in decreased costs for these raw materials within our industry. In addition, if we are able to grow successfully and increase production, management believes we will be able to negotiate better pricing on raw materials through higher volume purchase and more efficiently utilize its manufacturing capacity resulting in a lower average cost of production per unit.

Operating expenses

Selling expenses for the three months ended March 31, 2010 increased by US$42,079 from US$10,812 for the three months ended March 31, 2009 to US$52,891. In order to develop our markets and capture market share, we increased our sales force by three additional staff and selling and marketing expenses for the three months ended March 31, 2010, including salaries and bonus, traveling expenses, marketing and other expenses.

Research and development expenses were US$152,964 for the three months ended March 31, 2010 compared to US$24,383 for the three months ended March 31, 2009. We incorporated Guoce Nordic AB in Sweden on December 30, 2009, which is engaged in 2.5MW and 3.0MW wind turbine research. The increase was primarily attributable to the research and development activities of the 2.5MW and 3.0MW wind turbine during the first quarter of 2010.

General and administrative expenses increased by US$429,343 from US$83,388 for the three months ended March 31, 2009 to US$512,731 for the three months ended March 31, 2010. With the development of the business, we hired 19 additional employees associated with administrative activities, which led to significant increase of management costs, such as salary and bonus, office expense and traveling expense. Furthermore, our legal and auditing fees increased by US$286,114 in the three months ended March 31, 2010 for expenses associated with the filing of our registration statement on Form S-1 and annual report on Form 10-K.

Interest expense

Interest expenses were US$8,462 for the three months ended March 31, 2010 compared to US$46,874 for the three months ended March 31, 2009. Interest expenses for the three months ended March 31, 2010 were interest expense paid on discounted notes from the bank. The decrease was due to the repayment of bank loan in July 2009 upon maturity.

Interest income

Interest income was US$37,814 for the three months ended March 31, 2010 compared to US$21 for the three months ended March 31, 2009. The increase of bank balance is the main reason for the increase of interest income.

Gain from change in fair value of warrant liability

We recorded a gain on fair value change of US$268,486 of the warrant liability for the three months ended March 31, 2010. In conjunction with the private placement offering of 6,400,000 common shares on October 30, 2009, we granted warrants to each investor in an amount equal to 10% of purchased common shares, or a total of 640,000 shares. The warrants had an exercise price of $1.00 per share and were exercisable any time within three years from the date of issuance. However if the fiscal year 2010 after tax net income (ATNI) is less than a guaranteed $12,500,000, we will reduce the exercise price of each warrant to equal to Adjusted Exercise Price in accordance to a pre-set formula, provided that if the Adjusted Exercise Price is negative, the Adjusted Exercise Price will be deemed to equal to $0.001 per share. We recorded the fair value of the warrants of US$1,332,881 on day 1 as warrant liability in the consolidated balance sheets as the warrants do not qualify for equity classification under US GAAP. The warrant liability was re-measured at fair value of US$998,902 and US$1,267,388 at March 31, 2010 and December 31, 2009, respectively. The fair value change of US$268,486 from December 31, 2009 was recorded as gain on change in fair value of warrant liability in the consolidated statements of operations for the three months ended March 31, 2010.

Provision (benefit) for income tax

Income tax provision for the three months ended March 31, 2010 was US$648,840 compared to income tax benefit of US$131,990 for the three months ended March 31, 2009. The effective tax rates for the three months ended March 31, 2010 and 2009 are 26% and 80%, respectively. Effective tax rate for the three months ended March 31, 2009 is mainly attributable to $3,300,000 cash consideration paid by Luckcharm to the Founders during the recapitalization which was deemed as capital contribution subject to PRC income tax in fiscal year 2009.

Net income attributable to shareholders

Net income attributable to shareholders for the three months ended March 31, 2010 was US1,868,851, an increase of US$1,902,297 from net loss attributable to shareholders of US$33,446 for the three months ended March 31, 2009. This is mainly due to the obvious rise of revenue for the three months ended March 31, 2010 of US$11,997,927 compared to US$0 for the three months ended March 31, 2009.

Comparison of Years Ended December 31, 2009 and December 31, 2008

The following table sets forth the results of our operations for the periods indicated as a percentage of net sales:

	Year ended December 31,
	2009		2008
	(in US$, except for percentages)
Revenue	$12,760,248	100.00%	$3,065,007	100.00%
Cost of sales	9,792,077	76.74%	2,970,613	96.92%
Gross profit	2,968,171	23.26%	94,394	3.08%
Operating expense	1,129,795	8.85%	546,007	17.81%
Profit (loss) from operations	1,838,376	14.41%	(451,613)	(14.73)%
Other, net	158,365	1.24%	42,717	1.39%
Provision (benefit) for income tax	1,340,364	(10.50)%	(115,742)	3.78%
Profit (loss) from operations	$339,647	2.67%	$(378,588)	(12.34)%

Sales

Sales for the year ended December 31, 2009 were US$12,760,248 compared to US$3,065,007 for the year ended December 31, 2008. This increase of $9,695,241, or 316%, was due to an increase in the number of units sold during 2009 as compared with 2008. Production of our wind turbines began during 2008, and four wind turbines were sold the whole 2008. Our production facilities were operational for all of 2009, during which we recorded sales of 16 units of 1.0 MW wind turbines. We started mass production based on orders from our customers during the second half of 2009, and we expect to have sales during every quarter of fiscal 2010.

Cost of Sales and Gross Profit Margin

The following table sets forth the components of our cost of sales and gross profit both in absolute amount and as a percentage of total net sales for the periods indicated.

	Year ended December 31,
	2009		2008
	(in US$, except for percentages)
Total Net Sales	$12,760,248	100.00%	$3,065,007	100.00%
Raw materials	8,358,180	65.50%	2,235,843	72.95%
Labor	31,055	0.24%	9,095	0.30%
Other and Overhead	1,402,842	11%	725,675	23.67%
Total Cost of Sales	9,792,077	76.74%	2,970,613	96.92%
Gross Profit	$2,968,171	23.26%	94,394	3.08%

Total cost of sales for the year ended December 31, 2009 was US$9,792,077, an increase from US$ 2,970,613 in 2008. Gross profit for fiscal year ended 2009 was US$2,968,171 or 23.26% compared to 3.08% for fiscal year 2008.  The increase in gross profit as a percentage of total net sales is due to the allocation of our overhead expenses over a larger number of units sold in 2009 as compared to the fiscal year 2008.  As compared to the cost of raw materials expenses and labor, which are directly tied to our net sales, our overhead expenses are generally fixed or increase or decrease at a much lower rate than net sales.  We started mass production starting from the second half of 2009 and recognized revenue of 16 wind turbines. While in 2008, only 4 wind turbines were sold during the whole year.

The largest component of our cost of sales, raw materials, consists of components, fittings and materials used in the manufacture of our wind turbines. Most of these raw materials are procured within China. With the anticipated growth of the wind power industry in China, management expects that the manufacturing capacity of the parts and components of our wind turbines will also continue to grow and result in decreased costs for these raw materials within our industry. In addition, if we are able to grow successfully and increase production, management believes we will be able to negotiate better pricing on raw materials through higher volume purchase and more efficiently utilize its manufacturing capacity resulting in a lower average cost of production per unit.

Operating Expenses, interest expense (income) and other expense (income)

	For the year ended December 31,
	2009		2008
	$	% of Total Net Sales	$	% of Total Net Sales
	(in US$, except for percentages)
Gross profit	$2,968,171	23.26%	$94,394	3.08%
Operating expenses:
Selling expenses	144,440	1.13%	57,925	1.89%
Research and development expenses	90,437	0.71%	94,300	3.07%
General and administrative expenses	973,965	7.63%	393,782	12.85%
Other operation income	(79,047)	0.62%	-	-%
Total	1,129,795	8.85%	546,007	17.81%
Income (loss) from operations	1,838,376	14.41%	(451,613)	(14.73)%
Interest Expense	159,229	1.25%	106,231	3.47%
Interest Income	(47,529)	0.37%	(1,405)	0.05%
Other expense (income), net	54,356	0.43%	(62,109)	2.03%
Loss from debt extinguishment	57,802	0.44%	-	-%
Gain from change in fair value of warrant liability	(65,493)	0.51%	-	-%
Provision (benefit) for income tax Benefit	1,340,364	10.50%	(115,742)	3.78%
Net Income (loss)	$339,647	2.67%	$(378,588)	(12.34)%

Operating Expense

Selling expenses in 2009 increased by US$ 86,515 from US$ 57,925 in 2008 to US$144,440 in 2009.  In order to develop our markets and capture market share, we increased our sales force and certain selling expenses for the year ended 2009, including salaries and bonus, traveling expenses, marketing and other expenses.

Research and development expenses were US$ 90,437 for the fiscal year ended December 31, 2009 compared to US$ 94,300 for the fiscal year ended December 31, 2008.  Research and development expenses were primarily attributable to the patent amortization of the 1.5MW wind turbine for both 2009 and 2008.

General and administrative expenses increased by US$580,183 from US$393,782 in 2008 to US$973,965 in 2009. Due to the financing activities during fiscal year 2009, our legal and auditing fees increased accordingly. Furthermore, with the development of the business, we hired additional employees associated with administrative activities, which led to significant increase of management costs, such as salary and bonus, office expense and traveling expense.

In 2009, we received unrestricted government subsidies from local government agency allowing us full discretion in the fund utilization of $79,047, which was recorded in other operating income in the consolidated statements of income. In 2008, we received a government grant, which is related to our activities in research and development projects, from a local government agency in the amount of $42,435. We recorded the government grant against the research and development expenses when incurred.

Interest Expenses

Interest expenses were US$ 159,229 in 2009 compared to US$106,231 in 2008. Interest expenses were primarily due to the bank loan we borrowed in fiscal 2008, which was repaid in July 2009 upon maturity. There was interest expense associated with the extinguished promissory note in the amount of $48,720 in fiscal year 2009, which was the main reason for the increase of interest expenses when compared with fiscal year 2008.

Interest Income

Interest income were US$ 47,529 for the year ended 2009 compared to US$1,405 for the year ended 2008. The increase of bank balance is the main reason for the increase of interest income.

Other expense (income), net

Other expense (income), net for 2009 and 2008 amounted to US$54,356 and US$ (62,109), respectively, a decrease of US$ 116,465. The decrease was mainly due to the foreign exchange loss resulting from overseas raw materials purchases caused by the devaluation of the RMB against the Euro. We purchase most of the raw materials from suppliers in China now, and management does not believe further devaluation of the RMB against the Euro would result in significant foreign exchange losses in future periods.

Loss from debt extinguishment

We recorded a loss on debt extinguishment of US$57,802 for the year ended at December 31, 2009. On June 8, 2009, we issued a promissory note of $600,000 to New Margin ("New Margin Note") and a promissory note of $415,000 to Coach Capital LLC (“Coach Note”), respectively. On October 30, 2009, the New Margin Note and the Coach Note were assigned to Clarus and superseded by a promissory note to Clarus in the principal amount of $1,000,000. All accrued but unpaid interest on the New Margin Note and the Coach Note was waived. We accounted for the assignment and modification of the Coach Note as a debt extinguishment, and recorded a loss on debt extinguishment of US$57,802 in the consolidated statements of operations. We accounted for the assignment and modification of the New Margin Note as a capital transaction given New Margin's equity shareholder capacity on the extinguishment date. The amount that otherwise would have been recognized as loss on debt extinguishment, or $83,478, was recorded against additional paid-in capital.

Gain from change in fair value of warrant liability

We recorded a gain on fair value change of US$65,493 of the warrant liability. In conjunction with the private placement offering of 6,400,000 common shares on October 30, 2009, we granted warrants to each investor in an amount equal to 10% of purchased common shares, or a total of 640,000 shares. The warrants had an exercise price of $1.00 per share and were exercisable any time within three years from the date of issuance. However if the fiscal year 2010 after tax net income (ATNI) is less than a guaranteed $12,500,000, we will reduce the exercise price of each warrant to equal to Adjusted Exercise Price in accordance to a pre-set formula, provided that if the Adjusted Exercise Price is negative, the Adjusted Exercise Price will be deemed to equal to $0.001 per share. We recorded the fair value of the warrants of $1,332,881 as warrant liability in the consolidated balance sheets as the warrants do not qualify for equity classification under US GAAP. The warrant liability was re-measured at fair value of $1,267,388 at December 31, 2009. The fair value change of $65,493 was recorded as gain on change in fair value of warrant liability in the consolidated statements of operations.

Provision (benefit) for Income Tax

Income tax provision for 2009 was US$1,340,364 compared to income tax benefit of US$115,742 for 2008.
The actual effective tax rates for the year ended December 31, 2009 and 2008 are 80% and 23%, respectively. The increase of the effective tax rate is mainly attributable to the income tax liability of $825,000 arising from the $3,300,000 cash consideration paid by Luckcharm to the Founders during the recapitalization which was deemed as capital contribution subject to PRC income tax.

Net Income (loss)

Net profit in 2009 was US$339,647, an increase of US$718,235 from net loss US$378,588 in 2008. This is mainly due to the obvious rise of revenue in 2009, revenue achieved US$12,760,248 in 2009 with US$9,695,241 increase comparing with 2008, represented a 316% growth rate. Most of these raw materials are procured within China now, which reduced the unit cost of the wind turbines by US$130,648 and this is also a main reason for the increase of the net profit. The largest component of our cost of sales, raw materials, consists of components, fittings and materials used in the manufacture of our wind turbines. With the anticipated growth of the wind power industry in China, management expects that the manufacturing capacity of the parts and components of our wind turbines will also continue to grow and result in decreased costs for these raw materials within our industry. In addition, if we are able to grow successfully and increase production, management believes we will be able to negotiate better pricing on raw materials through higher volume purchase and more efficiently utilize its manufacturing capacity resulting in a lower average cost of production per unit.

Comparison of Years Ended December 31, 2008 and December 31, 2007

The following table sets forth the results of our operations for the periods indicated as a percentage of net sales:

Results of Operations

	Year ended December 31,
	2008		2007
	(in US$, except for percentages)
Sales	$3,065,007	100.00%	$-	-%
Cost of sales	2,970,613	96.92%	-	-%
Gross profit	94,394	3.08%	-	-%
Operating expense	546,007	17.81%	344,220	-%
Loss from operations	(451,613)	(14.73)%	(344,220)	-%
Other, Net	42,717	1.39%	(35,008)	-%
Income tax benefit	115,742	3.78%	72,601	-%
Loss from operations	$(378,588)	(12.35)%	$(236,611)	-%

Sales

Sales for the year ended December 31, 2008 were US$ 3,065,007 compared to US$ 0 for the year ended December 31, 2007.  We executed our first contract with our first and sole customer during fiscal 2007 but we did not realize the sales until we delivered our wind turbines in fiscal 2008.  The increase was due to sales of four wind turbines to our first and sole customer during fiscal 2008.

Cost of Sales and Gross Profit Margin

The following table sets forth the components of our cost of sales and gross profit both in absolute amount and as a percentage of total net sales for the periods indicated.

	Year ended December 31,
	2008		2007
	(in US$, except for percentages)
Revenue	$3,065,007	100.00%	$-	-%
Raw materials	2,235,843	72.95%	-	-%
Labor	9,095	.30%	-	-%
Other and Overhead	725,675	23.67%	-	-%
Total Cost of Sales	2,970,613	96.92%	-	-%
Gross Profit	$94,394	3.08%	-	-%

Total cost of sales for the year ended December 31, 2008 was US$ 2,970,613, an increase from US$ 0 in 2007. Gross profit for fiscal year ended 2008 was US$ 94,394 or 3.08% compared to US$ 0 for fiscal year 2007.  Since we did not start manufacturing until the second half of 2008, we allotted the manufacturing expenses of fiscal 2008 to four wind turbines that we sold to customers.  Thus, this resulted in a higher cost basis and a lower gross profit, which does not sufficiently reflect our earning capacity.

The above-mentioned increases were due to sales to our first and sole customer during fiscal year 2008 compared to fiscal year 2007.

Selling, General and Administrative Expenses

	For the year ended December 31,
	2008		2007
	$	% of Total Net Sales	$	% of Total Net Sales
	(in US$, except for percentages)
Gross profit	$94,394	3.08%	$-	-%
Operating expenses:
Selling expenses	57,925	1.88%	8,895	-%
Research and development expenses	94,300	3.08%	-	-%
General and administrative expenses	393,782	12.85%	335,325	-%
Total	546,007	17.81%	344,220	-%
Loss from operations	(451,613)	(14.73)%	(344,220)	-%
Interest Expense	106,231	3.47%	-	-%
Interest Income	(1,405)	0.05%	(2,156)	-%
Other, Net	(62,109)	2.03%	(32,852)	-%
Income Tax Benefit	115,742	3.78%	72,601	-%
Net Loss	$(378,588)	12.35%	$(236,611)	-%

Operating Expense

Selling expenses in 2008 increased by US$ 49,030 from US$ 8,895 in 2007 to US$ 57,925 in 2008. In order to develop our markets and capture market share, we increased our sales force and certain selling expenses for the year ended 2008 including salaries, traveling, marketing and other expenses.

Research and development expenses were US$ 94,300 for the fiscal year ended December 31, 2008 compared to US$ 0 for the fiscal year ended December 31, 2007. The increase in research and development expenses was primarily attributable to the patent amortization of the 1.5MW wind turbine, which occurred in fiscal 2008 in the amount of US$ 94,300.

General and administrative expenses increased by US$ 58,457 from US$ 335,325 in 2007 to US$ 393,782 in 2008. The increase was mainly due to the expansion of our business, hiring of more employees associated with administrative activities, and an increase in legal and audit expenses incurred from our financing activities.

Interest Expenses

Interest expenses were US$ 106,231 in 2008 compared to US$ 0 in 2007. The increase in interest expenses was primarily due to an interest payment we made in fiscal 2008 for a bank loan we borrowed in fiscal 2008.

Interest Income

Interest income were US$ (1,405) for the year ended 2008 compared to US$ (2,156) for the year ended 2007.

Other, Net

Other, net for 2007 and 2008 amounted to US$ 32,858 and US$ 62,109, respectively. The increase of other, net in 2008 was mainly due to an increase in foreign exchange gain of imported components compared to 2007.

Income Tax Benefit

Income tax benefit for 2008 was US$ 115,742 compared to US$ 72,601 for 2007, an increase of 59.4%. The increase in income tax benefit for 2008 was attributable to an increase of accumulated net operating loss.

Net Loss

Net loss in 2008 was US$ 378,588, an increase of US$ 141,977 from US$ 236,611 in 2007. This increase was mainly attributable to the increase of our operational expenses in 2008. Even though our gross profit for 2008 increased by US$ 94,394 compared to 2007, we still suffered a greater net loss due to the operational expenses we incurred in 2008.

LIQUIDITY AND CAPITAL RESOURCES

Quarter Ended March 31, 2010

As of March 31, 2010, we had cash and cash equivalents of US$4,295,897, other current assets of US$31,357,575 and current liabilities of US$14,120,450. Other current assets included US$3,222,824 six-months term deposit and US$386,263 restricted cash used as security against bank drafts which are used as short term instruments to reduce financing cost.

Substantially all of our revenues are earned by our PRC subsidiaries. However, PRC regulations restrict the ability of our PRC subsidiaries to make dividends and other payments to their offshore parent company. PRC legal restrictions permit payments of dividend by our PRC subsidiaries only out of their accumulated after-tax profits, if any, determined in accordance with PRC accounting standards and regulations. Each of our PRC subsidiaries is also required under PRC laws and regulations to allocate at least 10% of our annual after-tax profits determined in accordance with PRC GAAP to a statutory general reserve fund until the amounts in such fund reaches 50% of our registered capital. Allocations to these statutory reserve funds can only be used for specific purposes and are not transferable to us in the form of loans, advances or cash dividends. As of December 31, 2009, the amount of our restricted net assets was US$17,776,327.

Our cash needs are primarily for working capital to support our operations and the purchase of raw materials related to the commencement of our mass production. We presently finance our operations through revenue from the sale of our products and services, and the private placement of equity and debt securities. We believe that our existing capital resources are sufficient to meet our current obligations and operating requirements, but will not be sufficient to meet our more aggressive growth plans and that we will need to raise additional capital in the next 12 months. We will consider debt or equity offerings or institutional borrowing as potential means of financing, however, there are no assurances that we will be successful or that we will obtain terms that are favorable to us. Our ability to raise capital is subject to approval by our existing investors, NewMargin, Ceyuan LP and Ceyuan LLC pursuant to an investor rights agreement. As such, we may not be able to accept certain available financing offers if we do not receive the approval of NewMargin, Ceyuan LP and Ceyuan LLC. If we are unable to reach an agreement with NewMargin, Ceyuan LP and Ceyuan LLC regarding future financing opportunities, that could adversely affect our ability to meet our business objectives.

Our liquidity could be further impacted by external factors such as any significant changes in the market price of electricity, increase in the price of commodities, the elimination of government subsidies and costly litigation. Each or a combination of such factors may result in lower sales, increased expenses and costs and result in lower profitability and cash flow, thus reducing our liquidity.

Net cash provided by operating activities for the three months ended March 31, 2010 was US$966,849 compared with net cash used in operating activities of US$266,478 for the three months ended March 31, 2009. Net cash provided by operating activities for the first quarter of 2010 is mainly due to net income of US$1,846,699 and non-cash items not affecting cash flows of US$196,767. We began mass production in the second half year in 2009 and delivered 20 sets of wind turbines in the first quarter of 2010, which made an increase of account receivable in the amount of US$9,130,921 and a decrease of US$3,888,381 for inventory, respectively. Advance to suppliers decreased by US$847,131 due to the arrival of raw material purchased in late 2009. The increase of account payable and other current liability is US$3,712,326, mainly due to purchase of raw materials and VAT payable, warranty accrual and other royalty accrual.

Net cash used in investing activities was US$475,390 for the three months ended March 31, 2010, compared with US$3,455 used in investing activities for the three months ended March 31, 2009. This increase in cash used in investing activities was primarily related to an increase in short-term investment of US$3,222,384 six months term deposit and a decrease of US$2,494,489 restricted cash.

Net cash provided by financing activities was US$0 for the three months ended March 31, 2010, compared with US$261,535 for the three months ended March 31, 2009. The amount of US$261,535 net cash provided by financing activities in the first quarter of 2009 was primarily from related party borrowings.

Fiscal Year Ended December 31, 2009

As of December 31, 2009, we had cash and cash equivalents of US$3,803,446, other current assets of US$ 26,588,244 and current liabilities of US$10,618,252. Other current assets included US$2,880,281 of restricted cash, which consists of bank demand deposits used as security against bank drafts which are used as short term instruments to reduce financing cost.

Our cash needs are primarily for working capital to support our operations and the purchase of raw materials related to the commencement of our mass production. We presently finance our operations through revenue from the sale of our products and services, and the private placement of equity and debt securities. We have significant capital needs in the next 12 months in order to grow our customer base, increase revenue and expand our operations. Purchase commitments include $28,353,431 for raw materials and capital commitments include $993,079 for asset improvements and plant expansion. We believe that our existing capital resources is sufficient to meet our current obligations and operating requirements, but will not be sufficient to meet our more aggressive growth plans and that we will need to raise additional capital in the next 12 months. We will consider debt or equity offerings or institutional borrowing as potential means of financing, however, there are no assurances that we will be successful or that we will obtain terms that are favorable to us. Our ability to raise capital is subject to approval by our existing investors, NewMargin, Ceyuan LP and Ceyuan LLC pursuant to an investor rights agreement. As such, we may not be able to accept certain available financing offers if we do not receive the approval of NewMargin, Ceyuan LP and Ceyuan LLC. If we are unable to reach an agreement with NewMargin, Ceyuan LP and Ceyuan LLC regarding future financing opportunities, that could adversely affect our ability to meet our business objectives.

Our liquidity could be further impacted by external factors such as any significant changes in the market price of electricity, increase in the price of commodities, the elimination of government subsidies and costly litigation. Each or a combination of such factors may result in lower sales, increased expenses and costs and result in lower profitability and cash flow, thus reducing our liquidity.

Net cash used in operating activities for 2009 was US$9,182,962 compared with net cash used in operating activities of US$2,369,299 for 2008. The increase in net cash used in operating activities for 2009 was mainly due to a US$20,173,793 increase in working capital attributable to activities associated with our commencement of mass production. With the delivery of sixteen sets of wind turbine in 2009, our accounts receivable balance increased US$8,925,117. As the entity commenced mass production in 2009, the purchase of the raw material led to a US$1,701,662 increase in our inventory balance. The advance to suppliers increased US$2,735,602 due to prepayment of the raw material purchased in late 2009. Other current liabilities increased US$1,755,564 and mainly include VAT payable, warranty accrual and other royalty accrual. Net cash used in operating activities for 2008 was mainly due to changes in working capital for 2008 primarily related to a US$2,724,470 decrease in advance to suppliers due to the arrival of the raw material purchased in late 2008, and a US$342,509 increase in deferred revenue because of the prepayment received from a customer. Such amounts were offset by increases in accounts receivable and advance to suppliers of US$3,090,202 and US$3,138,119, respectively.

Net cash used in investing activities was US$4,350,171 for 2009, compared with US$189,643 used in investing activities for 2008. This increase in cash used in investing activities was primarily related to an increase in loans made to related parties and an increase in restricted cash. Loans to related parties increased to US$1,696,774 in 2009 from US$0 in 2008, the most significant of which was US$1,430,087 owed from Wuhan Guoce Science & Technology Corp. which is an electric power equipment manufacturer controlled by Hou Tiexin (Controlling shareholder of the Group). Restricted cash increased to US$2,878,941 in 2009 from US$0 in 2008. As noted above, restricted cash consists of bank demand deposits used as security against bank drafts which are used as short term instruments to reduce financing cost. Capital expenditures increased US$280,560 in 2009, compared to an increase of US$118,869 in 2008. This increase resulted primarily from increases in machinery, tools, and other equipment used as we commenced mass production activities in 2009.

Net cash provided by financing activities was US$17,324,407 in 2009, compared with US$$1,865,443 in 2008. This increase was due to an overall increase in our capital raising activities used to support operations related to the commencement of our mass production. The primary financing activities included our receipt net cash proceeds of $7,275,014 from an October 2009 private placement offering under which 6,400,000 common shares were issued to third party investors at $1.25 per share. We also executed convertible promissory notes in favour of New Margin, Ceyuan LP and Ceyuan LLC for net proceeds of US$9,906,115. The proceeds from our capital raising activities were primarily offset by repayments of short-term borrowings, including US$2,195,808 repaid on bank borrowings and US$4,727,779 repaid to related parties.

CONTRACTUAL OBLIGATIONS AND OFF-BALANCE SHEET ARRANGEMENTS

Contractual Obligations

We have certain fixed contractual obligations and commitments that include future estimated payments. Changes in our business needs, cancellation provisions, changing interest rates, and other factors may result in actual payments differing from the estimates. We cannot provide certainty regarding the timing and amounts of payments. We have presented below a summary of the most significant assumptions used in its determination of amounts presented in the tables, in order to assist in the review of this information within the context of its consolidated financial position, results of operations, and cash flows.

The following tables summarize our contractual obligations as of December 31, 2009, and the effect these obligations are expected to have on its liquidity and cash flows in future periods.

	Payments Due by Period
	Total	Less than 1 year	1-3 Years	3-5 Years	5 Years +

Contractual obligations:
Capital obligations	$993,079	$993,079	$-	$-	$-
Purchase obligations	$28,353,431	$26,655,730	$1,697,701	$-	$-
Total contractual obligations:	$29,346,510	$27,648,809	$1,697,701	$-	$-

Capital obligations include the items that have not been carried out under current contracts with our suppliers. Purchase obligations consist of expenses on purchasing components, such as gear box, power generator, and blades, etc.

Off-Balance Sheet Arrangements

We have provided a guarantee to Guoce Science and Technology Co., LTD. for its loan with Guangdong Development Bank of a principal of US$3,222,824 (RMB22,000,000) and a maturity date of October 2010. We did not record any contingent loss regarding the guarantee as we believed the probability to make payment is remote. We have not entered into any derivative contracts that are indexed to our shares and classified as shareholder’s equity or that are not reflected in our consolidated financial statements. Furthermore, we do not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to such entity. We do not have any variable interest in any unconsolidated entity that provides financing, liquidity, market risk or credit support to us or engages in leasing, hedging or research and development services with us.

Recent Accounting Pronouncements

In January 2010, the FASB issued ASU 2010-06, Improving Disclosures about Fair Value Measurements. The ASU amends ASC 820 (formerly Statement No. 157, Fair Value Measurements) to add new requirements for disclosures about transfers into and out of Levels 1 and 2 and separate disclosures about purchases, sales, issuances, and settlements relating to Level 3 measurement on a gross basis rather than as a net basis as currently required. ASU 2010-06 also clarifies existing fair value disclosures about the level of disaggregation and about inputs and valuation techniques used to measure fair value. ASU 2010-06 is effective for annual and interim periods beginning after December 15, 2009, except for the requirement to provide the level 3 of purchases, sales, issuances, and settlements on a gross basis, which will be effective for annual and interim periods beginning after December 15, 2010. Early application is permitted and in the period of initial adoption, entities are not required to provide the amended disclosures for any previous periods presented for comparative purposes. We are currently evaluating the impact of adoption on its consolidated financial statements.

In January 2010, the FASB issued ASU 2010-05, “Compensation — Stock Compensation (Topic 718) — Escrowed Share Arrangements and the Presumption of Compensation (previously EITF Topic D-110, “Escrowed Share Arrangements and the Presumption of Compensation”). This ASU provides the SEC Staff’s views on overcoming the presumption that for certain shareholders escrowed share arrangements represent compensation. The SEC Staff believes that an escrowed share arrangement in which the shares are automatically forfeited if employment terminates is compensation, consistent with the principle articulated in ASC 805, “Business Combinations”. The adoption of ASU 2010-05 did not have a material impact on the Group’s consolidated financial statements.

In December 2009, the FASB issued ASU 2009-17, Consolidations (Topic 810) – Improvements to Financial Reporting by Enterprises Involved with Variable Interest Entities which amends the FASB Accounting Standards Codification for the issuance of FASB Statement No. 167, Amendments to FASB Interpretation No. 46(R), issued by the FASB in June 2009. The amendments in this ASU replace the quantitative-based risks and rewards calculation for determining which reporting entity, if any, has a controlling financial interest in a variable interest entity with an approach primarily focused on identifying which reporting entity has the power to direct the activities of a variable interest entity that most significantly impact the entity's economic performance and (1) the obligation to absorb the losses of the entity or (2) the right to receive the benefits from the entity. ASU 2009-17 also requires additional disclosure about a reporting entity's involvement in variable interest entities, as well as any significant changes in risk exposure due to that involvement. ASU 2009-17 is effective for annual and interim periods beginning after November 15, 2009. Early application is not permitted. We have adopted ASU 2009-17 on January 1, 2010. The Group considers that the adoption of ASU 2009-17 has no significant impact on its consolidated financial statements.

In October 2009, the FASB published FASB ASU 2009-13, Revenue Recognition (Topic 605) - Multiple-Deliverable Revenue Arrangements. ASU 2009-13 addresses the accounting for multiple-deliverable arrangements to enable vendors to account for products or services (deliverables) separately rather than as a combined unit. Specifically, this guidance amends the criteria in ASC Subtopic 605-25, Revenue Recognition-Multiple-Element Arrangements, for separating consideration in multiple-deliverable arrangements. This guidance establishes a selling price hierarchy for determining the selling price of a deliverable, which is based on: (a) vendor-specific objective evidence if available; (b) third-party evidence if vendor-specific objective is not available; or (c) estimated selling price if neither vendor-specific objective evidence nor third-party evidence is available. This guidance also eliminates the residual method of allocation and requires that arrangement consideration be allocated at the inception of the arrangement to all deliverables using the relative selling price method. In addition, this guidance significantly expands required disclosures related to a vendor's multiple-deliverable revenue arrangements. The provisions of ASU 2009-13 are effective prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010. Early adoption is permitted. We are currently evaluating the impact of adoption on its consolidated financial statements.

In November 2008, the Emerging Issues Task Force ("EITF") reached a consensus-for exposure on Accounting Standards Update No. 09-13," Revenue Recognition (Topic 605): Multiple-Deliverable Revenue Arrangements—a consensus of the FASB Emerging Issues Task Force ", ASU 09-13 (pre-codification reference as EITF Issue No. 08-1, " Revenue Arrangements with Multiple Deliverables ", or EITF 08-1) which was subsequently ratified by the FASB and confirmed at its September 2009 meeting. The Task Force discussed a model that would amend ASC No.605-25 " Revenue Arrangements with Multiple Deliverables " (pre-codification reference as EITF No.00-21) to require an entity to estimate the selling price for all units of accounting, including delivered items, when vendor-specific objective evidence or acceptable third-party evidence of the selling price does not exist for them, and eliminate the residual allocation method and require an entity to apply the relative selling price allocation method in all circumstances. ASU 09-13 will be effective for fiscal years beginning on or after June 15, 2010. Entities can elect to apply this Issue (1) prospectively to new or materially modified arrangements after the Issuer’s effective date or (2) retrospectively for all periods presented. Early application is permitted. We are now evaluating the possible impact on our consolidated financial statements.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

We not use derivative financial instruments in our investment portfolio and have no foreign exchange contracts. Our financial instruments consist of cash, accounts receivable, amount due from related parties, accounts payable, advance to suppliers, short-term borrowings, warrants, and convertible notes. The objective of our policies is to mitigate potential income statement, cash flow and fair value exposures resulting from possible future adverse fluctuations in rates. We evaluate our exposure to market risk by assessing the anticipated near-term and long-term fluctuations in interest rates and foreign exchange rates. This evaluation includes the review of leading market indicators, discussions with financial analysts and investment bankers regarding current and future economic conditions and the review of market projections as to expected future rates.

Interest Rates. We did not experience any material changes in interest rate exposures during 2007, 2008 and 2009. Hence, the effect of the fluctuations of the interest rates is considered minimal to our business operations. Based upon economic conditions and leading market indicators at December 31, 2009, we do not foresee a significant adverse change in interest rates in the near future and do not use interest rate derivatives to manage exposure to interest rate changes.

Foreign Exchange Rates. The value of the RMB against the U.S. dollar and other currencies is affected by, among other things, changes in China’s political and economic conditions. Since July 2005, the RMB has no longer been pegged to the U.S. dollar. The RMB may appreciate or depreciate significantly in value against the U.S. dollar in the medium to long term. Moreover, it is possible that in the future, PRC authorities may lift restrictions on fluctuations in the RMB exchange rate and lessen intervention in the foreign exchange market.

Because substantially all of our earnings, cash and assets are denominated in RMB, appreciation or depreciation in the value of the RMB relative to the U.S. dollar would affect our financial results reported in U.S. dollar terms without giving effect to any underlying change in our business or results of operations. As a result, we face exposure to adverse movements in currency exchange rates as the financial results of our Chinese operations are translated from local currency into U.S. dollar upon consolidation. If the U.S. dollar weakens against the RMB, the translation of our foreign-currency-denominated balances will result in increased net assets, net revenues, operating expenses, and net income or loss. Similarly, our net assets, net revenues, operating expenses, and net income or loss will decrease if the U.S. dollar strengthens against the RMB. Additionally, foreign exchange rate fluctuations on transactions denominated in RMB other than the functional currency result in gains and losses that are reflected in our consolidated statement of operations. Our operations are subject to risks typical of international business, including, but not limited to, differing economic conditions, changes in political climate, differing tax structures, other regulations and restrictions, and foreign exchange rate volatility.

Considering the RMB balance of our cash as of March 31, 2010, which amounted to US$3,885,747, a 1.0% change in the exchange rates between the RMB and the U.S. dollar would result in an increase or decrease of approximately US$38,857 of the balance.

DESCRIPTION OF BUSINESS

Overview

We are a holding company whose primary business operations are conducted through a wholly-owned Hong Kong subsidiary, Luckcharm Holdings Limited (“Luckcharm”) and its wholly-owned Chinese subsidiary Wuhan Guoce Nordic New Energy Co., Ltd. (“GC Nordic”). GC Nordic is a leading manufacturer of 2-bladed wind turbines located in Wuhan City of Hubei Province, China.  We sought to license and develop a  technology in the wind energy space that would have a high likelihood of meeting rigorous requirements for low-cost and high reliability. We identified a 2-bladed wind turbine technology that was developed through a 10 year research project costing over US$ 75 million. While the 2-blade technology is less commonly used in the China wind farm market compared to the 3-blade technology, the development project that created our technology has been operating for 10 years with 97% availability (for generation).  Further, the 2-blade technology has the benefits of lower manufacturing cost, lower installation cost and lower operational costs. Therefore, the product is uniquely positioned to fulfill our mission. Our launch product is a 1.0 megawatt (“MW”) utility scale turbine with designs for a 2.5MW and 3.0MW utility scale turbine in development.  We are developing a track record and brand-awareness through the execution of our initial sales contracts.

We were incorporated under the laws of the State of Nevada on August 25, 2006 under the name of Visa Dorada Corp. for the purpose of acquiring and developing mineral properties.  On August 31, 2006 we changed our name to Vista Dorada Corp. We are the registered and beneficial owner of a 100% interest in the Mocambo Gold Claim or the “VDC Claim” situated in the Republic of Fiji.  The VDC Claim is an unpatented mineral claim and was assigned to us by EGM Resources Inc. on March 4, 2007 and the assignment was filed and registered with the Mineral Resources Department of the Ministry of Energy and Natural Resources of the government of the Republic of Fiji. We own no other mineral property and are not engaged in the exploration of any other mineral properties. We have not conducted any exploration work on the VDC Claim and we have not generated any operating revenues from such business.

On May 18, 2009, we effected a 1-for-2 reverse stock split to improve trading liquidity and enhance overall shareholder value. In an effort to grow our company, on May 22, 2009, we entered into a letter of intent with GC Nordic and on June 11, 2009 we changed our name to Nordic Turbines, Inc. We subsequently changed our name to “GC China Turbine Corp.” on September 14, 2009.

Our Acquisition of Luckcharm and Related Financing

On May 22, 2009, we entered into a Letter of Intent ("LOI") with GC Nordic whereby we would purchase all of the issued and outstanding shares of GC Nordic from its shareholders, and the shareholders of GC Nordic would receive a 54% ownership interest in the Company.  Further on July 31, 2009, an Amended and Restated Binding Letter of Intent ("Revised LOI") was entered among us, Luckcharm, GC Nordic, New Margin Growth Fund L.P. ("New Margin"), Ceyuan Ventures II, L.P. ("CV") and Ceyuan Ventures Advisors Fund II, LLC ("CV Advisors") whereby we would purchase all of the issued and outstanding shares of Luckcharm from the shareholders, and the shareholders of Luckcharm would receive a 54% ownership interest in the Company. The Revised LOI further provides that (i) upon consummation of the reverse acquisition, we shall directly or indirectly own all of the outstanding capital stock of GC Nordic; (ii) the closing date for the reverse acquisition shall be thirty days from the date GC Nordic completes an audit of its financial statements as required under U.S. securities laws; and (iii) the obligation of GC Nordic to consummate the reverse acquisition is conditioned upon an additional financing of at least US$ 10,000,000 into the combined entities at closing.

On May 22, 2009, under the terms of the LOI, we provided GC Nordic with a secured bridge loan in the amount of US$ 1,000,000 to be applied toward legal and audit expenses, and working capital. Upon the closing of the reverse acquisition, the bridge loan became an intercompany loan. We had been provided these funds through promissory notes from two foreign accredited investors, and these notes were later assigned to Clarus Capital Ltd. (“Clarus”).

On July 31, 2009, we, Luckcharm, GC Nordic, New Margin, CV and CV Advisors entered into an amended and restated financing agreement (the "Financing Agreement"). The Financing Agreement provided that we agreed to lend Luckcharm (i) US$ 2,500,000 before July 24, 2009 and (ii) US$ 7,500,000 before July 31, 2009. In order to guarantee Luckcharm’s lending obligations under the Financing Agreement, New Margin loaned US$ 5,000,000 to us and CV and CV Advisors loaned the aggregate of US$ 5,000,000 of the above amounts to us, and we in turn loaned US$ 10,000,000 to Luckcharm for purposes of working capital.  Upon the consummation of the reverse acquisition, the US$ 10,000,000 convertible loan made to us by New Margin, CV and CV Advisors converted into shares of our common stock at a conversion price equal to US$ 0.80 per share and the US$ 10,000,000 we loaned to Luckcharm became an intercompany loan and was eliminated in the consolidation of our financial statements with those of Luckcharm.

On September 30, 2009, we entered into a voluntary share exchange agreement with Luckcharm, Golden Wind and GC Nordic whereby upon closing of the voluntary share exchange transaction, the reverse acquisition of Luckcharm would be consummated (the “Exchange Agreement”).

On October 30, 2009, the reverse acquisition was consummated. As a result of the reverse acquisition, Luckcharm became our wholly-owned subsidiary, and we acquired the business and operations of GC Nordic. At the closing of the reverse acquisition, we issued 32,383,808 shares of our common stock to Golden Wind in exchange for 100% of the issued and outstanding capital stock of Luckcharm and US$ 10,000,000 in previously issued convertible promissory notes were converted into 12,500,000 shares of our common stock. Our acquisition of Luckcharm pursuant to the Exchange Agreement was accounted for as a reverse acquisition wherein Luckcharm is considered the acquirer for accounting and financial reporting purposes.

Contemporaneous with the reverse acquisition, we also completed a private placement pursuant to which we issued 6,400,000 shares of our common stock, at a purchase price of US$ 1.25 per share for an aggregate offering price of US$ 8,000,000. Additionally, we entered into (i) a Note Purchase Agreement with Clarus whereby Clarus agreed to loan US$ 1,000,000 to us upon the effective date of delivery of 20 wind turbine systems by us to our customers in the form of a convertible promissory note bearing no interest, having a maturity date of 2 years from the date of issuance and convertible into shares of our common stock at US$ 2.00 per share, and (ii) an amendment to a convertible promissory note held by Clarus in the amount of US$ 1,000,000 revising the conversion feature of such note. We have agreed with Clarus that the period to fund the loan under the Note Purchase Agreement is extended to June 15, 2010. On the six month anniversary upon the effective date of delivery of 20 wind turbine systems by us to our customers, both loans held by Clarus in the aggregate amount of US$ 2,000,000 will automatically convert into shares of our common stock at US$ 2.00 per share. In connection with the private placement, we also issued warrants to investors and placement agents to purchase an aggregate of 1,200,000 shares of our common stock with each warrant having an exercise price of US$ 1.00 per share and being exercisable at any time within 3 years from the date of issuance.

In connection with the private placement, Golden Wind entered into a make good escrow agreement with the investors in the private placement offering, whereby Golden Wind pledged 640,000 shares of our common stock to the investors in order to secure our make good obligations under the private placement In the make good escrow agreement, we established a minimum after tax net income threshold of US$ 12,500,000 for the fiscal year ending December 31, 2010. If the minimum after tax net income threshold for the fiscal year 2010 is not achieved, then the investors will be entitled to receive additional shares of our common stock held by Golden Wind based upon a pre-defined formula agreed to between the investors and Golden Wind. Golden Wind deposited a total of 640,000 shares of our common stock, into escrow with Capitol City Escrow, Inc. under the make good escrow agreement. Additionally, if the minimum after tax net income threshold for the fiscal year 2010 is not achieved, then the investors will be entitled to have the exercise price of the warrants adjusted lower based upon a pre-defined formula agreed to between the investors and us.

Background and History of Luckcharm and its Operating Subsidiaries and Affiliates

Luckcharm was originally incorporated in Hong Kong on June 15, 2009 by Fernside Limited. On June 29, 2009, Fernside Limited transferred all of the equity interest of Luckcharm to Golden Wind. On August 1, 2009, Luckcharm entered into an agreement to acquire 100% of the equity of GC Nordic from the original nine individual shareholders (the “Founders”). On August 5, 2009, GC Nordic received approval of this acquisition from the Bureau of Commerce of the Wuhan City, Hubei Province, PRC.

Prior to the reverse acquisition, on September 30, 2009, each of the Founders entered into a Call Option Agreement and a Voting Trust Agreement with Xu Hong Bing, the sole shareholder of Golden Wind. The Call Option Agreements provide that, upon the achievement of certain conditions during the six years following entry into the Call Option Agreements, the Founders can acquire from Golden Wind shares of our common stock issued to Golden Wind in the reverse acquisition (the “ BVI Shares ”), at a price per share of $US 0.0001. The call rights are exercisable in tranches upon the satisfaction of certain conditions set forth in the Call Option Agreements, and if all such conditions are met, the Founders will have the right to acquire 100% of the BVI Shares.

Condition	Percentage of shares as to which there is a right of acquisition	Status
1- Entry by the respective Founder with GC Nordic into an employment agreement for a term of 5 years	30%	Achieved
2 - GC Nordic achieving no less than USD $0.3M in after-tax net income for 2009	30%	Achieved
3 - GC Nordic achieving no less than USD $1.0M in after-tax net income for 2010	30%	Pending
4 - GC Nordic achieving no less than USD $2.0M in after-tax net income for 2011	10%	Pending

If GC Nordic achieves no less than USD $2.0M for fiscal year 2010, then Conditions 3 and 4 are automatically met and the Founders have the right to acquire 40% of the BVI Shares.  The rights to acquire the BVI Shares under the Call Option Agreements are allocated to the Founders in the same proportion as their ownership interest in GC Nordic.

The Voting Trust Agreements create a voting trust that appoint each Founder as a voting trustee and provides each Founder with all rights and powers of ownership with respect to their respective portion of the BVI Shares, including without limitation the right to vote and receive dividends thereon. The right to vote includes issues such as selling or transferring all or any of such Founder’s portion of the BVI Shares, and the appointment and election of directors of Golden Wind, Luckcharm or GC China. Through the Voting Trust Agreements, the Founders collectively obtained 100% voting interests with respect to the BVI Shares, which are allocated among the Founders in the same proportion as their ownership interest in GC Nordic. The BVI Shares are being held in escrow by Global Law Office, 15th Floor, Tower 1, China Central Place, No. 81 Jianguo Road, Beijing, China until the escrow agent receives a call exercise notice to deliver the respective BVI Shares to the respective Founder. Each Voting Trust Agreement has the same term as the corresponding Call Option Agreement and terminates when all of the BVI Shares referenced in such Call Option Agreement have been acquired or forfeited.

Outside of the Founders rights under the Call Option Agreement and Voting Trust Agreement to acquire, control and vote the BVI Shares, the Founders have no control or ownership over Golden Wind or any capital stock of Golden Wind. For information on the percentage beneficial ownership of the BVI Shares reported by our officers and directors, please refer to the section entitled “Certain Beneficial Owners and Management.”

GC Nordic was organized in the PRC on August 21, 2006 as a limited liability company upon the issuing of a license by the Administration for Industry and Commerce of the Wuhan City, Hubei Province, PRC with an operating period of 30 years to August 9, 2039. On August 5, 2009, all of the outstanding equity interests of GC Nordic were acquired by Luckcharm, and GC Nordic became a wholly-owned subsidiary of Luckcharm. GC Nordic holds the government licenses and approvals necessary to operate the wind turbines business in China.

GC Nordic was founded by nine individual shareholders, including Mr. Hou Tie Xin, Mr. Xu Jia Rong, Mr. Wu Wei, Mr. Zhang Wei Jun, Mr. Bu Zheng Liang, Mr. Zuo Gang and Mr. He Zuo Zhi, who were shareholders of Wuhan Guoce Science and Technology Corp (“Guoce Science and Technology”), and Ms. Qi Na and Ms. Zhao Ying, who were senior management of Guoce Science and Technology. After GC Nordic was organized in August 2006, Mr. Hou Tiexin, Mr. Xu Jia Rong and Mr. Bu Zheng Liang remained as chairman, general manager and engineer of Guoce Science and Technology, respectively, Ms. Qi Na, Ms. Zhao Ying, Mr. Wu Wei and Mr. Zhang Wei Jun left Guoce Science and Technology’s management team and focused on GC Nordic’s management and operation. Mr. Zuo Gang and Mr. He Zuo Zhi currently do not hold any position in either Guoce Science and Technology or GC Nordic. Guoce Science and Technology is a leading technology provider to the Chinese utilities industry and it has a long history as a preferred provider to the utilities industry in China since 1995 under the former name Wuhan Guoce Electric Power New Technology Co., Ltd. (“Guoce New Technology”). In 2002 Guoce New Technology was restructured and was renamed as Wuhan Guoce Science and Technology Corp. Guoce Science and Technology is a producer of hydraulic systems and electronic control systems that enjoy dominant market share of approximately 40% in the PRC hydro-electric generation industry. GC Nordic was founded as part of a strategy of expanding Guoce Science and Technology’s product offerings in a business that closely parallels its current business. Guoce Science and Technology is a company with great reputation in the industry with businesses covering the whole power industrial chain with productions ranging from power generation to power transmission to every sector of power utilization.

Our Corporate Structure

The following diagram illustrates our corporate structure as of December 31, 2009:

(1)
The management of GC China Turbine includes: Hou Tie Xin as Chairman, Qi Na as Chief Executive Officer and director, Zhao Ying as Chief Financial Officer, Tomas Lyrner as Chief Technology Officer, and Xu Jia Rong, Marcus Laun and Chris Walker Wadsworth as members of the board of directors. As of the date of this report on Form S-1, none of the management owns any shares of GC China Turbine common stock. Mr. Hou, Ms. Qi, Ms. Zhao and Mr. Xu, however, are parties to a Call Option Agreement dated September 30, 2009 pursuant to which they have the right to acquire the shares of GC China Turbine common stock issued to the Golden Wind in connection with the Exchange Agreement, and to a Voting Trust Agreement dated September 30, 2009 pursuant to which they are voting trustees under a voting trust created to hold all such shares.

(2)	The management of Luckcharm is comprised of Xu Hong Bing as the sole director.

(3)
The management of GC Nordic includes:  Hou Tie Xin as Chairman, Qi Na as General Manager and Director, Xu Jia Rong as Director, Zhao Ying, Wu Wei, Zhang Hanyun, Bailong and Zhang Weijun as Deputy General Managers.

(4)	The management of Guoce Nordic AB includes: Hou Tie Xin as Chairman, Tomas Lyrner as Chief Executive Officer and Director, Wu Wei and Xu Hailian are Directors.

Our Industry

Wind Power

Wind power is the conversion of wind energy into more useful forms of energy, such as electricity, using wind turbines.  Humans have been using wind power for at least 5,500 years to propel sailboats and sailing ships, and architects have used wind-driven natural ventilation in buildings since similarly ancient times.

Compared to the environmental effects of traditional energy sources, the environmental effects of wind power are relatively minor. Wind power consumes no fuel, and emits no air pollution, unlike fossil fuel power sources. The energy consumed to manufacture and transport the materials used to build a wind power plant is equal to the new energy produced by the plant within a few months of operation.

The power in the wind can be extracted by allowing it to blow past moving wings that exert torque on a rotor. The amount of power transferred is directly proportional to the density of the air, the area swept out by the rotor, and the cube of the wind speed. The mass flow of air that travels through the swept area of a wind turbine varies with the wind speed and air density. Because so much power is generated by higher wind speed, much of the average power available to a windmill comes in short bursts. As a general rule, wind generators are practical where the average wind speed is 10 mph (16 km/h or 4.5 m/s) or greater. An ideal location would have a near constant flow of non-turbulent wind throughout the year and would not suffer too many sudden powerful bursts of wind. An important turbine sitting factor is access to local demand or transmission capacity. The wind blows faster at higher altitudes because of the reduced influence of drag on the surface (sea or land) and the reduced viscosity of the air. The increase in velocity with altitude is most dramatic near the surface and is affected by topography, surface roughness, and upwind obstacles such as trees or buildings. As the wind turbine extracts energy from the air flow, the air is slowed down, which causes it to spread out and divert around the wind turbine to some extent. Betz' law states that a wind turbine can extract at most 59% of the energy that would otherwise flow through the turbine's cross section. The Betz limit applies regardless of the design of the turbine. Intermittency and the non-dispatchable nature of wind energy production can raise costs for regulation, incremental operating reserve, and (at high penetration levels) could require demand-side management or storage solutions.

Wind Turbines

A wind turbine is a rotating machine which converts the kinetic energy in wind into mechanical energy. If the mechanical energy is used directly by machinery, such as a pump or grinding stones, the machine is usually called a windmill. If the mechanical energy is then converted to electricity, the machine is called a wind generator, wind turbine, wind power unit (WPU), wind energy converter (WEC), or aerogenerator.

Wind turbines require locations with constantly high wind speeds. Wind turbines are designed to exploit the wind energy that exists at a location. Small wind turbines for lighting of isolated rural buildings were widespread in the first part of the 20th century. The modern wind power industry began in 1979 with the serial production of wind turbines by Danish manufacturers Kuriant, Vestas, Nordtank, and Bonus. These early turbines were small by today's standards, with capacities of 20–30 kilowatts each. Since then, they have increased greatly in size, while wind turbine production has expanded to many countries.

Wind Industry

The wind industry is the world's fastest growing energy sector and offers an excellent opportunity to begin the transition to a global economy based on sustainable energy. A report published by The Global Wind Energy Council (“ GWEC ”) and Greenpeace in October 2008 references multiple studies that indicate that the long-term potential supply using existing technology could be double the current worldwide electricity demand. Prior GWEC reports indicate that there are no technical, economic or resource barriers to supplying 12% of the world's electricity needs with wind power alone by 2020, as compared to the challenging projection of two thirds increase of electricity demand by 2020.

According to the GWEC’s Global Wind 2007 Report, by the end of 2007 (2008 figures not currently available), the capacity of global wind energy installations had reached a generation capacity level of over nearly 94,000 MW, an increase of nearly 20,000 MW over 2006 figures and representing a worldwide investment of over US$ 50 billion. Europe accounts for 56,500 MW or 60% of the total installed capacity followed by the U.S. with 17.9% or 16,800 MW. The fastest growing market is China with 145% growth or 3,304 MW added in 2007 to over 5,900 MW by the end of 2007. Each of these markets is expected to continue to drive the worldwide growth of wind turbine installations. The total value of installed equipment worldwide in 2007 was approximately US$ 1.8 million per MW for a turbine equipment market size of US$ 36 billion on a total investment of US$ 50 billion.

Internationally, demand for electricity has dramatically increased as our society has become more technologically driven. Demand for “green” energy has also dramatically increased due to consumers’ desire to become environmentally conscious. Both trends are expected to continue. Significant new capacity for the generation of electricity will be required to meet anticipated demand.

Most of the world’s primary energy sources are still based on the consumption of non-renewable resources such as petroleum, coal, natural gas and uranium. While still a small segment of the energy supply, renewable sources such as wind power are growing rapidly in market share. Wind power delivers multiple environmental benefits. It operates without emitting any greenhouse gases and has one of the lowest greenhouse gas lifecycle emissions of any power technology. Wind power does not result in any harmful emissions, extraction of fuel, radioactive or hazardous wastes or use of water to steam or cool. Wind projects are developed over large areas, but their carbon footprint is light. Farmers, ranchers and most other land owners can continue their usual activities after wind turbines are installed on their property.

According to the U.S. Department of Energy, Energy Information Administration’s publication “Renewable Resources in the U.S. Electricity Supply,” wind power generation was and is projected to increase eight-fold between 1990 and 2010, a rate of 10.4% per year. Annual growth in the wind power industry for the past 10 years has exceeded 28% per year according to the GWEC. Although wind power produces under 1% of electricity worldwide according to the GWEC’s Global Wind 2007 Report, it is a leading renewable energy source and accounts for 19% of electricity production in Denmark (according to the U.S. Department of Energy’s Energy Facts web page), 10% in Spain and 7% in Germany (according to the GWEC’s Europe region web page).

Chinese Wind Industry

Wind-power generation is a mature technology that is embraced in China due to its relatively low cost (compared to other renewable energy sources such as solar power) and abundance of wind resources.  Satisfying rocketing electricity demand and reducing air pollution are also main driving forces behind the development of wind energy in China.  Given the country’s substantial coal resources and still relatively low cost of coal-fired generation, cost reduction of wind power is an equally crucial issue.  This is being addressed through the development of large scale projects and boosting local manufacturing of turbines.  The Chinese government believes that the localization of wind turbine manufacturing brings benefits to the local economy and helps keep costs down.  Moreover, since most good wind sites are located in remote and poorer rural areas, wind farm construction benefits the local economy through the annual income tax paid to county government, local economic development, grid extension for rural electrification as well as employment in wind farm construction and maintenance.

Current Chinese government guideline published in PRC National Development and Reform Commission’s China Renewable Energy Development Plan 2007 mandates that 30,000 MW of wind power be installed by 2020. The Brussels-based GWEC reported that in 2008, China added more than 6,000 MW of wind-power generation capacity, bringing China’s total installed wind-power generating capacity to over 12,000MW.  Moreover, the Chinese government has mandated that 70% of wind components be sourced domestically by 2010.  The wind manufacturing industry in China is booming.  In the past, imported wind turbines dominated the market, but this is changing rapidly as the growing market and clear policy direction have encouraged domestic production.  At the end of 2007, there were 40 Chinese manufacturers involved in wind energy, accounting for about 56% of the equipment installed during the year, an increase of 21% over 2006.  This percentage is expected to increase substantially in the future.  Total domestic manufacturing capacity is now about 8,000 MW, and expected to reach about 12 GW by 2010.

Wind energy resources are widely distributed in China, with rich resources broken into the southeast coastal areas, the three northern regions (northeast, north, and northwest) and inland regions.

Presently, the thriving locations for the development of wind farms are the three northern regions.  However, inland regions where wind resources are abundantly distributed are at an early development stage, and thus the market potential is large.  Further, some provinces in the inland regions have planned or promulgated preferential policies for the development of wind power, and thus the inland wind power industry may also become the new thriving points for China‘s wind power development.

According to the 2008 China Wind Power Development Report, published by China Environmental Science Press in Beijing, abundant wind energy resource areas along the southeast coast and its coastal areas mainly include Shandong, Jiangsu, Shanghai, Zhejiang, Fujian, Guangdong, Guangxi and Hainan and other provinces and cities’ coastal zones of nearly 10km wide with annual wind power density above 200 w/m² and wind power density line parallels to the coastlines.

Abundant wind energy resource areas distributed in north areas mainly include, three north provinces, Hebei, Inner Mongolia, Gansu, Ningxia and Xinjiang and other provinces and districts’ of nearly 200 km wide with wind power density above 200—300 w/m², some of which could up to 500 w/m² more, such as Alashankou, Daban City, Huitengxile, Huitengliang of Xilinhaote, Chengde and Weichang.

Abundant wind energy resource areas distributed in inland areas mainly include, Hunan, Hubei, Jiangxi, Shanxi, Henan, Chongqing, Yunnan and other areas, with a general wind power density of 100—200 w/m².  Wind energy resources are also abundant in some areas due to the impacts by the lakes and topography. Technological accepted development capacity for wind power in inland areas exceeds 12,000,000 kilowatts.

China Wind Power Potential

Today, wind power in China is developing rapidly and receives particularly strong government support. The new Renewable Energy Law and its detailed incentive policies reflect the Chinese government’s intention to build up this industry. By 2020, China plans to have 30 gigawatts of wind power.  European companies dominate China’s wind power equipment market. Among U.S. companies, only GE Wind Power is active in China. In 2005, GE Wind Power occupied 3% of the in-grid wind turbine market in China.

According to the China Academy of Meteorological Sciences, the country possesses a total 235 gigawatts of practical onshore wind power potential that can be utilized at 10 meters above the ground.  Annual potential production from wind power could reach 632.5 gigawatts if the annual, full-load operation reaches 2,000-2,500 hours. A detailed survey is needed, however, for economically utilizable wind power resources.  The potential for offshore wind power is even greater, estimated at 750 gigawatts.  Offshore wind speed is higher and more stable than onshore wind, and offshore wind farm sites are closer to the major electricity load centers in eastern China.  Areas rich in wind power resources are mainly concentrated in two areas: northern China’s grasslands and Gobi desert, stretching from Inner Mongolia, Gansu and Xinjiang provinces; and in the east coast from Shangdong and Liaoning and the southeast coast in Fujian and Guangdong provinces.

In 1986, China built its first wind farm in Rongcheng, Shandong Province. From 1996 to 1999, in-grid wind power developed very quickly, entering a localization stage. By the end of 2004, there were 43 wind farms with 1291 wind turbines in China, with 764 MW of installed capacity. Liaoning, Xinjiang, Inner Mongolia and Guangdong experienced the fastest wind power development, representing 60% of the installed power generating capacity of national wind power. Currently, Xinjiang’s Dabancheng is the largest wind farm in China, with 100 MW of installed power generating capacity. Most generators range from 500 kilowatts to 1 MW, accounting for 84% of China’s wind turbine generators.

Our Products

Our Company’s core product is the 2-bladed wind turbine which is designed with technologies of soft concept, compact transmission chain, overall damping, condition monitoring and other proprietary technologies that reduce vibration and overheating, lower installation and transportation cost as well as improve service life and utilization rate with the ultimate benefits of improving wind turbine quality and lowering the costs of manufacturing, installation and maintenance.

We use “soft technology” which is a combination of a passive yaw system, teeter style hub and the soft tower. By using the soft technology as a damping system for the vibration and loads of the system, we can produce a transmission chain that does not have to absorb those forces.  Therefore, the transmission chain is more compact, cheaper, proprietary, and more reliable than other designs.  The technology offers a new approach and significant opportunities for large scale wind farms including remote onshore and offshore installations.  Additionally, constant feedback ensures we achieve the highest efficiency.

The key advantages of the 2-bladed wind turbine with influences on costs by proprietary technologies are as follows:

Proprietary Technologies	Design Features	Influence on Costs and Benefits
Soft technology	Passive yaw system
•     Yaw is a term used to describe the mechanical system of aiming the turbine blades into the wind.
•     GC China Turbine has a passive yaw system, eliminating the need for mechanical yaw braking system.
•     The passive yaw reduces loads on the tower and foundation thereby allowing for a lighter tower and smaller foundation as well as reducing the manufacturing costs for a complete machine.

Teeter-style hub
•     The teeter-style hub reduces the negative effects of imbalanced air pressure on the blades not unlike the function of rubber engine mounts in a motor vehicle. The rubber bushings greatly reduce twisting loads on the transmission chain, tower and other components and increase the service lives of these components. This technology is characterized by rubber mountings of the blades to the main gearbox.

Soft tower
•     The soft tower is lighter than a stiff tower so as to directly save raw material costs. This is achieved by designing a tower that is allowed to flex during operation. This is partially possible because the turbine and blades are significantly lighter than a 3-blade system.

Compact transmission chain	Support tube	☐ Generator, gearbox and high-speed shaft are directly connected which greatly improves the service lives of the key components in transmission chain.

Integrated gearbox
☐    Because GC China Turbine’s design eliminates the main shaft and main bearing of 3-bladed designs, the Company enjoys a lower cost profile and eliminates a significant component sourcing bottleneck.
☐    Integrated main shaft has a longer service life, improves the availability rate and reduces maintenance costs.

Overall damping design	Teeter and hub rubber elements, nacelle chassis rubber elements	☐ Significantly reduces fatigue loads on all moving parts, extends the service life and reduces operational costs.

Condition monitoring	Conducts maintenance according to actual conditions, instead of preventive and post-fault maintenance	☐ Extends service life of wind turbine and reduces maintenance costs.

The efficiencies analysis above were based on specific wind farm data.

Table 1：Wind-frequency chart of a wind farm in China.

Table 2：Calculates the data for each megawatt’s generating capacity.

Table 3：The power curve table of our 1.0MW two-blade turbine.

Table 4： The power curve table of a standard Chinese 1.5MW three-blade turbine.

Comparison of the actual wind farm data table

Table 1：		Table 2：

Wind Speed(m/s)	Wind Speed (%)	GCN1000	TW770-1500	TW770After convert
3	7.2%	MWH	MWH	MWH
4	8.61353%	0	5.511286804	3.674191202
5	9.44457%	4.590096391	10.48638121	6.990920807
6	10.71592%	28.52008331	57.06717682	38.04478455
7	10.87984%	120.871184	143.1714416	95.4476277
8	10.30993%	225.1480031	261.237392	174.1582614
9	9.68474%	323.2361318	400.7862486	267.1908324
10	8.08554%	414.5953694	567.9595295	378.6396863
11	6.55306%	448.108795	661.6426895	441.0951263
12	4.59553%	440.0032475	703.5919654	469.0613103
13	3.06877%	352.238011	609.7431803	406.4954535
14	1.91941%	256.2016625	408.8733234	272.5822156
15	1.21988%	168.2576571	255.7362961	170.4908641
16	0.69190%	109.3199323	162.533495	108.3556634
17	0.45555%	62.25070645	92.18696672	61.45797781
18	0.19061%	40.70278216	60.69610205	40.46406803
19	0.14105%	16.87809287	25.3958586	16.9305724
20	0.08577%	12.36451502	18.79293536	12.52862358
21	0.04003%	7.458017869	11.42813637	7.61875758
22	0.01525%	3.473298209	5.333130306	3.555420204
23	0.00762%		2.031668688	1.354445792
24	0.00572%		1.015834344	0.677222896
25	0.00191%		0.761875758	0.507917172
			0.253958586	0.169305724
		3034.217586	4466.236873	2977.491249

The formula:	Wind frequency × power × (actual air density / standard air density)×365×24/1000

Standard air density:	1.225

The actual air density:	1.242

Table 3:		Table 4:

GCN1000 ( Two-blade fan )		TW770-1500 ( Three-blade fan )

Wind Farm	PowerkW	Wind Farm	Power ( kW )
m/s	GCN59	( m/s )
3	0	3	8.6653
4	6	4	13.7074
5	34	5	68.0322
6	127	6	150.431
7	233	7	270.348
8	353	8	437.691
9	482	9	660.298
10	624	10	921.35
11	756	11	1208.89
12	863	12	1493.9
13	940	13	1500.15
14	987	14	1500.15
15	1009	15	1500.15
16	1013	16	1500.15
17	1006	17	1500.15
18	997	18	1500.15
19	987	19	1500.15
20	979	20	1500.15
21	977	21	1500.15
22		22	1500.15
23		23	1500.15
24		24	1500.15
25		25	1500.15

Due to the larger capacity of the 3-blade wind turbine (1.5MW) compared to the 2-blade wind turbine (1.0MW), it needs to have split calculation on 3-blade wind turbine capacity, i.e. split it to every MW power generated.

From the comparison between No.1 and No.3 columns in Table 2, the power generated by a 2-blade wind turbine is less than 3-blade wind turbine in wind zones that have wind speed <5m/s and >20m/s, i.e. the efficiency of a 2-blade wind turbine is lower than a 3-blade wind turbine in the said two wind zones; for wind zones of wind speed >5m/s, <20m/s, the power generated by a 2-blade wind turbine is higher than a 3-blade. The reason is that our wind turbine is a stall-style, the installation angle of the blade is impossible to change once it is installed. And also, the size of the installation angle of the blade is directly related to the wind power conversion efficiency of the blade rotor. If we set the installation angle to obtain relatively high conversion efficiency in a low-wind speed zone, then the IEC Class-I wind turbine running in middle speed wind will go over-generation which may lead to the machine stopping. If we want to keep the generation under high wind speed, then we will need to lower the conversion efficiency to avoid over-generation, but this will make the wind turbine not fully generated for a long time in a low-wind speed zone. Therefore, the installation angle is neither calculated by low-wind speed standard nor high-wind speed standard, but to be calculated by the highest density of wind frequency. However, the pitch-control style wind turbine is able to adjust the blade angle according to the wind-speed condition which makes the conversion efficiency of blade rotor always stay at the maximum power output.

In accordance with the above technical analysis, the measure we have taken is to change the way of installing the blades, i.e. modifying the stall-style into pitch-control style in order to make the wind turbine perform well in both low-wind speed zones and high-wind speed zones. Currently, the modification has been started from March 2010 and to complete all design, calculation and drawing by the end of May 2010, and the purchasing of components for the prototype will start from June 2010 and assembly of prototype is expected to take place in October 2010 (the lead-time for new components is about 3 months).

Our products also face following challenges and we are working to improve our 2-blade wind turbine.

Challenges	Details	Solutions
Noise	Slightly louder than 3-blade wind turbine	• Wind farm is normally far away from residential areas. • GC China Turbine’s 2-blade 1.0MW wind turbine fully complies with IEC 61400-11 standard set by IEC.

Efficiency	Slightly lower than pitch-control turbines under low wind (<3.5 meter per second) and high wind (>23.5 meter per second) conditions	We will upgrade our turbines to pitch-control model.

As shown in the table above, GC China Turbine 2-blade 1.0MW wind turbine is designed with proprietary technologies of soft concept, compact transmission chain, overall damping, condition monitoring and other proprietary technologies that reduce vibration and operating temperature as well as improve service life and utilization rate. The resulting benefits are

1)   High Wind Turbine Quality

Our wind turbine quality standard is to achieve high generating capacity with low cost. Compared to other wind turbines with same generating capacity, our 2-blade wind turbine’s cost is lower and availability is higher.

2)   Low Manufacturing Cost

The manufacturing cost of our 2-blade 1.0MW wind turbine and the tower is 70% and 77.6% of the cost of typical China-made 3-blade 1.5MW wind turbine.

3)   Cheaper Installation.

The foundation cost and transportation cost of our 2-blade 1.0MW wind turbine are about 37% of the cost of typical China-made 3-blade 1.5MW wind turbine.

We believe that the China-made 3-blade 1.5MW  wind turbine is the best comparison product to our 2-blade 1.0MW product because:

1)	Our 1.0MW 2-blade wind turbine is sold in the Chinese market, therefore the comparison object shall be Chinese-made wind turbines.

2)    There is no similar 2-blade wind turbines in the Chinese market, therefore there are no other products to compare.

3)    The mainstream wind turbine type in the Chinese market is the 3-blade 1.5MW wind turbines.

Therefore, it is a representative comparison with the 3-blade 1.5MW wind turbine. Furthermore, the 3-blade 1.5MW wind turbine product is the main competitor to our 2-blade 1.0MW wind turbine product in the Chinese market, and as a result, we believe that the advantages of our product will be better reflected by comparing with such 3-blade 1.5MW wind turbine product.

Our Company’s advantage is a combination of simple design that makes it cost effective and that advantage will be enhanced by the replacement of imported components with high quality Chinese components, which in many cases, come from well established state-owned enterprises and public companies, and part of which come from our Company’s European component manufacturers.  In order to sustain the low-cost advantage, the Company has also been actively seeking and identifying domestic suppliers of all key components that In order to sustain the low-cost advantage, the Company has also been actively seeking and identifying domestic suppliers of all key components that made it 100% Chinese-content wind turbines in 2009 with full distribution into the market by end of 2010.  These efforts will greatly reduce our manufacturing costs and will help to further enhance the low-cost advantage of our product.

Our Sales and Marketing

The Company will continue to compete in the mainstream wind farm bids as well as seek out more niche projects where the light weight and easy transportation and installation of our 2-bladed wind turbine offers additional advantages over the competition. These projects would include mountainous areas. The Company intends to bid for offshore application wind turbine bids when the research and development for 3.0MW wind turbines is completed.

We divide the Chinese market into 3 segments:

1)	Northeast and northwest wind farms

The wind resource in this area is allocated between 5 large utility companies. It is currently deploying product into the Daqing project within this market.

2)	Inland wind farms

Inland wind farms have less wind resources and more mountainous terrain that will give GC China Turbine additional advantages over the competition.

3)	Coastal and offshore wind farms

This area has good wind resource and involves technically more difficult installations.  Thus, the simpler installation of 2-blade turbines has an advantage over the 3-blade turbine.

China is actively pursuing a plan to increase the percentage of energy supplied by renewable means. We have a healthy pipeline of wind farm projects on which to bid.  GC Nordic has established a good relationship with local and central government departments through its relationship with Guoce Science and Technology to source potential contracts. Given that all the potential wind farms projects have to be pre-approved by the central National Development and Reform Commission (the “NDRC”) or the NDRC at the provincial level, our relationship with the government will provide us with first hand information of the potential wind farm projects in our targeted markets and allow us to compete for such projects.

The Company intends to create production facilities in many provinces so that it can enjoy the privileges of being a local manufacturer across many markets. The Company can create numerous manufacturing facilities efficiently as warehouse space is inexpensive and the production of these turbines is not labor intensive. Labor costs for production is approximately 1% of COGS.

The first step of the selling process includes setting up initial communications with the owner and obtaining wind conditions, terrain and other project specifications. Once we have obtained the bidding information on a project, we can begin the design process. This would include working with the farm developer to make sure that the GC Nordic is included in the specifications as a possible turbine type. At this stage it is crucial that the owner understands the characteristics and advantages of our products before making a selection. The average sales process for a wind farm takes 6 to 9 months.

The Company is also planning to adopt a “Resources Exchange Model” to win bids for potential wind farm projects. The Company sometimes signs wind farm projects directly with the government and then invites the investors to buy, invest or co-invest in the projects. As a condition for invitation, these wind farm projects have to purchase and use of our 2-blade wind turbines.

As a newcomer to the industry, due to the lack of actual turbines in use, some cautious customers were taking a wait and see approach to making purchase decisions from our Company.  Now that our wind turbines have been running steadily for over one year in Daqing wind farm with positive operating results, buyers will be more confident in our Company and brand.

Currently, there are 12 members of the sales team, handling the following responsibilities: planning, project management, technical support and administration.  In the future, we will increase the size of the planning, project management and technical support teams as necessary to support these functions.

Our sales goals and targeted milestones from 2010 to 2015 are as follows:

2010

•	Using the model project of Daqing wind farm, we will target inland wind farms as the entry point to gain a foothold in the market, with a goal of being one of the top three producers in that market.

•
Further exploring northeast/northwest wind farm opportunity which we commenced in 2009, and adopting resources exchange model to conduct the market development and striving to compete against large manufacturers with our low-cost advantage.

•	Launch offshore markets and overseas markets.

2011-2013

•
Set up 2 to 3 production and research bases in coastal areas, achieving top 3 production status and selling approximately 1,500 MW of installed energy capacity. To realize the sales volume of 1,500 MW, we plan to setup a joint venture company in Dafeng, Jiangsu Province, as the production and research and development base for future offshore wind turbines. The 3.0MW wind turbine will be produced from and sold in the Dafeng production base after the research and development of the 3.0MW wind turbine is completed.

•
Develop equipment for a number of projects in Eastern Europe, Africa and South America markets, striving to become a top 5 exporter of Chinese turbines and annually exporting approximately 25 MW of installed energy capacity.  Although our license of 2-blade 1.0MW wind turbine is limited for use in China, we have established a research center in December 2009 in Sweden to develop 2.5MW and 3.0MW turbines which will not be restricted to use in China. We have been in discussions to expand our license to sell the 2-blade 1.0MW wind turbines outside of China, however, we have not reached any agreement as of yet. Additionally, to grow our exports, we have been actvively promoting international market development. At the present, we have signed a letter of intent with a Polish Life Energy Company to establish market promotion channels with Poland as the base.

2013-2015

•	Continue to extend inland market share.

•
To have top 3 market share in the coastal wind farm market, achieving 15% market share and selling approximately 75 MW of installed energy capacity per year. To capture market share, we have launched a program of “ Resources Exchange Model.” The first step for realizing such program is to obtain development rights for wind farm projects. Generally, it is done by us or a third party wind resource investment company. And then, the project will get ready for construction and the final development work, including obtaining necessary administrative approval and grid connection procedures. The last step is to obtain the commitment for purchasing our wind turbine products once such project is complete, and then sell the development rights of such project, or use our wind turbine to develop and construct such project, and then sell the developed and constructed wind farm to the third party. This development program will be implemented gradually in the next 2 to 3 years. In addition to using our profits to fund this development, we will like have to raise additional capital from outside investors or obtain bank loans.

Our Customers

The Company is currently executing four contracts with the following entities: Daqing Longjiang Wind Power Co., Ltd (“ Daqing Longjiang ”), Wuhan Kaidi Electric Engineering Co., Ltd (“ Wuhan Kaidi ”), Kelipu Wind Power Co., Ltd. (“ Kelipu ”) and Shenzhen Guohan Investment Group (“Shenzhen Guohan”).

1.	Daqing Longjiang

Daqing Longjiang has signed a wind turbine purchasing contract dated  August 30, 2007 (the “DL Contract") with GC Nordic for 50 units of 1.0MW wind turbines. These wind turbines will be installed in Daqing City, Heilongjiang Province.  Daqing Longjiang was established in 2007 and is a company within the Daqing Ruihao Energy Group specializing in the research, development, construction and operation of wind power generation. The company is mainly engaged in wind power project operations of new energy and high efficient energy-saving technology and environmental protection technology and currently possesses the exclusive development right of wind power in Dumeng County.

Under the terms of the DL Contract, GC Nordic was obligated to deliver ten of the wind turbines within four months after signing the DL Contract, and the balance of 40 wind turbines are to be delivered within ten months after receiving notice from Daqing Longjiang requesting them.  GC Nordic delivered the first ten wind turbines and upon request by Daqing Longjiang , agreed not to deliver the remaining 40 wind turbines until requested by Daqing Longjiang. The total contract is valued at approximately US$ 46 million.

2.	Wuhan Kaidi

Wuhan Kaidi has signed a purchase contract in September 2008 (the “WK Contract”) with GC Nordic for 50 units of 1.0MW wind turbines. These wind turbines will be installed in Pinglu City, Shanxi Province. Wuhan Kaidi is joint-stock high-tech enterprise registered at Wuhan East Lake High-Tech Development Zone, and it is a subsidiary of Wuhan Kaidi Holding Investment Co., Ltd. The company was established in 2004 with businesses in coal-fired power generation, biomass power generation, wind power, hydropower and other power construction including power plant consulting, design, equipment procurement, construction, installation and commissioning and commercial operation.

Under the terms of the WK Contract, GC Nordic is obligated to deliver 50 wind turbines for Wuhan Kaidi’s Kaidi Power Pinglu Wind Farm project.  The purchase price is due in several installments.  GC Nordic delivered the first ten wind turbines and upon request by Wuhan Kaidi agreed not to deliver the remaining 40 wind turbines until requested by Wuhan Kaidi.  The total contract is valued at approximately US$47 million.

3.	Kelipu

Kelipu executed a purchase contract with GC Nordic for 50 units of 1.0MW wind turbines in July 2009.  These wind turbines will be installed at Kelipu’s wind farm located in Tu Quan County of Inner Mongolia.  However, as of date of this report on Form S-1, Kelipu has applied for but has not yet received final approval of its wind farm entry procedure from the local government.  Therefore, implementation of this contract with Kelipu may be delayed until it has received the relevant approvals from the local government.

4.	Shenzhen Guohan Investment Group

Shenzhen Guohan signed a purchase contract with GC Nordic in December 2009 for 10 units of 1.0MW.  The total contract is valued at approximately US$ 8 million.

Production and Quality Control

The Company is using production of the 1.0 MW turbines to grow market share by exploiting its low-cost advantage. Concurrently the Company is investing in research and development for its larger turbines. The Company is targeting production of its large turbines for 2010.

The Company implements quality control in respect of purchasing, production, and provision and after sale services as follows:

(1)	Purchasing: We choose reliable suppliers and require complete background information and test data from such suppliers to make sure their supplies meet our rigorous standards.

(2)
Production: We run inspections throughout the whole manufacturing and production process. We conduct follow-up inspections and use specialized instruments to guarantee the specifications of moment of force and gap. We implement several check points throughout the process from component manufacturing to provision, such as a check point for the size and flatness of the bottom portion of the turbine, a check point for the yaw gear gap of 0.7mm to 0.9 mm, a check point for the moment of force of the binding bolt, and a check point for parameters in operation. We keep detailed test data of the check points and keep a detailed profile of such information.

(3)	Provision and after sale services: We strictly follow guidelines in adjustment of lubrication, hydraulic cooling and hydro-electric control system.

The Company conformed to the quality management system standard ISO 9001:2000 for the process of manufacturing and servicing wind turbines on September 10, 2008.

Our Suppliers

The Chinese government’s support of the wind turbine industry has created significant capacity for components. The Company has signed contracts with all domestic component suppliers. For key components, GC China Turbine has investigated several alternative suppliers, 2 to 3 of which will be selected to sign supply contracts with us, thereby ensuring the supply of components for future production needs.  After components are successfully trial produced by the suppliers, components will then be tested by the original manufacturers, and each component is also tested by GC China Turbine for performance before installation into our wind turbines.  All of our principal Chinese suppliers are Yong Jin Gear Co., Ltd., Chuan Run Stock Co., Ltd., Xiang Tan Generator Stock Co., Ltd., Jiangsu Tianming Machinery Group, China Erzhong Group (Deyang) Heavy Industries Co., Ltd., Nanfang Ventilator Industries Co., Ltd., Xi’an Dun’an Electric Co., Ltd. and Zhong Neng Wind Power Device Co., Ltd.  Our only foreign principal supplier is Mita—Teknik A/S.

Logistics and Inventory

Because a wind turbine is a product with a high unit price, we keep low inventory and follow a make-to-order policy. We make annual orders with our suppliers at the beginning of the year based on the forecast of our sales. We start production of the wind turbines upon execution of sales contracts with our customers and upon receipt of a deposit on such contracts. We generally hold a 10% inventory in case of unexpected demand.

Seasonality

Our Company’s operating results are not affected by seasonality.

Competition

The wind power market is rapidly evolving and is expected to become intensively competitive. According to the Chinese wind turbine ranking published independently by Beijing JiPeng Information and Consultancy Co., Ltd., GC Nordic ranked 13 th in 2008. It is our understanding that the criteria that Beijing Jipeng Information Consultancy co., Ltd., used in its China’s Wind Turbine Manufacturers Ranking is likely from the perspectives of wind turbine technological level, industrialization status, production scale, marketing and such other factors.  The enterprises that are shown in such report are wind turbine manufacturers that are registered in China, including subsidiaries of international wind turbine manufacturers.  Some of our competitors have established a market position more prominent than ours and if we fail to attract and retain customers and establish a successful distribution network for our wind turbines, we may be unable to increase our sales and market share.  We compete with major international and PRC companies including Dongfang Steam Turbine, Dalian Huarui, Gold Wind, CSIC, Spanish Gamesa, and Indian Suzion.  Some of these companies are more experienced and more established than us with mature manufacturing capabilities.  Some of these companies are well-capitalized and benefit from earlier development advantages.  We also expect that our future competition will include new entrants to the wind power market offering new technological solutions.

However, we believe that the cost and performance of our technologies, products and services will have advantages compared to competitive technologies, products and services.  Some of our competitors are large enterprises resulting in inflexible operations.  Some of our competitors receive less government support.  We also have the following advantages over our competitors:

1.      Our Cost Advantage

We believe our 2-bladed wind turbine and technological process provides for lower manufacturing costs resulting from significantly more efficient material usage, use of fewer parts and fewer manufacturing steps for our product as compared to our competitors, which commonly use a 3-bladed wind turbine.  The installation costs of our product are also significantly lower as compared to our competitors because our 2-bladed wind turbine has a simple structure, lighter total weight and can be more easily installed at less cost than the cost of installation of 3-bladed wind turbines used by our competitors.  Further, use of our 2-bladed wind turbine can also significantly reduce overall maintenance costs for a wind farm because it is equipped with condition monitoring system which monitors the operational condition of the wind turbine, and signals for maintenance based on actual turbine condition, increasing revenue and reducing maintenance costs.  These cost advantages greatly reduce the initial investment, installation costs and maintenance costs of wind farm for owners using our 2-bladed wind turbine.

a.	The constitution of the typical wind farm investment includes:

No.	Constitution
(i)	Wind turbine
(ii)	Tower
(iii)	Foundation
(iv)	Transportation, hoisting
(v)	Others

b.	Comprehensive analysis of unit price

(i)	Comparison of Wind Turbine Cost	Unit: RMB

Type	Unit Price (ten thousand/unit )	Unit cost of capacity ( Yuan/kw )	Percentage
1.5MW	645	4300	100%
GC Nordic 1.0MW	300	3000	70%

(ii)	Comparison of Tower Cost

Type	Height ( m )	Weight ( t )	Unit cost of capacity (ten thousand/MW )	Percentage
1.5MW	70	116	86	100%
GC Nordic 1.0MW	70	65	72	84%

(iii)	Comparison of foundation cost

Type	Expenses ( ten thousand )	Unit cost of capacity (ten thousand/MW )	Percentage
1.5MW	39	26	100%
GC Nordic 1.0MW	9.6	9.6	37%

(iv)	Comparison of hoisting cost

Type	Crane cost	Hoisting Time	Hoisting Time of unit capacity	Percentage
1.5MW	100T Crane 1 set	2day/set	1.333 day/MW	100%
	30T Crane 1 set
GC Nordic 1.0MW	80T Crane 1 set	1 day/set	1day/MW	75%

(v)	Comparison of Transportation Cost (assuming the same transportation tool, same distance, the same unit price for each ton)

Type	Pay load	Unit volume weight	Percentage
1.5MW	90T	60T/MW	100%
GC Nordic 1.0MW	40T	40T/MW	67%

2.      Our Relationship with Guoce Science and Technology

Since GC China Turbine Group was formed by certain founders and management of Guoce Science and Technology, and some of these individuals, including Mr. Hou Tie Xin, Mr. Xu Jia Rong, Ms. Qi Na, Ms. Zhao Ying, also form our core management team, we have the advantage of initial strategic guidance and the supply of necessary start-up resources. The main businesses of Guoce Science and Technology’s include research and development, production, sales, and system engineering services of power testing instrument, computer-based monitoring system for hydropower station, hydropower governor, hydropower station excitation, direct current system, substation automation, power dispatching automation, network monitoring, cluster server, and computer storage technology.

Guoce Science and Technology has a strong reputation as a provider of technology services in the energy industry.  Its businesses cover the whole power industrial chain with products ranging from power generation to power transmission to every sector of power utilization. With the complete product framework, it expects to hold the leading position in the industry for a long time.

Our relationship with Guoce Science and Technology has many benefits including:

•	access to engineering prowess

•	access to established technology in the turbine control arena

•	access to the utilities industry in China as it has large market share for their products

•	credibility within the utilities industry because it has long-standing relationships and operating history within the industry

The entire wind power industry also faces competition from other power generation sources, both conventional and emerging technologies.  Large utility companies dominate the energy production industry.  Coal continues to dominate as the primary resource for electricity production.  Other conventional resources, including natural gas, oil and nuclear compete with wind energy in generating electricity.  Wind power has some advantages and disadvantages when compared to other power generating technologies.  Wind power is plentiful and widely distributed.  It is a renewable source of energy.  Since wind power does not generate greenhouse gases, it does not contribute to global warming.  Wind power produces no water or air pollution that can contaminate the environment because no chemical processes are involved in wind power generation.  As a result, wind power reduces toxic atmospheric gas emissions.  However, wind turbines require locations with constantly high wind speeds and since wind is unpredictable, wind power is not predictably available.

Research and Development

GC China Turbine identified a 2-bladed wind turbine technology that was developed through a 10 year research project costing over US$ 75 million. While the 2-bladed technology is relatively less commonly used in the market, the development project that created GC China Turbine’s technology has been operating for 10 years with 97% availability (for generation). Further, the 2-bladed technology has the benefits of lower manufacturing cost, lower installation cost and lower operational costs.

The 2-bladed wind turbine was developed by a firm called Deltawind AB (“Deltawind”).   GC Nordic has a 10 year license with Deltawind, with opportunity for renewal, which allows us to manufacture and distribute these turbines in the Chinese markets.  This license, if not renewed, will expire on June 30, 2016. Under the terms of the license, Deltawind agreed to provide documents, training and technical assistance to GC Nordic to assist in the manufacture of the turbines. In consideration for the license, GC Nordic paid 5,000,000 Swedish Kronas to Deltawind and agreed to pay royalties to Deltawind equal to 3.5% of the annual net income of  GC Nordic from the sale of such turbines.  Some former personnel of Deltawind joined GC China Turbine and those personnel are assisting in the research and development efforts as well as the testing of the new Chinese components.  There are no employment or retention agreements with any former Deltawind employee.  Deltawind was subsequently purchased by a U.S. licensee of the technology named Nordic Windpower Ltd.

In December 30, 2009, GC Nordic jointly established Guoce Nordic AB with Tomas Lyrner in Sweden, of which 85% of the shares of Guoce Nordic AB is held by GC Nordic and 15% by Mr. Lyrner. Guoce Nordic AB is the research and development center of GC Nordic will contribute to GC Nordic all of the intellectual rights developed. In 2010, the research and development center will focus on the development of 2.5MW and 3.0MW wind turbines.

Our launch product is a 1.0MW utility scale turbine with designs for a 2.5MW and 3.0MW utility scale turbine in development. The Company is using production of the 1.0 MW turbines to grow market share by exploiting its low-cost advantage.  For fiscal years 2008 and 2009, we have spent US$ 94,300 and US$ 90,437, respectively, on research and development expenses. The Company plans to continue investing more in research and development for its larger scale turbines. The Company is targeting production of its 2.5MW and 3.0MW turbines for 2010.  The nacelle design of the 2.5MW onshore wind turbine has been completed, and complete research and development will be completed by the end of 2010. According to the progress of the design and initial design ideas, the data of blade, generator technical parameters and the main gearbox drawings have been obtained domestically. And the calculation of the above technical documents is being verifying by our staff in Sweden with the concept design of the whole wind turbine having been completed. The 3.0MW offshore wind turbine has the same structure as the 2.5MW wind turbine with mere changes on the foundation and higher rotation. Therefore, the research and development of the 3.0MW offshore wind turbine will go synchronously with the 2.5MW wind turbine.

Intellectual Properties and Licenses

The following table describes the intellectual property currently owned by GC Nordic:

Type	Name	Category Number and Description	Issued By	Duration	Description
Trademark	GC-NORDIC	39 (transport; packaging and storage of goods; travel arrangement)	State Trademark Administration	September 28, 2009 to September 27, 2019	N/A

Trademark	Nordic	39 (transport; packaging and storage of goods; travel arrangement)	State Trademark Administration	June 21, 2009 to June 20, 2019	N/A

Trademark	☐☐
7 (Machines and machine tools; motors and engines (except for land vehicles); machine coupling and transmission components (except for land vehicles); agricultural implements other than hand-operated; incubators for eggs)
			State Trademark Administration	June 7, 2009 to June 6, 2019	N/A

GC China Turbine takes all necessary precautions to protect our intellectual property.  Aside from registering our trademarks with the State Trademark Administration to protect our intellectual property, our marketing team also diligently conducts market research to ensure that our intellectual property is not being violated. However, we cannot assure you that we will be able to protect or enforce our intellectual property rights.  In the event of any infringement upon our intellectual property rights, we will pursue all legal rights and remedies.

China Economic Incentive Policies

To support the development of wind power technology and growth of the in-grid wind power market, the Chinese government has implemented a series of projects and also stipulated a series of economic incentive policies.

Ride the Wind Program

To import technology from foreign companies and to establish a high-quality Chinese wind turbine generator sector, the former State Development and Planning Commission (“ SDPC ”) initiated the “Ride the Wind Program” in 1996. This initiative led to two joint ventures, NORDEX (Germany) and MADE (Spain).  These joint ventures effectively introduced a 600 kilowatts wind turbine generator manufacturing technology into China.  This program has already been implemented and is not applicable to our Company.

National Debt Wind Power Program

To encourage the development of domestic wind power equipment manufacturing, the former State Economic & Trade Commission (“ SETC ”) implemented the “National Debt Wind Power Program.”  This program required the purchase of qualified, locally-made wind power components for new generation projects.  China’s government provided bank loans with subsidized interest to wind farm owners as compensation for the risk of using locally-made wind turbine generators.  These loans funded construction of demonstration project wind farms with a total installed capacity of 8MW.  This program has been completed and was meant for wind farm owners, not wind farm manufacturers, and therefore we did not apply for the program.

Wind Power Concession Project

The NDRC initiated the “Wind Power Concession Project” in 2004 with a 20-year operational period.  This program aims to reduce the in-grid wind power tariff by building large capacity wind farms and achieving economies of scale. Each of the wind farms built under this program must reach a 100MW capacity. By 2006, NDRC had approved 5 wind farms, in Jiangsu, Guangdong, Inner Mongolia, and Jilin Province.

In February 2005, China’s Renewable Energy Law was formulated and was put into effect on January 1, 2006.  The law stipulates that the power grid company must sign a grid connection agreement with the wind power generating company and purchase the full amount of the wind power generated by it.  The wind power tariff will be determined by the wind farm project tendering.  The winner’s quoted tariff will be the tariff of that wind farm project.

Wind power is a priority “National Clean Development Mechanism Project” of the Chinese government.  Wind farm developers can sell Certified Emission Reduction Certificates (“ CER’s ”) to developed countries under the terms of the Kyoto Protocol.

This project is not yet applicable to our Company and as such we have not applied for any of its programs.

Governmental Regulations

This section sets forth a summary of the most significant regulations or requirements that affect our business activities in China.

Compliance with Circular 75, Circular 106 and the 2006 M&A Regulations

China’s State Administration of Foreign Exchange (“SAFE”) issued a public notice known as “Circular 75” in October 2005, requiring PRC residents to register with the local SAFE branch before establishing or acquiring the control of any company outside of China for the purpose of financing that offshore company with assets or equity interest in a PRC company. PRC residents that are shareholders of offshore special purpose companies established before November 1, 2005 were required to conduct the overseas investment registration with the local SAFE branch before March 31, 2006, and once the special purpose vehicle has a major capital change event (including overseas equity or convertible bonds financing), the residents must conduct a registration relating to the change within 30 days of occurrence of the event. On May 29, 2007, the SAFE issued an additional notice known as “Circular 106,” clarifying some outstanding issues and providing standard operating procedures for implementing the prior notice. According to the new notice, SAFE sets up seven schedules that track registration requirements for offshore fundraising and roundtrip investments.

Likewise, the “Provisions on Acquisition of Domestic Enterprises by Foreign Investors,” issued jointly by the Ministry of Commerce (“ MOFCOM ”), State-owned Assets Supervision and Administration Commission, State Taxation Bureau, State Administration for Industry and Commerce, China Securities Regulatory Commission and SAFE in September 2006, impose approval requirements from MOFCOM for “round-trip” investment transactions, including acquisitions in which equity was used as consideration.

Dividend Distribution

The principal laws, rules and regulations governing dividends paid by our PRC operating subsidiary include the Company Law of the PRC (1993), as amended in 2006, Wholly Foreign Owned Enterprise Law (1986), as amended in 2000, and Wholly Foreign Owned Enterprise Law Implementation Rules (1990), as amended in 2001. Under these laws and regulations, our PRC subsidiary may pay dividends only out of its accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. In addition, our PRC subsidiary is required to set aside at least 10% of its after-tax profit based on PRC accounting standards each year to its statutory surplus reserve fund until the accumulative amount of such reserve reaches 50% of its respective registered capital. These reserves are not distributable as cash dividends.  The board of directors of a wholly foreign-owned enterprise has the discretion to allocate a portion of its after-tax profits to its staff welfare and bonus funds.  After the allocation of relevant welfare and funds, the equity owners can distribute the rest of the after-tax profits provided that all the losses of the previous fiscal year have been made up.

Taxation

The applicable tax laws, regulations, notices and decisions (collectively referred to as “Applicable Tax Law ”) related to foreign investment enterprises and their investors include the follows:

•	Enterprise Income Tax Law of the People’s Republic of China issued by the National People’s Congress of China on January 1, 2008;

•	Implementing Rules of the Enterprise Income Tax Law of the People’s Republic of China promulgated by the State Council of China, which came into effect on January 1, 2008;

•	Interim Regulations of the People’s Republic of China Concerning Value-added Tax promulgated by the State Council came into effect on January 1, 2009;

•	Implementation Rules of The Interim Regulations of the People’s Republic of China Concerning Value-added Tax promulgated by the Treasury Department of China came into effect on January 1, 2009;

•	Business Tax Interim Regulations of the People’s Republic of China promulgated by the State Council came into effect on January 1, 2009;

•	Implementation Rules of The Business Tax Interim Regulations of the People’s Republic of China promulgated by the Treasury Department of China came into effect on January 1, 2009.

Income Tax on Foreign Investment Enterprises

GC Nordic is subject to income tax at a rate of 25.0% of their taxable income starting from January 1, 2008 according to the Enterprise Income Tax Law and its Implementation Rules of People’s Republic of China.

Before the implementation of the Enterprise Income Tax (“EIT”) law (as discussed below), Foreign Invested Enterprises established in the People’s Republic of China are generally subject to an EIT rate of 33.0%, which includes a 30.0% state income tax and a 3.0% local income tax.  On March 16, 2007, the National People’s Congress of China passed the new Corporate Income Tax Law (“CIT Law”), and on November 28, 2007, the State Council of China passed the Implementation Rules for the CIT Law (“Implementation Rules”) which took effect on January 1, 2008. The CIT Law and Implementation Rules impose a unified EIT of 25.0% on all domestic-invested enterprises and foreign invested enterprises (“FIEs”), unless they qualify under certain limited exceptions. Therefore, nearly all FIEs are subject to the new tax rate alongside other domestic businesses rather than benefiting from the old tax laws applicable to FIEs, and its associated preferential tax treatments, beginning January 1, 2008.

Value-added Tax

The new Interim Regulations of the People’s Republic of China on Value-added Tax promulgated by the State Council came into effect on January 1, 2009 and its Implementation Rules promulgated by the Treasury Department of China came into effect on January 1, 2009.  Under these regulation and rules, value-added tax is imposed on goods sold in or imported into the PRC and on processing, repair and replacement services provided within the PRC.

Value-added tax payable in the PRC is charged on an aggregated basis at a rate of 13% or 17% (depending on the type of goods involved) on the full price collected for the goods sold or, in the case of taxable services provided, at a rate of 17% on the charges for the taxable services provided but excluding, in respect to both goods and services, any amount paid in respect of value-added tax included in the price or charges, and less any deductible value-added tax already paid by the taxpayer on purchases of goods and service in the same financial year.

Business Tax

The new Interim Regulations  on Business Tax of the People’s Republic of China promulgated by the State Council came into effect on January 1, 2009, providing that the business tax rate for a business that provides services, assigns intangible assets or sells immovable property will range from 3% to 5% of the charges of the services provided, intangible assets assigned or immovable property sold, as the case may be except that the entertainment industry shall pay a business tax at a rate ranging from 5% to 20% of the charges of the services provided.

Wholly foreign-owned enterprise

There are three common forms for foreign companies to make investment and operate business in China, including Sino-foreign equity joint venture, Sino-foreign cooperation joint venture and wholly foreign-owned enterprise, which are subject to three different Chinese laws. Wholly foreign-owned enterprises are governed by the Law of the People’s Republic of China Concerning Enterprises with Sole Foreign Investments, which was promulgated on 12th April, 1986 and amended on 31 October 2000, and its Implementation Regulations promulgated on 12th December, 1990 and amended on 12 April 2001 (together the “ Foreign Enterprises Law ”).

In order to completely control GC Nordic’s businesses and assets in China, Luckcharm acquired all of GC Nordic’s shares and restructured GC Nordic from a Chinese-owned company to be a wholly foreign-owned enterprise on August 5, 2009. After the completion of the reverse acquisition in October 2009, Luckcharm became our wholly-owned subsidiary, and, as a result, we indirectly controlled the businesses, assets and operations of GC Nordic. Under our control, GC Nordic is maintained as a legal person pursuant to the Chinese laws, which enables us to operate business, market, manufacture, sell, bid for Chinese wind farm procurement and hire employees in China.

(a)   Procedures for establishment of a wholly foreign-owned enterprise

The establishment of a wholly foreign-owned enterprise will have to be approved by the Ministry of Commerce of the PRC (“ MOC ”) (or its delegated authorities).  If two or more foreign investors jointly apply for the establishment of a wholly foreign-owned enterprise, a copy of the contract between the parties must also be submitted to the MOC (or its delegated authorities) for its record.  A wholly foreign-owned enterprise must also obtain a business license from the State Administration for Industry & Commerce of the PRC (“ SAIC ”) before it can commence business.

(b)   Nature

A wholly foreign-owned enterprise is a limited liability company under the Foreign Enterprises Law.  It is a legal person which may independently assume civil obligations, enjoy civil rights and has the right to own, use and dispose of property.  It is required to have a registered capital contributed by the foreign investor(s).  The liability of the foreign investor(s) is limited to the amount of registered capital contributed.  A foreign investor may make its contributions by installments and the registered capital must be contributed within the period as approved by the MOC (or its delegated authorities) in accordance with relevant regulations.

(c)   Profit distribution

The Foreign Enterprise Law provides that after payment of taxes, a wholly foreign-owned enterprise must make contributions to a reserve fund, an enterprise development fund and an employee bonus and welfare fund.  The allocation ratio for the employee bonus and welfare fund may be determined by the enterprise.  However, at least 10% of the after-tax profits must be allocated to the reserve fund. If the cumulative total of allocated reserve funds reaches 50% of an enterprise’s registered capital, the enterprise will not be required to make any additional contribution. The reserve fund may be used by a wholly foreign-owned enterprise to make up its losses and with the consent of the examination and approval authority, can also be used to expand its production operations and to increase its capital. The enterprise is prohibited from distributing dividends unless the losses (if any) of previous years have been made up. The development fund is used for expanding the capital base of the company by way of capitalization issues. The employee bonus and welfare fund can only be used for the collective benefit and facilities of the employees of the wholly foreign-owned enterprise.

Environmental Protection Regulations

The PRC has expressed a concern about pollution and other environmental hazards. Although we believe that we comply with current national and local government regulations, if it is determined that we are in violation of these regulations, we can be subject to financial penalties as well as the loss of our business license, in which event we would be unable to continue in business. Further, if the national or local government adopts more stringent regulations, we may incur significant costs in complying with such regulations. If we fail to comply with present or future environmental regulations, we may be required to pay substantial fines, suspend production or cease operations. Any failure by us to control the use of, or to restrict adequately the discharge of, hazardous substances could subject us to potentially significant monetary damages and fines or suspensions in our business operations.

Renewable Energy Regulations

China formulated and promulgated the “Renewable Energy Law of the People’s Republic of China” in February 28, 2005 (“ Renewable Energy Law ”) which has been carried out from January 1, 2006 to further facilitate the development and utilization of renewable energy including wind energy, increase the energy supply, protect the environment, and improve energy structure. Following the promulgation of the Renewable Energy Law, the PRC Government has also successively carried out various relevant ancillary measures, including the “Circular Regarding Requirements of Administration of Wind Power Construction,” the “Relevant Provisions for Administration of Renewable Energy Resource Electricity Generation,” the “Renewable Energy Industry Development Guidance Catalogue” and the “Trial Measures for Administration of Renewable Energy Power Generation Pricing and Expenses Sharing” to lay down special rules and regulations to facilitate the development of wind power industry in the PRC.

China promulgated the “Renewable Energy Law of People’s Republic of China, as amended” on December 26, 2009, to be implemented from April 1, 2010. The promulgation of such act is for the purpose of improving the Renewable Energy Law, and provide further legal protections to renewable energies including wind, solar energy and others.

The Ministry of the PRC issued the “Provisional Measures for Administration of Special Capital on Developing Renewable Energy Resources," stipulating the establishment of “Special Capital on Developing Renewable Energy Resources” by utilization of the central budget to promote the development of renewable energy, especially on the local production of the mechanical equipments for the development and utilization of renewable energy.

In 2006, the State Council promulgated “National Guideline on Medium-and Long-Term Program for Science   and Technology Development (2006-2020)” (the “ Guideline ”), stipulating the priority research on large types of wind power facilities in terms of the low-cost and large-scale of the development and utilization of renewable energy resources. Following the above-mentioned Guideline, in 2007, the PRC Development and Reform Committee promulgated the ancillary notice the “Eleventh Five-Year Plan of High Technology Industry” to promote the research, commercial use, industrialization of the wind turbines and its key assembly.

Foreign Exchange Controls

In August 2008, the Foreign Exchange Bureau issued the Foreign Exchange Administration Regulation, as amended. Under the Regulation, the Renminbi (“ RMB ”) is freely convertible for current account items, including the distribution of dividends, interest payments, trade and service-related foreign exchange transactions, but not under the “capital account,” which includes foreign direct investment, loans and investments in securities outside of China, unless the prior approval of the SAFE is obtained and prior registration with the SAFE is made. These limitations could affect the PRC company’s ability to obtain foreign exchange through debt or equity financing. This could negatively impact our financial performance as it may limit our ability to reallocate capital and to take advantage of market opportunities.

On August 29, 2008, SAFE promulgated a notice entitled Circular 142, regulating the conversion by a foreign-invested company of foreign currency into RMB by restricting the use of converted RMB. The notice requires that the registered capital of a foreign-invested company settled in RMB converted from foreign currencies may only be used for purposes within the business scope stated in the business license and may not be used for equity investments within PRC. In addition, SAFE strengthened its supervision of the flow and use of the registered capital of a foreign-invested company settled in RMB converted from foreign currencies. The use of such RMB capital may not be changed without SAFE’s prior approval, and may not in any case be used to repay RMB loans if the proceeds of such loans have not been used.

Since a significant amount of our future revenue will be denominated in RMB, any existing and future restrictions on currency exchange may limit our ability to utilize revenue generated in RMB to fund our business activities outside China that are denominated in foreign currencies. We cannot be certain that the Chinese regulatory authorities will not impose more stringent restrictions on the convertibility of the RMB.

Employees

The following table sets forth the number of our employees for each of our areas of operations and as a percentage of our total workforce as of June 3, 2010:

	Number of Employees	% of Employees
Management	8	6.67%
GM Office	7	5.83%
Engineering	8	6.67%
Finance	6	5.00%
Financing and Investment	4	3.33%
Technology	12	10.00%
Quality Assurance	4	3.33%
Marketing	12	10.00%
Purchasing	8	6.67%
Production	43	35.83%
Logistics	8	6.67%
TOTAL	120	100%

The Company has 120 employees, most of whom have signed employment contracts and confidentiality agreements with the Company. Generally, the employment contract is 5 to 10 years for senior management personnel; 3 years for middle management personnel, marketing staff, technicians and other special staff; and 2 years for the rest. For non-experienced staff, the employment contract is 1 year. We believe that our relationship with our employees is good.

We are in full compliance with Chinese labor laws and regulations and are committed to providing safe and comfortable working conditions and accommodations for our employees.  We believe in the importance of maintaining our social responsibilities, and we are committed to providing employees with a safe, clean and comfortable working environment and accommodations. Our employees are also entitled to time off during public holidays. In addition, we frequently monitor contract manufacturers’ working conditions to ensure their compliance with related labor laws and regulations. We are in full compliance with our obligations to provide pension benefits to our workers, as mandated by the PRC government. We strictly comply with Chinese labor laws and regulations, and offer reasonable wages, life insurance and medical insurance to our workers.

Compliance with Environmental Laws

We are required to comply with several domestic environmental protection laws and regulations, including Environmental Protection Law of the People’s Republic of China, Law of the People’s Republic of China on Prevention and Control of Water  Pollution, Law of the People’s Republic of China on the Prevention and Control of Atmospheric Pollution, Law of the People’s Republic of China on the Prevention and Control of Environmental Pollution by Solid Waste, Law of the People’s Republic of China on Prevention and Control of Pollution From Environmental Noise, Law of the People’s Republic of China on Appraising of Environment Impact and Regulations on the Administration of Construction Project Environmental Protection.

In accordance with the Environmental Protection Law of the People’s Republic of China adopted by the Standing Committee of the National People’s Congress on December 26, 1989, the bureau of environmental protection of the State Council sets the national guidelines for the discharge of pollutants. The provincial and municipal governments of provinces, autonomous regions and municipalities may also set their own guidelines for the discharge of pollutants within their own provinces or districts in the event that the national guidelines are inadequate. The subdivision environmental protection laws on control of pollution of water, air, solid waste and noise set more detailed rules, standards and specifications with respect to their areas of regulation.

Pursuant to the Environmental Protection Law and its subdivision laws, a company or enterprise which causes environmental pollution and discharges other polluting materials which endanger the public should implement environmental protection methods and procedures into their business operations. This may be achieved by setting up a system of accountability within the company’s business structure for environmental protection; adopting effective procedures to prevent environmental hazards such as waste gases, water and residues, dust powder, radioactive materials and noise arising from production, construction and other activities from polluting and endangering the environment. The environmental protection system and procedures should be implemented simultaneously with the commencement of and during the operation of construction, production and other activities undertaken by the company. Any company or enterprise which discharges environmental pollutants should report and register such discharge with relevant bureaus of environmental protection and pay any fines imposed for the discharge. A fee may also be imposed on the company for the cost of any work required to restore the environment to its original state. Companies which have caused severe pollution to the environment are required to restore the environment or remedy the effects of the pollution within a prescribed time limit.

In addition, the Law of the People’s Republic of China on Appraising of Environment Impact Issued by the National People’s Congress of China which came into effect on September 1, 2003 provides the methods and institutions for analyzing, predicting and appraising the impact of operation and construction projects that might incur after they are carried out. In case a construction project of any company or enterprise fails to pass the examination, the construction may not be started. Regulations on the Administration of Construction Project Environmental Protection Issued by the State Council of China which came into effect on November 29, 1998 provide that the building of construction projects having impacts on the environment within the territory of the People's Republic of China shall compile or submit a report on environmental impact, a statement on environmental impact or  a registration form on environmental impact in accordance with the extent of environmental impact of construction projects.

DESCRIPTION OF PROPERTY

Wuhan offices and facilities

Our principal executive offices and our facilities are located in Wuhan City, China.  The table below provides a general description of our facilities:

Location	Principal Activities	Area (sq. meters)	Lease Expiration Date
No.86, Nanhu Avenue, East Lake Development Zone, Wuhan, Hubei Province, PRC 430223	Principal Executive Office and Factory	36,000 square meters	N/A (provided by Wuhan Donghu New Technology Development Co., Ltd. at no charge)

18 Huaguang Blvd. Gaoke Tower, 12 th Floor, Guandong Technology Area, Donghu Development District, Wuhan City, Hubei Province PRC 430040	Office	100 square meters	N/A (provided by Wuhan Donghu New Technology Development Co., Ltd. at no charge)

Our manufacturing facility and principal executive office is 36,000 square meters situated in the Donghu Development District, Wuhan, China. Only the state may own land in China, therefore we lease the land under our facility. There is no expiration date for the lease, which is provided free of charge by the Administrative Committee of Donghu Development District.

LEGAL PROCEEDINGS

On December 4, 2009, Nordic Windpower USA, Inc. ("Nordic Windpower") filed a lawsuit against GC China Turbine Corp., f.k.a. Nordic Turbines, Inc., in the U.S. District Court for the Northern District of California, alleging trademark infringement, trademark dilution, unfair competition and trade dress infringement. The complaint states that Nordic Windpower seeks to enjoin us from using the mark "Nordic Turbines" and to take any corrective action related to our use, recover damages sustained from our use of the mark "Nordic Turbines" and to obtain a judgment against us because we allegedly competed unfairly under the California Business and Professions Code.  Nordic Windpower filed an amended complaint on December 23, 2009. We have substantially complied with all of Nordic Windpower's requests related it its claims, including changing our name to "GC China Turbine Corp." on September 14, 2009.  We filed an answer on January 22, 2010.  We have been actively discussing settlement and have made substantial progress towards reaching an agreement.  We are currently negotiating the actual terms of a draft settlement agreement.  In the event a settlement cannot be reached, we intend to vigorously defend the case.

DIRECTORS AND EXECUTIVE OFFICERS

Management

The following table sets forth the names and ages of our current directors, executive officers, significant employees, the principal offices and positions with us held by each person and the date such person became our director, executive officer or significant employee. Our executive officers are appointed by our Board of Directors. Our directors serve until the earlier occurrence of the appointment of his or her successor at the next meeting of stockholders, death, resignation or removal by the Board of Directors.

Name	Age	Position	Since
Hou Tie Xin	52	Chairman of the Board	2009
Qi Na	53	Chief Executive Officer, Director	2009
Zhao Ying	31	Chief Financial Officer, Secretary	2009
Tomas Lyrner	52	Chief Technology Officer	2009
Xu Jia Rong	46	Director	2009
Marcus Laun	40	Director	2009
Christopher Walker Wadsworth	40	Director	2009

Our Board of Directors believes that its members encompass a range of talent, skill, and experience sufficient to provide sound and prudent guidance with respect to our operations and interests.  The information below with respect to our directors includes each director’s experience, qualifications, attributes, and skills that led our board of directions to the conclusion that he or she should serve as a director.

Mr. Hou Tie Xin is the Chairman of our Board of Directors.  He is the founder, Chairman of the Board and General Manager of Guoce New Technology, which was established in 1995 and was renamed to Guoce Science and Technology in 2002.  Since inception of Guoce Science and Technology, Mr. Hou has overseen the acquisition of over ten subsidiaries and has been awarded the title of “Outstanding Entrepreneur” by the municipal government.  Mr. Hou is a nationally renowned power expert and is a professor of engineering.  Mr. Hou has obtained more than 20 patents for his inventions in connection with his research and development of energy technology.  Mr. Hou is a member of the China Standardization Committee and is an author of China’s Power Quality Standards.  Mr. Hou is also a member of the International Electrotechnical Commission (“ IEC ”) and attended the 2007 IEC Assembly in Tokyo as the leader of the Chinese delegation.   Mr. Hou obtained his Bachelor of Engineering degree in Power System and Automation from Wuhan University in 1982 and a Masters degree in Power Automation from Huazhong University of Science & Technology in 1990. Mr. Hou’s business and leadership experience, his knowledge and stature in the power industry and his engineering background give him unique insights into our challenges, opportunities, and operations.

Ms. Qi Na is our Chief Executive Officer and a member of our Board of Directors.  She has been General Manager of GC Nordic since 2006.  From 2004, Ms. Qi was General Manager of Wuhan Guoce Power Investment Corp. as well as Vice General Manager of Guoce Science and Technology.  In 1999, Ms. Qi founded and was General Manager of Hubei TaiKang Engineering Tech Corp.  From 1993 to 1999, she worked at Hubei International Financial Technology Consultation Corp., Hubei ChangJiang HePingShiYe Corp., and Wuhan Machine Bidding Corp.  From 1972 to 1992, Ms. Qi worked at YiChang 403 factory and 461 factory in various departments, including, youth union, cadre, repair, drive workshop, quality control and energy.  Ms. Qi obtained a Bachelor of Engineering degree specializing in Marine Power Plant from Shanghai Jiaotong University in 1978. Ms. Qi’s leadership and operational experience and her broad range of work experiences at multiple levels of government, and her engineering background make her an a valuable asset to our Board of Directors.

Ms. Zhao Ying is our Chief Financial Officer and Secretary.  She has been Chief Financial Officer of GC Nordic since 2006.  Ms. Zhao is responsible for financing and investment and she is also responsible for all communications with the government.  Ms. Zhao has been with Guoce New Technology since 1999 in various positions, such as Assistant of Marketing, Vice Manager of the sales division, Vice Manager of the engineering division, General Manager of the office and Secretary of the board.  In 1999, Ms. Zhao obtained a Bachelors degree in management and law from Wuhan Hydro Power University.  In 2006, Ms. Zhao obtained a Masters degree in Finance from Wuhan University.

Mr. Tomas Lyrner is our Chief Technology Officer.  He has been serving as the Chief Technology Officer of Wuhan Guoce Nordic New Energy Co., Ltd. since 2006. Mr. Lyrner began his professional career at a Danish wind turbine manufacturer named NEG Micon (later merged into Vestas) in 1985. His main responsibilities were research and development, design and calculations.  He was closely involved with the development of a Danish 3-bladed 200 kilowatt wind turbine of which 50-60 machines was produced.   From the beginning of 1990 to 1999, Mr. Lyrner worked at the consultant company AF-Industriteknik where he was highly involved in the design and development of the 2 Nordic Windpower prototype wind turbines with the generator power of 400 and 1000 kilowatts.  Mr. Lyrner designed and calculated wind turbine offshore foundations for the company Vindkompaniet of which 5 wind turbines were installed and still operating 4 kilometers outside of Nasudden, Gotland, Sweden.  From 1999-2004, he was Chief Technology Officer of Nordic Windpower USA, Inc. working with modification and adoption to serial production of the Nordic 1000, 1MW wind turbine prototype.  He was also responsible for design approval against the Det Norske Veritas.  Since 2004, Mr. Lyrner has had his own consultant firm named Wind Engineering Consultant (“ WEC ”).  WEC has acted as assistant and advisor for EON Sweden (a European power company) regarding a large wind power offshore project.  WEC has also designed docking system for offshore wind turbines and conducted conceptual studies leading to the final layout of 6MW offshore wind turbines through dynamic simulations by means of VIDYN software.  Mr. Lyrner received his Masters in Mechanical Engineering from the Royal Institute of Technology of Stockholm Sweden in 1984.

Mr. Xu Jia Rong is a member of our Board of Directors.  He currently serves as General Manager of Guoce Science and Technology and is responsible for daily management of the company and has served as Chief Engineer at Guoce New Technology since 1996. From 1992 through 1996, Mr. Xu served as project leader in Wuhan Hongshan Electrician Technical research institute monitoring the labor project group, the primary cognizance automobile electron ignition project research and development group and the supervisory system research and development group.  From 1982 through 1992, Mr. Xu taught at Wuhan Water Conservation Electric Power Institute. Mr. Xu has extensive management experience, and is a power expert in research and development of substation automation and computer-based relay protection. In 1998, his “35kV Substation Integrated Automation System of GCSIA Type” project was awarded the second prize of Scientific and Technological Progress Prize by Shaanxi Power Company. In 1999, his "35kV Substation Integrated Automation System of GCSIA Type" project was awarded the second prize of Scientific and Technological Progress Prize by Wuhan municipal government. In 1999 his "GCVQC Volt\Var Control Devices” project was awarded the third prize of Scientific and Technological Progress Prize by Wuhan municipal government. He took part in all these projects and worked as the main director. Mr. Xu obtained a Bachelor of Engineering degree from Wuhan University in Hydraulic and Electric Engineering in 1982 and a specialized Masters degree in Power System Automation from Wuhan Water Conservation Electric Power University in 1987. Mr. Xu’s extensive management and project experience and research and development skills and awards give him a unique perspective into our product development, future opportunities and operations.

Mr. Marcus Laun is a member of our Board of Directors.  He currently is a senior banker at Wynston Hill Capital, LLC where he is responsible for all aspects of capital raising and advisory engagements for micro- and small-cap ventures.  From 2004 through 2008, Mr. Laun held various positions at Knight Capital Group including serving as managing director and director.  From 2000-2004, Mr. Laun was founder and Chief Executive Officer of Hype (USA) Inc. which controlled the exclusive rights to HYPE Energy Drink in North America.  Prior to this, Mr. Laun was a Vice President of corporate finance at Brean Murray & Co., Inc. and a research analyst at Greenwich High Yield LLC and Mendham Capital Group LLC.  Mr. Laun received a Masters in Business Administration degree from Columbia Business School and received a Bachelor of Science degree from Cornell University. Mr. Laun’s banking experience, prior operational experience and dealings with small cap public companies provides our Board with a perspective of someone with knowledge in multiple facets of public and private company operations, capital-raising and strategy.

Mr. Christopher Walker Wadsworth is a member of our Board of Directors.  He is one of the founding partners of Ceyuan Ventures. He was a co-founder and managing director at Manitou Ventures from 2001 to 2004. Before that, he worked as the vice president of corporate development and product manager for Atom Shockwave from 1999. Mr. Wadsworth accumulated rich experience in finance and investment industry through working for Fleet Bank, Montgomery Securities and Macro-media from 1992 to 1998. Mr. Wadsworth received a Bachelor’s degree from Williams College a Masters in Business Administration degree from University of Chicago. Mr. Wadsworth’s finance and investment experience, prior operational experience and dealings with emerging companies provides our Board with a perspective of someone with knowledge in multiple facets of public and private company operations, capital-raising and strategy.

Family Relationships

There are no family relationships between or among any of our directors, executive officers and incoming directors or executive officers.

Involvement in Certain Legal Proceedings

There has been a legal proceeding filed against GC China Turbine in connection with trademark infringement, trademark dilution, unfair competition and trade dress infringement, see “Legal Proceedings.”

Board Committees; Director Independence

All members of our board of directors serve in this capacity until their terms expire or until their successors are duly elected and qualified. Our bylaws provide that the authorized number of directors will be not less than one. As of this date, our board of directors has not appointed an audit committee or compensation committee; however, we are not currently required to have such committees. The functions ordinarily handled by these committees are currently handled by our entire board of directors. Our board of directors intends, however, to review our governance structure and institute board committees as necessary and advisable in the future, to facilitate the management of our business.

As of this date, we appointed 2 independent directors and 3 non-independent directors to our board of directors. Marcus Laun and Christopher Walker Wadsworth are our two independent directors.

Code of Ethics

We have adopted a code of ethics that applies to our officers, directors and employees, including our chief executive officer, senior executive officers, principal accounting officer, and other senior financial officers. A copy of our code of ethics will be provided to any person without charge, upon written request sent to us at our offices located at No.86, Nanhu Avenue, East Lake Development Zone, Wuhan, Hubei Province, China.

Compensation Committee Interlocks and Insider Participation

No interlocking relationship exists between our board of directors and the board of directors or compensation committee of any other company, nor has any interlocking relationship existed in the past.

EXECUTIVE COMPENSATION

Director Compensation

Currently, we do not pay any compensation to members of our board of directors for their service on the board. However, we intend to review and consider future proposals regarding board compensation.

Executive Compensation

The following summary compensation table indicates the cash and non-cash compensation paid by GC Nordic during the fiscal years ended December 31, 2009 and 2008, respectively, to the current Chief Executive Officer, Chief Financial Officer and each of the other two highest paid executives, if any, whose total compensation exceeded $100,000 during the fiscal years ended December 31, 2009 and 2008, respectively.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non- Equity Incentive Plan Compensa- tion ($)	Nonqualified Deferred Compensa- Tion Earnings ($)	All Other Compensa- tion ($)	Total ($)
Qi Na	2009	11,705	0	0	0	0	0	0	11,705
incoming CEO (1)	2008	9,587	0	0	0	0	0	0	9,587

Zhao Ying	2009	9,949	0	0	0	0	0	0	9,949
incoming CFO (2)	2008	8,027	0	0	0	0	0	0	8,027

(1)
Ms. Qi Na is our Chief Executive Officer and took office concurrently with Mr. Lennon's resignation.  Salary and other annual compensation paid to Ms. Qi are from GC Nordic and are expressed in U.S. dollars based on the interbank exchange rates of RMB 6.8282 and RMB 6.8346 for each US$ 1.00, on December 31, 2009 and 2008, respectively.

(2)
Ms. Zhao Ying is our Chief Financial Officer and took office concurrently with Mr. Lennon's resignation.  Salary and other annual compensation paid to Ms. Zhao are from GC Nordic and are expressed in U.S. dollars based on the interbank exchange rates of RMB 6.8282 and RMB 6.8346 for each US$ 1.00, on December 31, 2009 and 2008, respectively.

None of our executive officers received, nor do we have any arrangements to pay out, any bonus, stock awards, option awards, non-equity incentive plan compensation, or non-qualified deferred compensation.

 Potential Payments Upon Termination or Change-in-Control

SEC regulations state that we must disclose information regarding agreements, plans or arrangements that provide for payments or benefits to our executive officers in connection with any termination of employment or change in control of the company. We currently have no employment agreements with any of our executive officers, nor any compensatory plans or arrangements resulting from the resignation, retirement or any other termination of any of our executive officers, from a change-in-control, or from a change in any executive officer's responsibilities following a change-in-control. As a result, we have omitted this table.

Employment Agreements

Our wholly-owned subsidiary, GC Nordic, entered into employment agreements with Mr. Hou Tie Xin, Ms. Qi Na, Ms. Zhao Ying and Mr. Xu Jia Rong on September 30, 2009 (each an “Employment Agreement,” and together the “Employment Agreements”).  The following are summaries of the Employment Agreements with the above-mentioned officers and directors.

GC Nordic entered into an Employment Agreement with Mr. Hou Tie Xin on September 30, 2009.  Effective September 30, 2009, Mr. Hou was appointed Chairman of GC Nordic, and his basic annual salary is RMB 300,000 or approximately US$ 43,924 per year (the “Base Salary”). GC Nordic’s salary shall be payable by GC Nordic in regular installments in accordance with GC Nordic’s general payroll practices. GC Nordic shall also purchase social insurances and provide welfare and benefits to Mr. Hou according to the applicable labor laws and regulations.  In addition, the Board may award Mr. Hou a bonus of up to 25% of his Base Salary during his employment period according to degree of GC Nordic’s accomplishment of certain financial targets established annually by GC Nordic.

GC Nordic entered into an Employment Agreement with Ms. Qi Na on September 30, 2009. Effective September 30, 2009, Ms. Qi Na was appointed the General Manager of GC Nordic and her total annual salary is RMB 200,000 or approximately US$ 29,283 per year. Ms. Qi’s salary shall be payable by GC Nordic in regular installments in accordance with GC Nordic’s general payroll practices. GC Nordic shall also purchase social insurances and provide welfare and benefits to Ms. Qi according to the applicable labor laws and regulations. In addition, the Board may award Ms. Qi a bonus of up to 25% of her Base Salary during her employment period according to the degree of GC Nordic’s accomplishment of certain financial targets established annually by GC Nordic.

GC Nordic entered into an Employment Agreement with Ms. Zhao Ying on September 30, 2009. Effective September 30, 2009, Mr. Zhao Ying was appointed the Chief Financial Officer of GC Nordic and her total annual salary is RMB 150,000 or approximately US$ 21,962 per year. Ms. Zhao’s salary shall be payable by GC Nordic in regular installments in accordance with GC Nordic’s general payroll practices. GC Nordic shall also purchase social insurances and provide welfare and benefits to Ms. Zhao according to the applicable labor laws and regulations. In addition, the Board may award Ms. Zhao a bonus of up to 25% of her Base Salary during her employment period according to the degree of GC Nordic’s accomplishment of certain financial targets established annually by GC Nordic.

GC Nordic entered into an Employment Agreement with Mr. Xu Jia Rong on September 30, 2009. Effective September 30, 2009, Mr. Xu Jia Rong was appointed the Deputy General Manager of GC Nordic and his total annual salary is RMB 15,000 or approximately US$ 2,196 per year. GC Nordic’s salaries shall be payable by GC Nordic in regular installments in accordance with the GC Nordic’s general payroll practices. GC Nordic shall also purchase social insurances and provide welfare and benefits to Mr. Xu according to the applicable labor laws and regulations. In addition, the Board may award Mr. Xu a bonus of up to 25% of his Base Salary during his employment period according to degree of GC Nordic’s accomplishment of certain financial targets established annually by GC Nordic.

All of the above-described Employment Agreements will be effective from September 30, 2009 to the fifth anniversary date (the “Initial Employment Period”), and all of them shall automatically be renewed on their respective original terms and conditions as modified from time to time by the officers and directors and GC Nordic for additional one-year periods as soon as the expiration of the Initial Employment Period. GC Nordic may terminate the employment of the officers and directors  before his or her employment periods expires if  such officers and directors materially violates GC Nordic’s rules or policies, negligently causes substantial damage or adverse effect to GC Nordic’s interests, or is charged or convicted with criminal liabilities. The officers and directors agree that during their employment periods and anytime thereafter that they shall not to disclose any confidential information, including those received from third parties, to unauthorized person or use for his or her own account without prior written consent(s) from the appropriate authorities, unless the confidential information becomes generally known to and available for use by the public or is required to be disclosed by law or court order.  In addition, the officers and directors agree to make prompt and full disclosure to GC Nordic or its affiliates of his or her obtaining ownership of intellectual properties during his or her employment period and one year thereafter in connection with the business of GC Nordic or its affiliates.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership

The following table sets forth information regarding the beneficial ownership of our common stock as of April 12, 2010, for each of the following persons:

•	each of our directors and each of the named executive officers in the “Management—Executive Compensation” section of this report;

•	all directors and named executive officers as a group; and

•	each person who is known by us to own beneficially five percent or more of our common stock after the change of control transaction.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. Unless otherwise indicated in the table, the persons and entities named in the table have sole voting and sole investment power with respect to the shares set forth opposite the shareholder’s name. Unless otherwise indicated, the address of each beneficial owner listed below is No.86, Nanhu Avenue, East Lake Development Zone, Wuhan, Hubei Province, China.

	Common Stock Beneficially Owned
Executive officers and directors:	Number of Shares beneficially owned (1)		Percentage of class beneficially owned (2)
Hou Tie Xin	17,765,757	(3)(10)	29.53%
Qi Na	2,590,705	(4)(10)	4.31%
Xu Jia Rong	2,130,855	(5)(10)	3.54%
Zhao Ying	1,554,423	(6)(10)	2.58%
Marcus Laun	61,250	(7)	* %
Tomas Lyrner	0		-%
Chris Walker Wadsworth	0	(8)	-%
All directors and executive officers as a group (7 persons)	24,102,990		40.06%

5% Shareholders:
Bu Zheng Liang	3,231,904	(9)(10)	5.37%
Golden Wind Holdings Limited	32,383,808	(10)	53.82%
Ceyuan Ventures II, LP	6,016,250	(11)	10.00%
New Margin Growth Fund L.P.	6,250,000	(12)	10.39%

* Less than 1%

(1)
Unless otherwise indicated in the footnotes to the table, each shareholder shown on the table has sole voting and investment power with respect to the shares beneficially owned by him or it.  Unless otherwise indicated, the address for each of the named beneficial owners is: No.86, Nanhu Avenue, East Lake Development Zone, Wuhan, Hubei Province, China.

(2)
Beneficial ownership has been determined in accordance with Rule 13d-3 under the Exchange Act. Pursuant to the rules of the SEC, shares of Common Stock which an individual or group has a right to acquire within 60 days pursuant to the exercise of options or warrants are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be beneficially owned and outstanding for the purpose of computing the percentage ownership of any other person shown in the table.

(3)
Consists of 17,765,757 shares owned of record by Golden Wind. Golden Wind and Mr. Hou have entered into a Call Option Agreement pursuant to which Mr. Hou has the right to acquire all of such shares. Golden Wind and Mr. Hou have also entered a Voting Trust Agreement, under which Mr. Hou has been appointed as voting trustee under a voting trust created with respect to all of such shares. Therefore, Mr. Hou may be deemed to be the sole beneficial owner of such shares.

(4)
Consists of 2,590,705 shares owned of record by Golden Wind. Golden Wind and Ms. Qi have entered into a Call Option Agreement pursuant to which Ms. Qi has the right to acquire all of such shares. Golden Wind and Ms. Qi have also entered a Voting Trust Agreement, under which Ms. Qi has been appointed as voting trustee under a voting trust created with respect to all of such shares. Therefore, Ms. Qi may be deemed to be the sole beneficial owner of such shares.

(5)
Consists of 2,130,855 shares owned of record by Golden Wind. Golden Wind and Mr. Xu have entered into a Call Option Agreement pursuant to which Mr. Xu has the right to acquire all of such shares. Golden Wind and Mr. Xu have also entered a Voting Trust Agreement, under which Mr. Xu has been appointed as voting trustee under a voting trust created with respect to all of such shares. Therefore, Mr. Xu may be deemed to be the sole beneficial owner of such shares.

(6)
Consists of 1,554,423 shares owned of record by Golden Wind. Golden Wind and Ms. Zhao have entered into a Call Option Agreement pursuant to which Ms. Zhao has the right to acquire all of such shares. Golden Wind and Ms. Zhao have also entered a Voting Trust Agreement, under which Ms. Zhao has been appointed as voting trustee under a voting trust created with respect to all of such shares. Therefore, Ms. Zhao may be deemed to be the sole beneficial owner of such shares.

(7)
Consists of warrants to purchase 35,000 shares issued in the name of Manhatten Valley Capital, LLC and 26,250 shares issued in the name of Beige Capital LLC, to the extent exercisable within 60 days. Mr. Laun is a member in both limited liability companies and therefore may be deemed to be the beneficial owner to such warrants. The address of Mr. Laun is c/o Wynston Hill Capital, 488 Madison Avenue 24th Floor, New York, NY 10022.

(8)	The address of Mr. Wadsworth is c/o Ceyuan Ventures, No. 35 Qin Lao Hutong, Dongcheng District, Beijing 100009 PRC.

(9)
Consists of 3,231,904 shares owned of record by Golden Wind. Golden Wind and Mr. Bu have entered into a Call Option Agreement pursuant to which Mr. Bu has the right to acquire all of such shares. Golden Wind and Mr. Bu have also entered into a Voting Trust Agreement, under which Mr. Bu has been appointed as voting trustee under a voting trust created with respect to all of such shares. Therefore, Mr. Bu may be deemed to be the sole beneficial owner of such shares.

(10)
The address of Golden Wind is P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands. The sole owner of Golden Wind is Xu Hong Bing.  Through Call Option Agreements and Voting Trust Agreements, the beneficial owners of Golden Wind are deemed to be Hou Tie Xin (30.13%), Bu Zheng Liang (5.48%), Qi Na (4.39%), Xu Jia Rong (3.61%), Wu Wei (3.56%), Zhao Ying (2.64%), Zuo Gang (1.91%), Zhang Wei Jun (1.81%) and He Zuo Zhi (1.38%). As such, they are deemed to have or share investment control over Golden Wind’s portfolio. The numbers of shares of GC China Turbine Corp’s common stock reported herein as beneficially owned by Mr. Hou, Mr. Bu, Ms. Qi, Mr. Xu, Mr. Wu, Ms. Zhao, Mr. Zuo, Mr. Zhang and Mr. He are held by Golden Wind, which they in turn own indirectly through their respective ownership of Golden Wind.

(11)
The address of Ceyuan Ventures II, LP is No. 25 Qinlao Hutong, Dongcheng District, Beijing 100009 PRC. Christopher Walker Wadsworth, Bo Feng and WeiGuo Zhao have dispositive and voting control for Ceyuan Ventures II, LP.

(12)	The address of New Margin Growth Fund L.P. is Villa #3, Radisson Xingguo Hotel, 78 Xingguo Road, Shanghai 200052 PRC. Mr. Yan YiXun has dispositive and voting control for New Margin Growth Fund L.P.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Party Transactions

Guoce Science and Technology and we are subject to common control as the sole majority shareholder is the Chairman of the board of directors for both companies. Luckcharm and GC Nordic had US$ 1,238,403, US$ 2,719,828 and US$ 92,511 due from Guoce Science and Technology as of January 15, 2010, September 30, 2009 and December 31, 2008, respectively. The amount due from Guoce Science and Technology does not bear interest as it is short term in nature.

On May 22, 2009, GC Nordic entered into a promissory note in favor of us, in the principal amount of US$ 1,000,000. On the same day, we wired the US$ 1,000,000 to Golden Wind, a company controlled 100% by the Chairman of GC Nordic at that time due to the fact that Golden Wind and Luckcharm were not yet incorporated.  Subsequently, on July 28, 2009, Luckcharm received the proceeds from the related party. Upon closing of the reverse acquisition, this loan became an intercompany loan.

On June 8, 2009, we issued convertible promissory notes to certain foreign accredited investors for aggregate proceeds of US$ 1,015,000, of which US$ 1,000,000 was subsequently assigned by such investors to Clarus.  On October 30, 2009, we agreed to amend the terms of such notes with Clarus, such that upon the six month anniversary of the date of delivery of 20 wind turbine systems by GC Nordic to its customers, the loan would automatically convert into shares of our common stock at US$ 2.00 per share.  Also on October 30, 2009, we entered into a Note Purchase Agreement with Clarus whereby Clarus agreed to loan US$ 1,000,000 to us upon the effective date of delivery of 20 wind turbine systems by GC Nordic to its customers.  We have agreed with Clarus that the period to fund the loan under the Note Purchase Agreement is extended to June 15, 2010. The loan will be in the form of a convertible promissory note which shall bear interest at a rate of 1% per month, and have a maturity date of 2 years from the date of issuance of such note.  On the six month anniversary upon the effective date of delivery of 20 wind turbine systems by us to our customers, the loan will automatically convert into shares of our common stock at US$ 2.00 per share.  Mr. Marcus Laun who is a member of our board of directors is also the Managing Director of Clarus.

On July 31, 2009, Luckcharm entered into a promissory note in favor of us in the principal amount of US$ 10,000,000 in connection with our loan made to Luckcharm. Under the terms of the promissory note, we shall forgive the debt and cancel the promissory note so long as (i) the reverse acquisition is completed pursuant to its terms or (ii) if the reverse acquisition is not completed pursuant to its terms, the debt is converted pursuant to the Financing Agreement. If the reverse acquisition is not completed and the debt is not converted pursuant to the Financing Agreement, the debt shall be due and payable within 180 days from the date of the promissory note. Upon closing of the reverse acquisition, this loan became an intercompany loan.

On September 4, 2009, we appointed Mr. Hou Tie Xin, Ms. Qi Na and Mr. Xu Jia Rong to our Board of Directors.  On October 30, 2009, we consummated the reverse acquisition with Luckcharm and its operating subsidiary, GC Nordic. Mr. Hou Tie Xin, Ms. Qi Na and Mr. Xu Jia Rong were each original founders of GC Nordic and each received beneficial ownership of shares of our common stock in connection with the reverse acquisition as described in “Security Ownership of Certain Beneficial Owners and Management.”  In addition, Mr. Hou Tie and Ms. Qi Na are the Chairman of the Board and Chief Executive Officer, respectively, of GC Nordic.  In connection with the closing of the reverse acquisition Ms. Qi Na was appointed Chief Executive Officer of our Company.

In December 30, 2009, GC Nordic jointly established Guoce Nordic AB with Tomas Lyrner in Sweden, of which 85% of the shares of Guoce Nordic AB is held by GC Nordic and 15% by Mr. Lyrner. Guoce Nordic AB is the research and development center of GC Nordic will contribute to GC Nordic all of the intellectual rights developed. Mr. Lyrner is our Chief Technology Officer.

The Group purchased 70% share ownership of Baicheng Guoce from Guoce Electricity Investment on January 14, 2010 for the consideration of US$205,032. The amount of US$205,032 cash consideration was equal to the fair value of the net assets acquired, therefore, no goodwill was recorded.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
ON ACCOUNTING AND FINANCIAL DISCLOSURE

On December 1, 2009, Madsen & Associates, CPA’s Inc. (“Madsen”) was dismissed as the independent registered public accounting firm.  Madsen’s report on the financial statements of Vista Dorada Corp. for the fiscal years ended December 31, 2008 and 2007 contained an unqualified opinion which contained an explanatory paragraph related to conditions which raise substantial doubt about our ability to continue as a going concern because of our need to raise additional working capital to service our debt and for our planned activity.  Our Board of Directors approved the decision to change its independent registered public accounting firm.  During the last two fiscal years ended December 31, 2008 and 2007, and further through the date of dismissal of Madsen, there have been no disagreements with Madsen on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement if not resolved to the satisfaction of Madsen, would have caused them to make reference to the subject matter of the disagreement(s) in connection with their report on the financial statements of Vista Dorada Corp. for such years; and there were no reportable events, as listed in Item 304(a)(1)(iv) of Regulation S-K.  During the last two fiscal years ended December 31, 2008 and 2007, and further through the date of dismissal of Madsen, Madsen did not advise us on any matter set forth in Item 304(a)(1)(v)(A) through (D) of Regulation S-K.  We requested that Madsen furnish it with a letter addressed to the SEC stating whether or not it agrees with the above statements. A copy of such letter is filed as Exhibit 16.1 to this Form S-1/A.

On December 1, 2009, we engaged Deloitte Touche Tohmatsu CPA Ltd. (“Deloitte”) as our new independent registered public accounting firm to audit our financial statements for the fiscal year ending December 31, 2009. During the two most recent fiscal years and the interim periods preceding the engagement, we did not consult with Deloitte regarding (i) the application of accounting principles to a specific transaction, either completed or proposed, or the type of audit opinion that might be rendered on the our financial statements, and no written report or oral advice was provided to us by Deloitte concluding there was an important factor to be considered by us in reaching a decision as to an accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement, as that term is defined in Item 304 (a)(1)(iv) of Regulation S-K or a reportable event, as that term is described in Item 304 (a)(1)(v) of Regulation S-K.

RECENT SALES OF UNREGISTERED SECURITIES

On October 30, 2009, we issued 32,383,808 shares of our common stock to the Golden Wind in exchange for 100% of the capital stock of Luckcharm. The issuance of the common stock to the Golden Wind pursuant to the Exchange Agreement was exempt from registration under the Securities Act pursuant to Section 4(2) and Regulation D thereof.  We made this determination based on the representations of the sole shareholder of Golden Wind which included, in pertinent part, that such shareholder was an "accredited investor" within the meaning of Rule 501 of Regulation D promulgated under the Securities Act, and that such shareholder was acquiring our common stock, for investment purposes for its own account and not as nominee or agent, and not with a view to the resale or distribution thereof, and that such shareholder understood that the shares of our common stock may not be sold or otherwise disposed of without registration under the Securities Act or an applicable exemption therefrom.

Between October 5, 2009 and October 30, 2009, we entered into Securities Purchase Agreements with the Investors, pursuant to which the Investors purchased 6,400,000 shares of our common stock, at a purchase price of US$ 1.25 per share for an aggregate offering price of US$ 8,000,000. Additionally, we issued warrants to each Investor in an amount equal to 10% of the number of shares that an Investor purchased and an aggregate of 560,000 warrants to advisors and placement agents, with each warrant having an exercise price of US$ 1.00 per share and being exercisable at any time within 3 years from the date of issuance.  On October 30, 2009, we entered into a Note Purchase Agreement with Clarus whereby Clarus agreed to loan US$ 1,000,000 to us upon the effective date of delivery of 20 wind turbine systems by GC Nordic to its customers. We have agreed with Clarus that the period to fund the loan under the Note Purchase Agreement is extended to June 15, 2010. The loan will be in the form of a convertible promissory note which shall bear interest at a rate of 1% per month (the "Note"), and have a maturity date of 2 years from the date of issuance of the Note. On the six month anniversary upon the effective date of delivery of 20 wind turbine systems by us to our customers, the loan will automatically convert into shares of our common stock at US$ 2.00 per share.  Additionally, the principal and accrued interest underlying the Note (the "Debt") may be converted by Clarus at US$ 2.00 per share into shares of our common stock at any time prior to the maturity date. If the Debt is not repaid by us 6 months from the date of issuance of the Note, we may at our option, convert the Debt at US$ 2.00 per share into shares of our common stock anytime after such 6-month period.

The issuance of these securities was exempt from registration under Section 4(2) of the Securities Act. We made this determination based on the representations of Investors, which included, in pertinent part, that such shareholders were either (a) "accredited investors" within the meaning of Rule 501 of Regulation D promulgated under the Securities Act, or (b) not a "U.S. person" as that term is defined in Rule 902(k) of Regulation S under the Act, and that such Investor was acquiring our common stock, for investment purposes for their own respective accounts and not as nominees or agents, and not with a view to the resale or distribution thereof, and that each Investor understood that the shares of our common stock may not be sold or otherwise disposed of without registration under the Securities Act or an applicable exemption therefrom.

On July 31, 2009, we issued convertible promissory notes to certain foreign accredited investor for proceeds of US$ 10,000,000.  The notes bear interest at 6% per annum calculated annually. Upon closing of certain agreements, the principal and accrued interest will automatically be converted into shares of common stock of the Company, at a rate of US$ 0.80 per share.  We offered and sold the convertible notes in reliance on Section 506 of Regulation D and/or Regulation S of the Securities Act, and comparable exemptions for sales to "accredited" investors under state securities laws.

On July 9, 2009, we issued a convertible promissory note to a foreign accredited investor for proceeds of US$ 5,000.  The amount is unsecured and is due on demand.  The principal amount bears interest at 6% per annum calculated and payable annually.   At any time that the principal and interest shall remain outstanding, the lender has the right to convert such principal and interest to shares of our common stock at such price and on such terms as being offered to investors at the time of conversion.  The investor forgave all of the principal and interest under the note as of December 31, 2009. We offered and sold the convertible note in reliance on Section 506 of Regulation D and/or Regulation S of the Securities Act, and comparable exemptions for sales to "accredited" investors under state securities laws.

On June 9, 2009, we issued a convertible promissory note to a foreign accredited investor for proceeds of US$ 11,750.  The amount is unsecured and is due on demand.  The principal amount bears interest at 6% per annum calculated and payable on demand.   At any time that the principal and interest shall remain outstanding, the lender has the right to convert such principal and interest to shares of our common stock at such price and on such terms as being offered to investors at the time of conversion.  The investor forgave all of the principal and interest under the note as of December 31, 2009. We offered and sold the convertible note in reliance on Section 506 of Regulation D and/or Regulation S of the Securities Act, and comparable exemptions for sales to "accredited" investors under state securities laws.

On June 8, 2009, we issued convertible promissory notes to certain foreign accredited investors for aggregate proceeds of US$ 1,015,000, of which US$ 1,000,000 was subsequently assigned by such investors to Clarus.  On October 30, 2009, we agreed to amend the terms of the note with Clarus, such that upon the six month anniversary of the date of delivery of 20 wind turbine systems by GC Nordic to its customers, the loan would automatically convert into shares of our common stock at US$ 2.00 per share.  We offered and sold the convertible notes in reliance on Section 506 of Regulation D and/or Regulation S of the Securities Act, and comparable exemptions for sales to "accredited" investors under state securities laws.

SELLING SECURITY HOLDERS

The following table identifies the Selling Security Holders, as of April 12, 2010, and indicates certain information known to us with respect to (i) the number of common shares beneficially owned by the Selling Security Holder, (ii) the number of common shares that may be offered for the Selling Security Holder’s account, and (iii) the number of common shares and percentage of outstanding common shares to be beneficially owned by the Selling Security Holder assuming the sale of all of the common shares covered hereby by the Selling Security Holders. The term “beneficially owned” means common shares owned or that may be acquired within 60 days. As of April 12, 2010, there were 58,970,015 shares of common stock issued and outstanding. Shares of common stock that are issuable upon the exercise of outstanding options, warrants, convertible securities or other purchase rights, to the extent exercisable within 60 days of the date of this Prospectus, are treated as outstanding for purposes of computing each Selling Security Holder’s percentage ownership of outstanding shares. The Selling Security Holder may sell some, all, or none of our common shares. The number and percentages set forth below under “Shares Beneficially Owned After Offering” assumes that all offered shares are sold.

Name of Selling	Shares Beneficially Owned Prior to Offering		Shares to be Offered	Shares Beneficially Owned After the Offering
Stockholder	Number	Percentage	Number	Number	Percentage

Anna Skjevesland (1)	27,500	*	27,500	0	0.00%
Danske Bank A/S (2)	198,000	*	198,000	0	0.00%
VP Bank (Switzerland) Ltd. (3)	405,900	*	405,900	0	0.00%
Lumen Capital Limited Partnership (4)	132,000	*	132,000	0	0.00%
Jeffrey A. Grossman (5)	44,000	*	44,000	0	0.00%
Robert Rosenberg (6)	22,000	*	22,000	0	0.00%
Ronald Jeffrey Saperstein (7)	110,000	*	110,000	0	0.00%
Douglas P. Zmolek (8)	17,600	*	17,600	0	0.00%
Arctic Energy Fund (9)	385,000	*	385,000	0	0.00%
Gurtenfy AB (10)	71,500	*	71,500	0	0.00%
Sune Svedberg (11)	66,000	*	66,000	0	0.00%
Eric Kjellen (12)	99,000	*	99,000	0	0.00%
Peder Sager Wallenberg (13)	77,000	*	77,000	0	0.00%
Lori Van Dusen (14)	22,000	*	22,000	0	0.00%
Oresund SA (15)	27,500	*	27,500	0	0.00%
Mark J. Guerrera (16)	22,000	*	22,000	0	0.00%
Jose Raimundo (17)	110,000	*	110,000	0	0.00%
Nevaheel Consortium LLC (18)	132,000	*	132,000	0	0.00%
Reginald Thody (19)	330,000	*	330,000	0	0.00%
F.S.C. Limited (20)	660,000	1.10%	660,000	0	0.00%
Preston Jennings (21)	110,000	*	110,000	0	0.00%

Frame Investment Capital I, L.P. (22)	440,000	*	440,000	0	0.00%
Kresten Therkildsen (23)	11,000	*	11,000	0	0.00%
Leon Frenkel (24)	88,000	*	88,000	0	0.00%
Periscope Partners, L.P. (25)	44,000	*	44,000	0	0.00%
Alla Pasternack (26)	22,000	*	22,000	0	0.00%
Tom Zhixiong Xu (27)	220,000	*	220,000	0	0.00%
Yury & Eleonora Minkovsky (28)	22,000	*	22,000	0	0.00%
Taylor International Fund, Ltd. (29)	660,000	1.10%	660,000	0	0.00%
Bai Ye Feng (30)	220,000	*	220,000	0	0.00%
David G. Coburn (31)	88,000	*	88,000	0	0.00%
John E. Carrington (32)	110,000	*	110,000	0	0.00%
Blue Earth Fund, LP (33)	880,000	1.46%	880,000	0	0.00%
EOS Holdings LLC (34)	264,000	*	264,000	0	0.00%
Olga Perret (35)	44,000	*	44,000	0	0.00%
Kevin G. Russell (36)	220,000	*	220,000	0	0.00%
Nob Hill Cap. Partners L.P. (37)	77,000	*	77,000	0	0.00%
Nob Hill Cap. Partners L.P. II (38)	22,000	*	22,000	0	0.00%
Nob Hill Cap. Associates L.P. (39)	11,000	*	11,000	0	0.00%
Southarbour (40)	88,000	*	88,000	0	0.00%
Lisa Cumming (41)	55,000	*	55,000	0	0.00%
William J. Pegel (42)	33,000	*	33,000	0	0.00%
Steven D. Adelson (43)	44,000	*	44,000	0	0.00%
William I. Stern (44)	55,000	*	55,000	0	0.00%
Peter N. Foss (45)	22,000	*	22,000	0	0.00%
Rodney A. Krantz (46)	44,000	*	44,000	0	0.00%
Owen M. Scanlon (47)	11,000	*	11,000	0	0.00%
Brian Scanlon (48)	11,000	*	11,000	0	0.00%
Weaver Family Trust (49)	11,000	*	11,000	0	0.00%
Tangiers Investors LP (50)	44,000	*	44,000	0	0.00%
The Charles F. White Corporation (51)	110,000	*	110,000	0	0.00%

Southridge Investment Group LLC (52)	7,282	*	7,282	0	0.00%
Wynston Hill Capital, LLC (53)	123,750	*	123,750	0	0.00%
Beige Capital, LLC (54)	26,250	*	26,250	0	0.00%
Security Research Associates, Inc. (55)	5,000	*	5,000	0	0.00%
MMH Group, LLC (56)	110,000	*	110,000	0	0.00%
Longboard Capital Advisors, LLC (57)	50,000	*	50,000	0	0.00%
Manhattan Valley Capital, LLC (58)	35,000	*	35,000	0	0.00%
David C. Roeder (59)	41,268	*	41,268	0	0.00%
Paradise Wire and Cable D/B/P/P (60)	15,000	*	15,000	0	0.00%
Clarus Capital Ltd. (61)	146,450	*	146,450	0	0.00%
TOTAL	7,600,000	-	7,600,000	0	0.00%

*	Less than 1%

(1)	Includes 25,000 shares of our common stock and 2,500 shares underlying warrants to purchase our common stock.

(2)	Includes 180,000 shares of our common stock and 18,000 shares underlying warrants to purchase our common stock. Morton Miller has dispositive and voting control for Danske Bank A/S.

(3)	Includes 369,000 shares of our common stock and 36,900 shares underlying warrants to purchase our common stock. Daniel Lacher has dispositive and voting control for VP Bank (Switzerland) Ltd.

(4)	Includes 120,000 shares of our common stock and 12,000 shares underlying warrants to purchase our common stock. Allan Lichtenberg has dispositive and voting control for Lumen Capital LP.

(5)	Includes 40,000 shares of our common stock and 4,000 shares underlying warrants to purchase our common stock.

(6)	Includes 20,000 shares of our common stock and 2,000 shares underlying warrants to purchase our common stock.

(7)	Includes 100,000 shares of our common stock and 10,000 shares underlying warrants to purchase our common stock.

(8)	Includes 16,000 shares of our common stock and 1,600 shares underlying warrants to purchase our common stock.

(9)	Includes 350,000 shares of our common stock and 35,000 shares underlying warrants to purchase our common stock. Inge Five has dispositive and voting control for Arctic Fund.

(10)	Includes 65,000 shares of our common stock and 6,500 shares underlying warrants to purchase our common stock. Gunner håkonsson has dispositive and voting control for Gurtenfy AB.

(11)	Includes 60,000 shares of our common stock and 6,000 shares underlying warrants to purchase our common stock.

(12)	Includes 90,000 shares of our common stock and 9,000 shares underlying warrants to purchase our common stock.

(13)	Includes 70,000 shares of our common stock and 7,000 shares underlying warrants to purchase our common stock.

(14)	Includes 20,000 shares of our common stock and 2,000 shares underlying warrants to purchase our common stock. Ms. Van Dusen is a registered broker dealer.

(15)	Includes 25,000 shares of our common stock and 2,500 shares underlying warrants to purchase our common stock. Arne Andre has dispositive and voting control for Oresund SA.

(16)	Includes 20,000 shares of our common stock and 2,000 shares underlying warrants to purchase our common stock.

(17)	Includes 100,000 shares of our common stock and 10,000 shares underlying warrants to purchase our common stock.

(18)
Includes 120,000 shares of our common stock and 12,000 shares underlying warrants to purchase our common stock. Troy Werline and John P. Clair have dispositive and voting control for Nevaheel Consortium LLC.

(19)	Includes 300,000 shares of our common stock and 30,000 shares underlying warrants to purchase our common stock.

(20)	Includes 600,000 shares of our common stock and 60,000 shares underlying warrants to purchase our common stock. Brott Limited has dispositive and voting control for F.S.C. Limited.

(21)	Includes 100,000 shares of our common stock and 10,000 shares underlying warrants to purchase our common stock.

(22)	Includes 400,000 shares of our common stock and 40,000 shares underlying warrants to purchase our common stock. Arnaud Isnard has dispositive and voting control over Frame Investment Capital I, LP.

(23)	Includes 10,000 shares of our common stock and 1,100 shares underlying warrants to purchase our common stock.

(24)	Includes 80,000 shares of our common stock and 8,000 shares underlying warrants to purchase our common stock.

(25)	Includes 40,000 shares of our common stock and 4,000 shares underlying warrants to purchase our common stock. Leon Frankel has dispositive and voting control for Periscope Partners, LP.

(26)	Includes 20,000 shares of our common stock and 2,000 shares underlying warrants to purchase our common stock.

(27)	Includes 200,000 shares of our common stock and 20,000 shares underlying warrants to purchase our common stock.

(28)	Includes 20,000 shares of our common stock and 2,000 shares underlying warrants to purchase our common stock.

(29)	Includes 600,000 shares of our common stock and 60,000 shares underlying warrants to purchase our common stock. Stephen S. Taylor has dispositive and voting control for Taylor International Fund, Ltd.

(30)	Includes 200,000 shares of our common stock and 20,000 shares underlying warrants to purchase our common stock.

(31)	Includes 80,000 shares of our common stock and 8,000 shares underlying warrants to purchase our common stock.

(32)	Includes 100,000 shares of our common stock and 10,000 shares underlying warrants to purchase our common stock.

(33)	Includes 800,000 shares of our common stock and 80,000 shares underlying warrants to purchase our common stock. Brett Conrad has dispositive and voting control for Blue Earth Fund, LP.

(34)	Includes 240,000 shares of our common stock and 24,000 shares underlying warrants to purchase our common stock. Jon R. Carnes has dispositive and voting control for EOS Holdings LLC.

(35)	Includes 40,000 shares of our common stock and 4,000 shares underlying warrants to purchase our common stock.

(36)	Includes 200,000 shares of our common stock and 20,000 shares underlying warrants to purchase our common stock.

(37)	Includes 70,000 shares of our common stock and 7,000 shares underlying warrants to purchase our common stock. Stephen R. Mittel has dispositive and voting control for Nob Hill Cap. Partners L.P.

(38)	Includes 20,000 shares of our common stock and 2,000 shares underlying warrants to purchase our common stock. Stephan R. Mittel has dispositive and voting control for Nob Hill Cap. Partners L.P. II

(39)	Includes 10,000 shares of our common stock and 1,000 shares underlying warrants to purchase our common stock. Stephen R. Mittel has dispositive and voting control for Nob Hill Cap. Associates L.P.

(40)	Includes 80,000 shares of our common and 8,000 shares underlying warrants to purchase our common stock. David Harbour has dispositive and voting control for Southarbour.

(41)	Includes 50,000 shares of our common and 5,000 shares underlying warrants to purchase our common stock.

(42)	Includes 30,000 shares of our common stock and 3,000 shares underlying warrants to purchase our common stock.

(43)	Includes 40,000 shares of our common stock and 4,000 shares underlying warrants to purchase our common stock.

(44)	Includes 50,000 shares of our common stock and 5,000 shares underlying warrants to purchase our common stock.

(45)	Includes 20,000 shares of our common stock and 2,000 shares underlying warrants to purchase our common stock.

(46)	Includes 40,000 shares of our common stock and 4,000 shares underlying warrants to purchase our common stock.

(47)	Includes 10,000 shares of our common stock and 1,000 shares underlying warrants to purchase our common stock.

(48)	Includes 10,000 shares of our common stock and 1,000 shares underlying warrants to purchase our common stock.

(49)	Includes 10,000 shares of our common stock and 1,000 shares underlying warrants to purchase our common stock. Kent and Tamara Weaver have dispositive and voting control for Waever Family Trust.

(50)
Includes 40,000 shares of our common stock and 4,000 shares underlying warrants to purchase our common stock. Michael Sobeck, Robert Papiri, Edward M Liceaga, and Justin Ederle have dispositive and voting control for Tangiers Investors LP.

(51)	Includes 100,000 shares of our common stock and 10,000 shares underlying warrants to purchase our common stock. David Aisenstat has dispositive and voting control for The Charles F. White Corporation.

(52)
Includes 7,282 shares underlying warrants to purchase our common stock. William E. Schloth has dispositive and voting control for Southridge Investment Group, LLC. Southridge Investment Group, LLC is a registered broker dealer.

(53)
Includes 123,750 shares underlying warrants to purchase our common stock. George Davanzo has dispositive and voting control for Wynston Hill Capital, LLC. Wynston Hill Capital, LLC is a registered broker dealer.

(54)	Includes 26,250 shares underlying warrants to purchase our common stock. Roy S. Bejarano has dispositive and voting control for Beige Capital, LLC.

(55)
Includes 5,000 shares underlying warrants to purchase our common stock. Brian G. Swift has dispositive and voting control for Security Research Associates, Inc. Securities Research Associates, Inc. is a registered broker dealer.

(56)	Includes 110,000 shares underlying warrants to purchase our common stock. Matthew Hayden has dispositive and voting control for MMH Group, LLC.

(57)	Includes 50,000 shares underlying warrants to purchase our common stock. Brett Conrad has dispositive and voting control for Longboard Capital Advisors, LLC.

(58)	Includes 35,000 shares underlying warrants to purchase our common stock. Marcus Laun has dispositive and voting control for Manhattan Valley Capital, LLC.

(59)	Includes 41,268 shares underlying warrants to purchase our common stock.

(60)	Include 15,000 shares underlying warrants to purchase our common stock. Ira Gaines has dispositive and voting control for Paradise Wire and Cable D/B/P/P.

(61)	Includes 146,450 shares underlying warrants to purchase our common stock. James King has dispositive and voting control for Clarus Capital Ltd.

PLAN OF DISTRIBUTION

We are registering the shares of Common Stock issued to the Selling Security Holders to permit the resale of these shares of Common Stock by the holders of the shares of Common Stock from time to time after the date of this prospectus. Other than the proceeds we will receive in the event the warrants are exercised for cash by the Selling Security Holders, we will not receive any of the proceeds from the sale by the Selling Security Holders of the shares of Common Stock. We will bear all fees and expenses incident to our obligation to register the shares of Common Stock.

The Selling Security Holders may sell all or a portion of the shares of Common Stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of Common Stock are sold through underwriters or broker-dealers, the Selling Security Holders will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of Common Stock may be sold on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale, in the over-the-counter market or in transactions otherwise than on these exchanges or systems or in the over-the-counter market and in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions. The Selling Security Holders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	broker-dealers may agree with the Selling Security Holders to sell a specified number of such shares at a stipulated price per share;

•	through the writing or settlement of options or other hedging transactions, whether such options are listed on an options exchange or otherwise;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

 The Selling Security Holders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, as permitted by that rule, or Section 4(1) under the Securities Act, if available, rather than under this prospectus, provided that they meet the criteria and conform to the requirements of those provisions.

 Broker-dealers engaged by the Selling Security Holders may arrange for other broker-dealers to participate in sales. If the Selling Security Holders effect such transactions by selling shares of Common Stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the Selling Security Holders or commissions from purchasers of the shares of Common Stock for whom they may act as agent or to whom they may sell as principal. Such commissions will be in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction will not be in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

 In connection with sales of the shares of Common Stock or otherwise, the Selling Security Holders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the shares of Common Stock in the course of hedging in positions they assume. The Selling Security Holders may also sell shares of Common Stock short and if such short sale shall take place after the date that this Registration Statement is declared effective by the Commission, the Selling Security Holders may deliver shares of Common Stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The Selling Security Holders may also loan or pledge shares of Common Stock to broker-dealers that in turn may sell such shares, to the extent permitted by applicable law. The Selling Security Holders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). Notwithstanding the foregoing, the Selling Security Holders have been advised that they may not use shares registered on this registration statement to cover short sales of our common stock made prior to the date the registration statement, of which this prospectus forms a part, has been declared effective by the SEC.

The Selling Security Holders may, from time to time, pledge or grant a security interest in some or all of the shares of Common Stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of Common Stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended, amending, if necessary, the list of Selling Stockholders to include the pledgee, transferee or other successors in interest as Selling Security Holders under this prospectus. The Selling Security Holders also may transfer and donate the shares of Common Stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The Selling Security Holders and any broker-dealer or agents participating in the distribution of the shares of Common Stock may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act in connection with such sales. In such event, any commissions paid, or any discounts or concessions allowed to, any such broker-dealer or agent and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Selling Security Holders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the applicable prospectus delivery requirements of the Securities Act including Rule 172 thereunder and may be subject to certain statutory liabilities of, including but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Securities Exchange Act of 1934, as amended, or the Exchange Act.

Each Selling Security Holders has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the Common Stock. Upon the Company being notified in writing by a Selling Security Holder that any material arrangement has been entered into with a broker-dealer for the sale of common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such Selling Security Holder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such the shares of Common Stock were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction. In no event shall any broker-dealer receive fees, commissions and markups, which, in the aggregate, would exceed eight percent (8.0%).

Under the securities laws of some states, the shares of Common Stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of Common Stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any Selling Security Holder will sell any or all of the shares of Common Stock registered pursuant to the registration statement, of which this prospectus forms a part.

Each Selling Security Holder and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of Common Stock by the Selling Security Holder and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the shares of Common Stock to engage in market-making activities with respect to the shares of Common Stock. All of the foregoing may affect the marketability of the shares of Common Stock and the ability of any person or entity to engage in market-making activities with respect to the shares of Common Stock.

We will pay all expenses of the registration of the shares of Common Stock pursuant to the registration rights agreement, including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or “blue sky” laws;   provided  ,   however  , that each Selling Security Holder will pay all underwriting discounts and selling commissions, if any and any related legal expenses incurred by it. We will indemnify the Selling Security Holder against certain liabilities, including some liabilities under the Securities Act, in accordance with the registration rights agreement, or the Selling Security Holder will be entitled to contribution. We may be indemnified by the Selling Security Holder against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the Selling Security Holder specifically for use in this prospectus, in accordance with the related registration rights agreements, or we may be entitled to contribution.

DESCRIPTION OF SECURITIES

The following information describes our capital stock and provisions of our articles of incorporation and our bylaws, all as in effect upon the Closing of the reverse acquisition.  This description is only a summary.  You should also refer to our articles of incorporation, bylaws and articles of amendment which have been incorporated by reference or filed with the Securities and Exchange Commission as exhibits to this report on Form S-1.

General

Our authorized capital stock consists of 100,000,000 shares of common stock at a par value of US$ 0.001 per share. We do not have any preferred stock.

Common Stock

Holders of common stock are entitled to one vote for each share on all matters submitted to a shareholder vote.  Holders of common stock do not have cumulative voting rights.  Subject to preferences that may be applicable to any then-outstanding preferred stock, holders of common stock are entitled to share in all dividends that the board of directors, in its discretion, declares from legally available funds.  In the event of our liquidation, dissolution or winding up, subject to preferences that may be applicable to any then-outstanding preferred stock, each outstanding share entitles its holder to participate in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock.

Holders of common stock have no conversion, preemptive or other subscription rights, and there are no redemption or sinking fund provisions applicable to the common stock.  The rights of the holders of common stock are subject to any rights that may be fixed for holders of preferred stock, when and if any preferred stock is authorized and issued.  All outstanding shares of common stock are duly authorized, validly issued, fully paid and non-assessable.

Warrants

In connection with the Equity Financing, the Company issued an aggregate of 1,200,000 warrants to Investors, Clarus and certain other placement agents with each warrant having an exercise price of US$ 1.00 per share and being exercisable at any time within 3 years from the date of issuance. Currently, all of such warrants or 1,200,000 warrants are outstanding. The warrant has a cashless exercise provision that allows the holder, in its sole discretion, to exercise the warrant in whole or in part in lieu of making the cash payment. The warrant also has a provision which limits the warrant holder’s right to exercise the warrant if such exercise would result in the holder beneficially owning in excess of 5% of the then current issued and outstanding shares of the Company’s common stock. Additionally, in the event we split or subdivide our shares of common stock, the exercise price will be proportionately reduced and conversely, if we combine the outstanding shares of common stock into smaller number of share, then the exercise price will be proportionately increased. Finally for the 640,000 warrants issued to Investors, if our 2010 actual after-tax net income is less than $12,500,000, the Company will reduce the exercise price of each such warrant by an amount equal to: [($12,500,000 - the actual after-tax net income reported in the Company’s 2010 annual report)/$2,500,000] * $1.00 per share, or the “Adjusted Exercise Price”, provided, that if the Adjusted Exercise Price is negative, the Adjusted Exercise Price will be deemed to equal $0.001 per share. Our 2010 actual after-tax net income needs to be at least $10,000,000 to avoid a negative Adjusted Exercise Price.

DISCLOSURE OF COMMISSION POSITION OF
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Sections 78.7502 and 78.751 of the Nevada Revised Statutes authorizes a court to award, or a corporation’s board of directors to grant indemnity to directors and officers in terms sufficiently broad to permit indemnification, including reimbursement of expenses incurred, under certain circumstances for liabilities arising under the Securities Act of 1933, as amended.  The registrant’s Articles of Incorporation eliminate the liability of the directors and officers of the registrant for damages for breach of fiduciary duty as a director or officer, except for (i) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, or (ii) the payment of dividends in violation of the Nevada Revised Statutes. In addition, the registrant’s Bylaws provide that the registrant has the authority to indemnify the registrant’s directors and officers and may indemnify the registrant’s employees and agents (other than officers and directors) against liabilities to the fullest extent permitted by Nevada law. The registrant is also empowered under the registrant’s Bylaws to purchase insurance on behalf of any person whom the registrant is required or permitted to indemnify.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

LEGAL MATTERS

The validity of the shares of common stock offered by the Selling Security Holders has been passed on by the law firm of Greenberg Traurig, LLP, Sacramento, California.

EXPERTS

The financial statements for GC China Turbine Corp. as of December 31, 2009 and 2008 and for the years then ended and the related financial statement schedule appearing in this prospectus and registration statement have been audited by Deloitte Touche Tohmatsu CPA Ltd., an independent registered public accounting firm, as set forth in their report appearing herein. The financial statements and financial statement schedule are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

TRANSFER AGENT AND REGISTRAR

Our transfer agent and registrar for our common stock is Holladay Stock Transfer Inc., located at 2939 N 67th Place Suite C, Scottsdale, AZ 85251, with the phone number is (480) 481-3970.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-1, together with all amendments and exhibits, with the SEC. This Prospectus, which forms a part of that registration statement, does not contain all information included in the registration statement. Certain information is omitted and you should refer to the registration statement and its exhibits. With respect to references made in this Prospectus to any of our contracts or other documents, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contracts or documents. You may read and copy any document that we file at the Commission’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our filings and the registration statement can also be reviewed by accessing the SEC’s website at  http://www.sec.gov.

FINANCIAL STATEMENTS

Our financial statements for the fiscal years ended December 31, 2009 and 2008, and the quarter ended March 31, 2010 are included in the following “F” pages.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm	F-1

Consolidated Balance Sheets as of December 31, 2009 and 2008	F-2

Consolidated Statements of Operations for the Years Ended December 31, 2009 and 2008	F-3

Consolidated Statements of Equity and Comprehensive Income (Loss) for the Years Ended December 31, 2009 and 2008	F-4

Consolidated Statements of Cash Flows for the Years Ended December 31, 2009 and 2008	F-5 thru F-6

Notes to Consolidated Financial Statements for the Years Ended December 31, 2009 and 2008	F- 7 thru F-27

Financial Statement Schedule I Balance Sheet	F-28

Financial Statement Schedule I Statement of Operations	F-29

Financial Statement Schedule I Statement of Cash Flows	F-30

Unaudited Condensed Consolidated Balance Sheets as of March 31, 2010 and December 31, 2009	F-31

Unaudited Condensed Consolidated Statements of Operations for the Three Months Ended March 31, 2010 and 2009	F-32

Unaudited Condensed Consolidated Statements of Changes in Equity and Comprehensive Income (Loss) for the Three Months Ended March 31, 2010 and 2009	F-33

Unaudited Condensed Consolidated Statements of Cash Flows for the Three Months Ended March 31, 2010 and 2009	F-34

Notes to Unaudited Condensed Consolidated Financial Statements	F-35

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
GC China Turbine Corp.
No. 86, Nanhu Avenue, East Lake Development Zone
Wuhan, Hubei Province, PRC

We have audited the accompanying consolidated balance sheets of GC China Turbine Corp. and subsidiaries (the "Group") as of December 31, 2009 and 2008, and the related consolidated statements of operations, change in equity and comprehensive income (loss), and cash flows for each of the two years in the period ended December 31, 2009 and the related financial statement schedule.  These financial statements and financial statement schedule are the responsibility of the Group's management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Group is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Group's internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of GC China Turbine Corp. and subsidiaries as of December 31, 2009 and 2008 and the results of their operations and their cash flows for each of the two years in the period ended December 31, 2009, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly in all material respects, the information set forth therein.

DELOITTE TOUCHE TOHMATSU CPA LTD.
Shanghai, China
April 15, 2010

GC China Turbine Corp.
CONSOLIDATED BALANCE SHEETS
(Amounts expressed in US dollars, except share data)
	Note	December 31, 2009	December 31, 2008

ASSETS
Current assets:
Cash and cash equivalents		$3,803,446	$10,661
Restricted cash		2,880,281	-
Accounts receivable		12,128,711	3,196,456
Inventories	4	5,087,326	3,391,067
Advance to suppliers		3,734,728	996,921
Amount due from related party	5	2,325,212	92,511
Prepaid expenses and other current assets	6	155,780	546,229
Deferred tax assets	14	276,206	163,240
Total current assets		30,391,690	8,397,085

Property and equipment, net	7	1,402,839	1,416,851
Intangible assets, net	8	744,175	940,398
Long-term accounts receivable		532,387	129,455
Deferred tax assets	14	37,157	74,245
Other assets		165,490	-
Total assets		$33,273,738	$10,958,034

LIABILITIES & EQUITY
Current liabilities:
Short-term bank borrowings	9	-	2,194,715
Borrowings from a related party	9	-	139,015
Accounts payable		4,574,708	716,220
Accrued expenses and other current liabilities	10	2,770,488	1,013,138
Deferred revenue		1,856,413	4,734,352
Income tax payable		1,416,643	-
Total current liabilities		10,618,252	8,797,440

Convertible promissory note	11	1,182,750	-
Warrant liability	13	1,267,388	-
Other long-term liabilities		473,198	-
Total liabilities		13,541,588	8,797,440

Commitments and contingencies	16

EQUITY
Common share (US$0.001 par value; 100,000,000 shares authorized, 58,970,015 and 32,383,808 shares issued and outstanding as of December 31, 2009 and 2008, respectively)	12	58,970	32,384
Additional paid-in capital		19,884,645	2,680,845
Accumulated deficit		(372,377)	(712,024)
Accumulated other comprehensive income		158,757	159,389
Total GC China Turbine Corp shareholders' Equity		19,729,995	2,160,594
Non-controlling interest		2,155	-
Total equity		19,732,150	2,160,594

Total liabilities and equity		$33,273,738	$10,958,034

The accompanying notes are an integral part of these consolidated financial statements.

GC China Turbine Corp.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts expressed in US dollars, except share data)

		Year ended December 31
	Note	2009	2008

Revenues		$12,760,248	$3,065,007
Cost of sales		9,792,077	2,970,613
Gross profit		2,968,171	94,394

Operating expenses:
Selling and marketing expenses		144,440	57,925
Research and development expenses		90,437	94,300
General and administrative expenses		973,965	393,782
Other operation income		(79,047)	-
Total operating expenses		1,129,795	546,007

Income (loss) from operations		1,838,376	(451,613)

Interest expense		159,229	106,231
Interest income		(47,529)	(1,405)
Other expense (income), net		54,356	(62,109)
Loss from debt extinguishment	11	57,802	-
Gain from change in fair value of warrant liability	13	(65,493)	-

Income (loss) before provision for income tax		1,680,011	(494,330)
Provision (benefit) for income tax	14	1,340,364	(115,742)
Net income (loss)		339,647	(378,588)
Net income (loss) attributable to non-controlling interest		-	-
Net income (loss) attributable to GC China Turbine Corp. shareholders		$339,647	$(378,588)

Earnings (loss) per share- basic	15	$0.01	$(0.01)
Earnings (loss) per share- diluted	15	$0.01	$(0.01)

Weighted average common share outstanding- basic	15	36,899,821	32,383,808

Weighted average common share outstanding- diluted	15	38,115,890	32,383,808

The accompanying notes are an integral part of these consolidated financial statements.

GC China Turbine Corp.
CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY AND COMPREHENSIVE INCOME (LOSS)
(Amounts expressed in US dollars, except share data)

					Accumulated
					Other
	Common Shares		Additional	Accumulated	Comprehensive	Non-controlling		Comprehensive
	Shares	Amount	paid-in capital	deficit	income (loss)	interest	Total	income (loss)

Balance at January 1, 2008	32,383,808	$32,384	$1,221,566	$(333,436)	$98,469	$-	$1,018,983

Shareholders contribution	-	-	1,459,279	-	-	-	1,459,279

Net loss	-	-	-	(378,588)	-	-	(378,588)	$(378,588)

Foreign currency translation adjustments	-	-	-	-	60,920	-	60,920	60,920
Balance at December 31, 2008	32,383,808	32,384	2,680,845	(712,024)	159,389	-	2,160,594	$(317,668)

Contribution from shareholders	-	-	1,463,101	-	-	2,155	1,465,256

Issuance of common shares upon conversion of convertible promissory notes, net of issuance costs (Note 11)	12,500,000	12,500	9,893,615	-	-	-	9,906,115

Issuance of common shares in connection with reverse recapitalization	7,686,207	7,686	(5,171)	-	-	-	2,515

Issuance of common shares, net of issuance costs	6,400,000	6,400	5,018,603	-	-	-	5,025,003

Issuance of warrants (Note 13)	-	-	917,130	-	-		917,130

Extinguishment of debt from a shareholder (Note 11)	-	-	(83,478)	-	-	-	(83,478)

Net income	-	-	-	339,647	-	-	339,647	$339,647

Foreign currency translation adjustments	-	-	-	-	(632)	-	(632)	(632)
Balance at December 31, 2009	58,970,015	$58,970	$19,884,645	$(372,377)	$158,757	$2,155	$19,732,150	$339,015

The accompanying notes are an integral part of these consolidated financial statements.

GC China Turbine Corp.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts expressed in US dollars, except share data)

	Year ended December 31,
	2009	2008
OPERATING ACTIVITIES:
Net income (loss)	$339,647	$(378,588)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation of property and equipment	98,382	68,136
Deferred income taxes	(75,621)	(115,742)
Interest expense accrued for promissory note	48,720	-
Amortization of intangible assets	197,297	197,717
Amortization of premium for convertible promissory note	(22,250)	-
Loss from debt extinguishment	57,802	-
Gain from change in fair value of warrant liability	(65,493)	-
Changes in operating assets and liabilities
Increase in accounts receivable	(8,925,117)	(3,090,202)
Increase in inventories	(1,701,662)	(3,138,119)
Decrease/ (increase) in advance to suppliers	(2,735,602)	2,724,470
Increase in other current assets	(647,776)	(80,117)
Increase in long-term accounts receivable	(402,624)	(129,455)
Increase in accounts payable	4,360,807	409,381
Increase/ (decrease) in deferred revenue	(2,881,020)	342,509
Increase in income tax payable	1,415,984	-
Increase in other current liabilities	1,755,564	820,711
Net cash used in operating activities	(9,182,962)	(2,369,299)

INVESTING ACTIVITIES:
Purchase of property and equipment	(280,560)	(118,869)
Loan to related parties	(1,696,774)	-
Purchase of intangible assets	-	(70,774)
Collection of advance payment to a third party	506,104
Increase in restricted cash	(2,878,941)	-
Net cash used in investing activities	(4,350,171)	(189,643)

FINANCING ACTIVITIES:
Proceeds from short-term bank borrowings	-	2,194,298
Repayments of short-term bank borrowings	(2,195,808)	-
Proceeds from short-term borrowings from related party	4,588,764	2,389,193
Repayments of short-term borrowings to related party	(4,727,779)	(4,177,327)
Net proceeds from issuance of common shares	7,275,014	-
Net proceeds from issuance of convertible promissory notes	9,906,115	-
Proceeds from issuance of promissory notes	1,015,000	-
Proceeds from cash contribution from shareholders	1,463,101	1,459,279
Net cash provided by financing activities	17,324,407	1,865,443

Effect of exchange rate changes on cash and cash equivalents	1,511	22,995
NET CHANGE IN CASH AND CASH EQUIVALENTS	3,792,785	(670,504)
Cash and cash equivalents at the beginning of the year	10,661	681,165
Cash and cash equivalents at the end of the year	$3,803,446	$10,661

The accompanying notes are an integral part of these consolidated financial statements.

GC China Turbine Corp.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts expressed in US dollars, except share data)

	Year ended December 31,
	2009	2008

Supplemental cash flow information:
Cash paid for interest expense	$110,509	$106,231

Non-cash investing and financing activities:
Purchase of intangible asset by accounts payable	$-	$219,472
Purchase of property and equipment by accounts payable	$235,492	$-
Issuance of common shares upon conversion of convertible promissory notes	$9,906,115	$-
Extinguishment of debt	$1,063,720	$-
Issuance of a new debt	$1,205,000	$-
Issuance of common shares in connection with reverse recapitalization	$2,515	$-
Issuance of warrants	$917,130	$-

The accompanying notes are an integral part of these consolidated financial statements.

GC China Turbine Corp.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008
(Amounts expressed in US dollars, except share data)

1.	ORGANIZATION AND PRINCIPAL ACTIVITIES

GC China Turbine Corp. (the "Company") was incorporated in the State of Nevada, United States of America, on August 25, 2006.  On July 24, 2009 and further amended and restated on July 31, 2009, the Company entered into a binding letter of intent (the "LOI") with Luckcharm Holdings Limited, a Hong Kong company ("LHL"), GC Nordic New Energy Co., Ltd. ("GC-Nordic"), Ceyuan Venture II, L.P. ("Ceyuan LP"), Ceyuan Ventures Advisors Fund II, LLC ("Ceyuan LLC") and NewMargin Growth Fund L.P. ("New Margin").  Ceyuan LP, Ceyuan LLC and New Margin are the private equity investors.  Under the terms of LOI, the Company will acquire all of the issued and outstanding shares of LHL in exchange for Golden Wind Holdings Limited ("GW"), a company incorporated in the British Virgin Islands as an exempted company with limited liability under the Companies Law of the British Virgin Islands and the parent company of LHL at that time, acquiring fifty four percent (54%) of the Company's issue and outstanding shares of common share (the "Exchange Transaction").  On October 30, 2009, the Exchange Transaction was consummated.  As a result of the Exchange Transaction, LHL became the Company's wholly-owned subsidiary.  For accounting purpose, LHL is the acquiring entity. In the consolidated financial statements subsequent to the transaction, the assets and liabilities of the Company were recognized at fair value (which approximated carrying value) on the transaction date, except for those resulted from transactions entered into on behalf of or primarily for the benefit of LHL or the Company after the Exchange Transaction and the assets and liabilities of LHL were recorded at carrying amounts immediately prior to the transaction. The amount recognized as issued equity interests was determined by adding the issued equity interest of LHL outstanding immediately before the transaction to the fair value of the Company. However, the equity structure was restated to reflect the number of common shares of the Company issued to effect the transaction using the exchange ratio prescribed by the Exchange Agreement. The historical financial statements prior to the effective date of the Exchange Transaction are those of LHL.  All share and per share data have been presented to give retroactive effect of the Company’s legal capital throughout the periods presented in these financial statements.

Luckcharm Holding Limited was incorporated in Hong Kong on June 15, 2009 as a shell company.  On June 28, 2009, LHL was acquired by Golden Wind Holding Limited for cash consideration of HK$1.00 (US$0.13). On August 1, 2009, LHL entered into an agreement to acquire 100% of the equity of Wuhan Guoce Nordic New Energy Co., Ltd. ("GC-Nordic") for total cash consideration of $3.3 million (RMB 22.5 million) from the original nine individual shareholders (the "Founders").  At the time of this transaction, the Founders obtained 100% voting interests in GW in the same proportion as their ownership interest in GC-Nordic, through a call option and voting trust agreements with Xu Hong Bing (the "Seller"), the sole shareholder of GW for a nominal consideration.  The acquisition of GW has been accounted for as a reverse acquisition with no change in control.  On August 5, 2009, GC-Nordic received approval on this acquisition from the Bureau of Commerce of the Wuhan City, Hubei Province, People's Republic of China ("PRC"). The restructuring process has been accounted for as a recapitalization as LHL and GC-Nordic were under common control with no adjustment to the historical basis of the assets and liabilities of GC-Nordic.

GC-Nordic was established as a domestic limited liability company on August 21, 2006 upon the issuing of a license by the Administration for Industry and Commerce of the Wuhan City, Hubei Province, PRC with an operating period of ten years to August 20, 2016.

On December 30, 2009, GC-Nordic incorporated a 85% owned subsidiary, Guoce Nordic AB, ("R&D Center") in accordance with the laws of Sweden, which carried out wind turbine technology research, develop market, produce and sell wind turbines, build and invest in wind farms.  Tomas Lyrner, the Chief Technology Officer of the Company, holds the remaining 15% interest.

GC China Turbine Corp., Luckcharm Holding Limited, GC-Nordic and R&D Center are collectively referred to as the "Group", which is engaged in the design, manufacture, commissioning and distribution of wind turbine generators and provides related technical support services in the PRC.

GC China Turbine Corp.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008
(Amounts expressed in US dollars, except share data)

1.	ORGANIZATION AND PRINCIPAL ACTIVITIES (CONTINUED)

Upon the consummation of the Exchange Transaction on October 30, 2009,
1)	The Company issued 32,383,808 common shares to GW in exchange for 100% of the issued and outstanding capital stock of Luckcharm (Note 12).

2)	US$10 million convertible promissory notes issued to New Margin, Ceyuan LP and Ceyuan LLC in July 2009 were converted into 12,500,000 shares of the Company's common share (Note 12).

3)	The Company assigned two previously issued promissory notes to Clarus Capital Ltd. in the amount of US$1 million ("Clarus Note I") (Note 11).

4)	The Group entered into an agreement with Clarus Capital Ltd. for a forward issuance of US$1 million promissory note ("Clarus Note II") (Note 11).

5)
The Group completed a private placement offering by issuing 6,400,000 shares of its common share to third party investors for a total consideration of US$8 million (Note 12). In conjunction with the private placement, the Group also granted 640,000 shares of warrants ("Warrant I") to these investors on a pro-rata basis and 560,000 shares of warrants ("Warrant II") to the private placement agents (Note 13).

6)
GW, the parent company of the Group, entered into a make good escrow agreement with the private placement investors, whereby GW pledged 640,000 common shares of the Group for the benefit of these investors when certain events occur (Note 12).

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a)	Basis of presentation

The consolidated financial statements have been prepared in accordance with the accounting principles generally accepted in the United States of America (“US GAAP”).

(b)	Basis of consolidation

The consolidated financial statements include the financial statements of the Group and its majority-owned subsidiaries.  All transactions and balances among the Group and its subsidiaries have been eliminated upon consolidation.

(c)	Use of estimates

The preparation of consolidated financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities that reported in the accompanying consolidated financial statements and related disclosures, and the reported amounts of revenues and expenses during the reporting period.  These estimates are based on management’s best knowledge of current events and actions that the Group may take in the future. Actual results could materially differ from these estimates.

Significant accounting estimates and assumptions reflected in the financial statements include but are not limited to allowance for doubtful accounts, useful lives of property and equipment and finite lived intangible assets, valuation of inventories, impairment for long-lived assets, accruals for warranty costs, recoverability of prepayments,  assumptions related to the valuation of financial instruments  and valuation of deferred tax assets.

(d)	Cash and cash equivalents

Cash and cash equivalents consist of cash on hand and highly liquid investments which are unrestricted as to withdrawal or use, and which have original maturities of three months or less when purchased.

GC China Turbine Corp.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008
(Amounts expressed in US dollars, except share data)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

(e)	Restricted cash

Restricted cash are bank demand deposits used as security against bank drafts. These are used by the Group as short term instruments to reduce financing cost.

(f)	Accounts receivable

Trade receivables are recognized and carried at the original invoice amount less allowance for any uncollectible amounts.  An estimate for doubtful accounts is made when collection of the full amount is no longer probable.  Bad debts are written off as incurred. Long-term accounts receivable with fixed or determinable payments were recorded in the accompanying consolidated balance sheet at their net present value on the date of recognition based on a discount rate that approximated the discount rate generally available for discounting similar instruments with commercial bank in PRC.

(g)	Inventories

Inventories are stated at the lower of cost or market.  Cost is calculated on the first-in-first-out basis and includes all costs to acquire and other costs incurred in bringing the inventories to their present location and condition.  The Group provides estimated inventory write-down to the estimated market value for excessive, slow moving and obsolete inventories as well as inventories whose carrying value is in excess of net realizable value. The estimated market value is measured as the estimated selling price of each class of the inventories in the ordinary course of business less estimated costs of completion and disposal. As of December 31, 2009 and 2008, there were no such charges to inventory.

(h)	Property and equipment, net

Property and equipment are stated at cost less accumulated depreciation and impairment loss, if any.

Property and equipment are depreciated over their estimated useful lives on a straight-line basis.  Residual rates are determined based on the economic value of the property and equipments at the end of the estimated useful period, with a range from 3% to 5%.  Upon retirement or sale, the cost of assets disposed of and the related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in statement of income.  Repairs and maintenance costs are expensed as incurred.  The estimated useful lives are as follows:

Useful lives
Electronic equipment and computers	5 years
Furniture, office equipment and vehicles	5 years
Machinery and tools	5-20 years
Leasehold improvements	Shorter of the lease term or the estimated useful lives

(i)	Intangible assets, net

Intangible assets are stated at cost less accumulated amortization and impairment losses, if any.

Intangible assets with finite lives are amortized over their estimated useful lives on a straight-line basis.  The estimated useful life is as follows:
Useful life

Purchased technology	3-10 years

GC China Turbine Corp.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008
(Amounts expressed in US dollars, except share data)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

(j)	Impairment of long-lived assets

The Group evaluates its long-lived assets and finite lived intangible assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset group may not be recoverable. When these events occur, the Group compares the carrying amount of the asset group to future undiscounted net cash flows expected to result from the use of the assets and their eventual disposition. If the sum of the expected undiscounted cash flows is less than the carrying amount of the assets, the Group would recognize an impairment loss equal to the excess of the carrying amount over the fair value of the assets. There was no impairment charge recognized for the years ended December 31, 2009 and 2008 respectively.

(k)	Income taxes

The Group accounts for income taxes in accordance with ASC 740 (pre-codification reference as SFAS No. 109, “Accounting for Income Taxes,” ) which requires recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax return.  Under this method, deferred tax liabilities and assets are determined based on the temporary difference between the financial statement and tax basis of assets and liabilities using presently enacted tax rates in effect. The effect on deferred taxes of a change in tax rates is recognized in the consolidated statements of operations in the period of change.  A valuation allowance is provided on deferred tax assets to the extent that it is more likely than not that such deferred tax assets will not be realized.  The total income tax provision includes current tax expenses under applicable tax regulations and the change in the balance of deferred tax assets and liabilities.

(l)	Foreign currency translation

The functional currency and reporting currency of the Company is United States Dollar ("US Dollar").  Monetary assets and liabilities denominated in currencies other than the US Dollar are translated into US Dollar at the rates of exchange ruling at the balance sheet date.  Transactions in currencies other than the US Dollar during the year are converted into the US Dollar at the applicable rates of exchange prevailing on the day transactions occurred.  Transaction gains and losses are recognized in the statements of income.

The financial records of the Group's PRC subsidiary are maintained in Renminbi ("RMB") which is its functional currency.  Assets and liabilities are translated at the exchange rates at the balance sheet date, equity accounts are translated at historical exchange rates and revenues, expenses, gains and losses are translated using the average rate for the year. Translation adjustments are reported as cumulative translation adjustments and are shown as a separate component of accumulated other comprehensive income in the statement of equity and comprehensive income (loss).

The RMB is not a freely convertible currency. The State Administration for Foreign Exchange of People's Republic of China ("PRC"), under the authority of the People’s Bank of China, controls the conversion of RMB into foreign currencies. The value of the RMB is subject to changes in central government policies and to international economic and political developments affecting supply and demand in the China foreign exchange trading system market. The Group's aggregate amount of cash and cash equivalents dominated in RMB amounted to US$2,628,538 and US$10,661 as of December 31, 2009 and 2008, respectively.

GC China Turbine Corp.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008
(Amounts expressed in US dollars, except share data)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

(m)	Revenue recognition

The Group recognizes revenues in accordance with ASC 605-10 (pre-codification reference as Staff Accountant Board ("SAB") No.104, "Revenue Recognition" ), when persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the price is fixed or determinable and collectability is reasonably assured. For an arrangement with multiple deliverables, the Group recognizes product revenues in accordance with ASC 605-25 (pre-codification reference as Emerging Issues Task Force ("EITF") No.00-21, "Revenue Arrangements with Multiple Deliverables" ).

The Group is not contractually obligated to accept returns.  The sales of goods and services involve inconsequential or perfunctory performance obligations.  These obligations can include non-essential installation or training, provision of product manuals and materials, and limited, pre-scheduled technical maintenance support. When the only remaining undelivered performance obligation under an arrangement is inconsequential or perfunctory, the Group recognizes revenue on the delivery of turbines, the predominant deliverable in the total contract and provides for the cost of the unperformed obligations. Cash advances received from customers before the revenue is earned are classified as deferred revenue.

(n)	Cost of Sales

Cost of sales includes production cost, which includes material, direct labor and manufacturing expenses (i.e. depreciation and amortization expenses), and indirect costs, as well as shipping and handling costs for products sold, royalty payments, and warranty costs.

(o)	Warranty cost

Limited warranties are provided to the wind turbine generators for two years following delivery for defects in equipment hardware.  Various suppliers provide warranties to the Group on components purchased.  Warranty costs are accrued as revenues are recognized and are offset by any recoveries received from suppliers.  Actual warranty costs are accumulated and charged against the accrued warranty liability.  Product warranties are accrued at 2% of wind turbine sales based on an assessment of industry norms which also represents the Group's best estimate to date.  The Group accrued US$236,629 and US$57,525 warranty costs during the years ended December 31, 2009 and 2008, respectively.  As of December 31, 2009, US$20,244 warranty accrual was used. If the Group begins to experience warranty claims differing from the current accrual rate, the warranty accrual rate would be prospectively revised.

Warranty cost

As of January 1, 2008	$-
Addition	57,525
Utilization	-
As of December 31, 2008	57,525
Addition	236,629
Utilization	20,244
As of December 31, 2009	$273,910

GC China Turbine Corp.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008
(Amounts expressed in US dollars, except share data)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

(p)	Government subsidies

Government subsidies are recognized when received and when all the conditions for their receipt have been met.  Government grants whose primary condition is that the Group should purchase, construct or otherwise acquire non-current assets are recognized as non-current liabilities in the balance sheet and transferred to profit or loss on a systematic and rational basis over the useful lives of the related assets.  Government grants for revenue and/or expenses should be recognized in income when the related revenue and/or expense are recorded.

In 2009, the Group received unrestricted government subsidies from local government agency allowing the Group full discretion in the fund utilization of US$79,047, which was recorded in other operating income in the consolidated statements of income.  In 2008, the Group received a government grant, which is related to the Group's activities in research and development projects, from a local government agency in the amount of US$42,435.  The Group records the government grant against the research and development expenses when incurred.

(q)	Fair value of financial instruments

The Group estimates fair value of financial assets and liabilities as the price that would be received from the sale of an asset or paid to transfer a liability (an exit price) on the measurement date in an orderly transaction between market participants. The fair value measurement guidance establishes a three-level fair value hierarchy that prioritizes the inputs into the valuation techniques used to measure fair value. The fair value hierarchy gives the highest priority, Level 1, to measurements based on unadjusted quoted prices in active markets for identical assets or liabilities and lowest priority, Level 3, to measurements based on unobservable inputs and classifies assets and liabilities with limited observable inputs or observable inputs for similar assets or liabilities as Level 2 measurement. The Group determines the fair value of an asset or liability using valuation techniques that maximize the use of observable inputs.

(r)	Earnings (loss) per share

Basic earnings (loss) per share is computed by dividing earnings attributable to holders of common shares by the weighted average number of common shares outstanding during the year.  Diluted earnings (loss) per common share reflects the potential dilution that could occur if securities or other contracts to issue common shares were exercised or converted into common shares.  Common share equivalents are excluded from the computation in loss periods as their effects would be anti-dilutive.

(s)	Comprehensive income (loss)

Comprehensive income (loss) includes all changes in equity except those resulting from investments by owners and distributions to owners and is comprised of net income (loss) and foreign currency translation adjustments.

(t)	Research and development

Research and development costs are expensed as incurred.  Generally all research and development is performed internally for the benefit of the Group.  The Group does not perform such activities for others.  Research and development costs include salaries, amortization of intangible asset used for research and development purposes, utilities, and miscellaneous items directly related to research and development activities. Research and development expenses for the years ended December 31, 2009 and 2008 amounted to $90,437 and $94,300, respectively.

GC China Turbine Corp.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008
(Amounts expressed in US dollars, except share data)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

(u)	Concentration of credit risk

Financial instruments that potentially expose the Group to significant concentrations of credit risk consist principally of cash and cash equivalents, accounts receivable and long-term accounts receivable and advance to suppliers.  The Group places its cash and cash equivalents with financial institutions with high-credit ratings and quality.

The Group conducts credit evaluation of customers and generally does not require collateral or other securities from its customers.  The Group establishes an allowance for doubtful accounts primarily based upon the age of the receivables and factors surrounding the credit risk of specific customers. With respect to advances to suppliers, who are primarily the suppliers of wind turbine components, the Group performs ongoing credit evaluations of its suppliers' financial conditions.  The Group generally does not require collateral or other security against advance to suppliers; however, it maintains reserves for potential credit losses and such losses have historically been within management's expectations.

(v)	Business risks

The Group's near term, and possibly long term, prospects are significantly dependent upon several customers. Revenues and outstanding accounts receivable for the years ended December 31, 2009 and 2008 were from only two customers and one customer, respectively. As a result, currently the Group is substantially dependent upon the continued participation of these customers in order to maintain and continue to grow its total revenues. Significantly reducing the Group's dependence on these customers is likely to take a long time and there can be no guarantee that the Group will succeed in reducing that dependence.

The following table summarizes revenues and accounts receivable for customers that accounted for 10% or more of accounts receivable or revenues:

	Accounts receivable
	December 31,
	2009	2008

Customer A	44%	100%
Customer B	56%	-

	Revenues
	Year ended December 31,
	2009	2008

Customer A	37%	100%
Customer B	63%	-

GC China Turbine Corp.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008
(Amounts expressed in US dollars, except share data)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

(w)	Recently issued accounting pronouncements

In January 2010, the FASB issued ASU 2010-06, Improving Disclosures about Fair Value Measurements. The ASU amends ASC 820 (formerly Statement No. 157, Fair Value Measurements) to add new requirements for disclosures about transfers into and out of Levels 1 and 2 and separate disclosures about purchases, sales, issuances, and settlements relating to Level 3 measurement on a gross basis rather than as a net basis as currently required.  ASU 2010-06 also clarifies existing fair value disclosures about the level of disaggregation and about inputs and valuation techniques used to measure fair value.  ASU 2010-06 is effective for annual and interim periods beginning after December 15, 2009, except for the requirement to provide the level 3 activity of purchases, sales, issuances, and settlements on a gross basis, which will be effective for annual and interim periods beginning after December 15, 2010.  Early application is permitted and in the period of initial adoption, entities are not required to provide the amended disclosures for any previous periods presented for comparative purposes.  The Group is currently evaluating the impact of adoption on its consolidated financial statements.

In January 2010, the FASB issued ASU 2010-05, “Compensation — Stock Compensation (Topic 718) — Escrowed Share Arrangements and the Presumption of Compensation (previously EITF Topic D-110, “Escrowed Share Arrangements and the Presumption of Compensation”). This ASU provides the SEC Staff’s views on overcoming the presumption that for certain shareholders escrowed share arrangements represent compensation. The SEC Staff believes that an escrowed share arrangement in which the shares are automatically forfeited if employment terminates is compensation, consistent with the principle articulated in ASC 805, “Business Combinations”. The adoption of ASU 2010-05 did  not have a material impact on the Group's consolidated financial statements.

In December 2009, the FASB issued ASU 2009-17, Consolidations (Topic 810) – Improvements to Financial Reporting by Enterprises Involved with Variable Interest Entities which amends the FASB Accounting Standards Codification for the issuance of FASB Statement No. 167, Amendments to FASB Interpretation No. 46(R), issued by the FASB in June 2009.  The amendments in this ASU replace the quantitative-based risks and rewards calculation for determining which reporting entity, if any, has a controlling financial interest in a variable interest entity with an approach primarily focused on identifying which reporting entity has the power to direct the activities of a variable interest entity that most significantly impact the entity's economic performance and (1) the obligation to absorb the losses of the entity or (2) the right to receive the benefits from the entity.  ASU 2009-17 also requires additional disclosure about a reporting entity's involvement in variable interest entities, as well as any significant changes in risk exposure due to that involvement.  ASU 2009-17 is effective for annual and interim periods beginning after November 15, 2009.  Early application is not permitted.  The Group adopted ASU 2009-17 from January 1, 2010.  The Group considers that the adoption of ASU 2009-17 has no significant impact on its consolidated financial statements.

In October 2009, the FASB published FASB ASU 2009-13, Revenue Recognition (Topic 605) - Multiple-Deliverable Revenue Arrangements. ASU 2009-13 addresses the accounting for multiple-deliverable arrangements to enable vendors to account for products or services (deliverables) separately rather than as a combined unit. Specifically, this guidance amends the criteria in ASC Subtopic 605-25, Revenue Recognition-Multiple-Element Arrangements, for separating consideration in multiple-deliverable arrangements. This guidance establishes a selling price hierarchy for determining the selling price of a deliverable, which is based on: (a) vendor-specific objective evidence if available; (b) third-party evidence if vendor-specific objective is not available; or (c) estimated selling price if neither vendor-specific objective evidence nor third-party evidence is available. This guidance also eliminates the residual method of allocation and requires that arrangement consideration be allocated at the inception of the arrangement to all deliverables using the relative selling price method. In addition, this guidance significantly expands required disclosures related to a vendor's multiple-deliverable revenue arrangements.   The provisions of ASU 2009-13 are effective prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010. Early adoption is permitted.  The Group is currently evaluating the impact of adoption on its consolidated financial statements.

GC China Turbine Corp.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008
(Amounts expressed in US dollars, except share data)

3.	FAIR VALUE MEASUREMENT

As of December 31, 2009, information about inputs into the fair value measurements of the Group’s assets and liabilities that are measured at fair value on a recurring basis in periods subsequent to their initial recognition is as follows:

Fair Value Measurements at December 31, 2009
Using
Quoted Prices
	Total Fair	in Active	Significant
	Value and	Markets for	Other	Significant
	Carrying	Identical	Observable	Unobservable
	Value on the	Assets	Inputs	Inputs
	Balance Sheet	(Level 1)	(Level 2)	(Level 3)

Liabilities:
Warrant Liability	$1,267,388	$-	$-	$1,267,388
Total liabilities	$1,267,388	-	$-	$1,267,388

The Level 3 liability was recorded in 2009 and its fair value on day 1 was US$1,332,881. A summary of changes in Level 3 liability for the year ended December 31, 2009 is as follows:

Beginning balance	$-
Issuance	1,332,881
Total (gains)losses (unrealized)
Included in earnings	(65,493)
Including in other comprehensive income	-
Ending balance	$1,267,388
The amount of total (gains) or losses for the year included in earnings attributable to the change in unrealized gains or losses relating to assets still held at the reporting date	$(65,493)

The fair value of the warrant is estimated using binomial model (Note 13). It is classified as level 3 in the fair value hierarchy as the fair value estimation involves significant assumptions that are not observable in the market.

The estimated fair value of the Company’s financial instruments, including accounts receivables, advances to suppliers, accounts payable, amount due from related parties and short-term borrowings, approximates their carrying value at December 31, 2009, and 2008 due to their short-term nature. The fair value of long-term accounts receivable was approximately US$532,387 and US$129,455, respectively, as of December 31, 2009 and 2008, and was estimated by discounted cash flow method using prevailing market interest rate on the valuation date as discount rate. The fair value of convertible debt is approximately US$1,255,000 as of December 31, 2009 and is estimated based on the fair value of common shares the debt is convertible into on the valuation date.

GC China Turbine Corp.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008
(Amounts expressed in US dollars, except share data)

4.	INVENTORIES

The Group's inventories as of December 31, 2009 and 2008 are summarized as follows:

	December 31, 2009	December 31, 2008

Raw materials	$431,618	$2,885,327
Work in progress	130,030	505,740
Finish goods	4,525,678	-
	$5,087,326	$3,391,067

5.	AMOUNT DUE FROM RELATED PARTIES

Parties are considered to be related if one party has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operational decisions.  Parties are also considered to be related if they are subject to common control or common significant influence.  Related parties may be individuals or corporate entities.

The following entities are considered to be related parties to the Group because they are affiliates of the Group under the common control of the Group's major shareholder.  The related parties only act as service providers and borrowers to the Group and there is no other relationship wherein the Group has the ability to exercise significant influence over the operating and financial policies of these parties.  The Group is not obligated to provide any type of financial support to these related parties.

Related Party	Nature of the party	Relationship with the Group

Wuhan Guoce Science & Technology Corp. ("GC-Tech")	Electric power equipment manufacturer	Controlled by Hou Tiexin (Controlling shareholder of the Group)

Wuhan Guoce Electricity Investment Co., LTD. ("Guoce Electricity Investment")	Investment and management company	Controlled by Hou Tiexin (Controlling shareholder of the Group)

Join Right Management Limited ("Join Right")	Investment and management company	Controlled by Hou Tiexin (Controlling shareholder of the Group)

Wuhan Sanlian Water & Electricity Control Equipment Co., Ltd. ("Wuhan Sanlian")	Electric control equipment manufacturer	Controlled by Xu Jiarong (Director of the Group)

New Margin Growth Fund L.P. ("New Margin")	Investment and management Company	Principle shareholder of the Group (Note 11)

	Amount Due From Related Parties
	December 31, 2009	December 31, 2008

GC-Tech	$1,837,636	$92,511
Guoce Electricity Investment	266,687	-
Wuhan Sanlian	210,889	-
Join Right	10,000	-
Amount due from related parties	$2,325,212	$92,511

GC China Turbine Corp.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008
(Amounts expressed in US dollars, except share data)

5.	AMOUNT DUE FROM RELATED PARTIES (CONTINUED)

The Group had US$1,837,636 and US$92,511 due from GC-Tech as of December 31, 2009 and 2008, respectively. The amount of US$1,837,636 represents the prepayment of US$407,549 to GC-Tech who imports raw materials from overseas on behalf of the Group and a related party loan of US$1,430,087, the Group extended to GC-Tech.  Interest rate of the related party loan is 5.4%, which benchmarks to the one year borrowing rate for bank loans from People's Bank of China.

The Group had US$266,687 and nil due from Guoce Electricity Investment as of December 31, 2009 and 2008, respectively. The amount represents short term related party loan with zero interest rate, and this amount was settled subsequently in March 2010.

The Group had US$210,889 and nil due from Wuhan Sanlian as of December 31, 2009 and 2008, respectively. The amount represents the prepayment to Wuhan Sanlian for purchase of production material.

6.	PREPAID EXPENSES AND OTHER CURRENT ASSETS

Prepaid expenses and other current assets consisted of the following:

	December 31, 2009	December 31, 2008

Other receivable	$-	$505,867
Staff advance	72,561	24,175
Deferred assets	59,050	14,358
Others	24,169	1,829
	$155,780	$546,229

7.	PROPERTY AND EQUIPMENT, NET

Property and equipment consisted of the following:
	December 31, 2009	December 31, 2008

Electronic equipment and computers	$94,636	$81,816
Furniture, office equipment and vehicles	124,399	105,524
Machinery and tools	1,297,502	1,250,707
Leasehold improvements	55,228	49,348
	1,571,765	1,487,395
Less: Accumulated depreciation	168,926	70,544
Property and equipment, net	$1,402,839	$1,416,851

The Group recorded depreciation expense of US$98,382 and US$68,136 for the years ended December 31, 2009 and 2008, respectively.

GC China Turbine Corp.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008
(Amounts expressed in US dollars, except share data)

8.	INTANGIBLE ASSETS, NET

Intangible assets consist of the following:
	December 31, 2009	December 31, 2008
Gross carrying amount -
Purchased technology	$1,150,812	$1,149,738
Less: Accumulated amortization -
Purchased technology	406,637	209,340
Intangible, net	$744,175	$940,398

The Group recorded amortization charges of US$197,297 and US$197,717 for the years ended December 31, 2009 and 2008, respectively.

The annual estimated amortization expense for the next five years is as follows:
2010	$197,010
2011	99,422
2012	99,422
2013	99,422
2014	99,422
Thereafter	149,477
$744,175

9.	SHORT-TERM BORROWINGS AND BORROWINGS FROM A RELATED PARTY

	December 31, 2009	December 31, 2008

Short-term bank borrowings	$-	$2,194,715
Borrowings from a related party	$-	$139,015
Total	$-	$2,333,730

As of December 31, 2008, the Group had a short-term unsecured loan, which is guaranteed by a third party, from the PRC bank in the amount of US$2,194,715.  The maturity date of the short term loan outstanding from the PRC bank at December 31, 2008 was July 2009.  The interest rate of outstanding short-term loan at December 31, 2008 was 8.74%, which is subject to adjustment in accordance with the basic interest rate released by People's Bank of China.  The Group repaid the PRC bank loan in July 2009.

The Group had short-term loans from GC-Tech in the amount of US$139,015 as of December 31, 2008.  The loan was provided to the Group for daily operational purposes and working capital needs by GC-Tech.  The related party loan was interest free.  The Group repaid the short-term borrowings from a related party in the full amount of US$139,105 in 2009.

GC China Turbine Corp.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008
(Amounts expressed in US dollars, except share data)

10.	ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

Accrued expenses and other current liabilities consist of the following:

	December 31, 2009	December 31, 2008

Payroll and bonus payable	$67,887	$52,063
Accrued customs duty	-	91,460
Other tax payables	1,594,890	513,570
Warranty accrual	273,910	57,525
Royalty accrual	559,543	110,964
Others	274,258	187,556
	$2,770,488	$1,013,138

11.	PROMISSORY NOTE AND CONVERTIBLE PROMISSORY NOTES

On July 31, 2009, the Company executed convertible promissory notes in favour of New Margin, Ceyuan LP and Ceyuan LLC in the amount of US$5 million, US$4.8 million and US$0.2 million, respectively (collectively, the "Promissory Notes").  The Promissory Notes earn simple interest at an annual percentage rate equal to 6% or the lowest rate permissible by law (i.e., 0%).  The Promissory Notes do not have a contractual maturity date.  They will either be converted into common shares of the Company at US$0.80 per share when the Exchange Transaction is consummated, or be converted into a 29.87% equity interests in GC-Nordic if the Exchange Transaction fails. The Promissory Notes were accounted for as equity instruments because legally they were equity instruments and the holders would not be entitled to creditor's rights in any situation including bankruptcy and liquidation. Immediately after the issuance, the proceeds received were transferred to LHL in the form of short-term borrowings, which were eliminated upon consummation of the Exchange Transaction. The Promissory Notes were converted into 12,500,000 common shares of the Company pursuant to the contractual conversion provision on October 30, 2009 (Note 12).

In contemplation of the Exchange Transaction between the Company and LHL, on June 8, 2009, the Company issued a promissory note of US$600,000 to New Margin ("New Margin Note") and a promissory note of US$415,000 to Coach Capital LLC (“Coach Note”), respectively. Both notes were due on demand and carried an interest of one percent per month. The New Margin Note had no conversion feature. The Coach Note was convertible into the common share of the Company by the holder at a price equal to the lesser of US$1.00 per share or the issue price of the latest share offering prior to the exercise of the conversion option. The proceeds received were transferred to LHL via a promissory note, which was eliminated upon consummation of the Exchange Transaction. On October 30, 2009, the New Margin Note and the Coach Note were assigned to Clarus Capital Ltd., a United States based company who served as the financial advisor for the Group and the agent for the US$8 million private placement (Note 12) and superseded by a promissory note to Clarus Capital Ltd. (the “Holder”) in the principal amount of US$1,000,000. All accrued but unpaid interest on the previous two notes were waived. Clarus Note I shall be due and payable by the Company on or before October 31, 2011 ("Maturity Date") and bears no interest. It is convertible, in whole but not in part, into shares of the Company at a price of US$2.00 (“Conversion Price”) per share at anytime on or before the Maturity Date. On the six-month anniversary of the date that the Company provides a confirmation to Holder of the delivery of twenty wind turbine systems by the Company’s direct wholly-owned subsidiary, GC-Nordic to its customers, Clarus Note I shall be automatically converted into common shares of the Company at the Conversion Price. The Company accounted for the assignment and modification of the Coach Note as a debt extinguishment, and recorded a loss on debt extinguishment of US$57,802 in the consolidated statements of operations. The Company accounted for the assignment and modification of the New Margin Note as a capital transaction given New Margin's equity shareholder capacity on the Extinguishment Date. The amount that otherwise would have been recognized as loss on debt extinguishment, or US$83,478, was recorded against additional paid-in capital. The Clarus Note I was deemed as a new debt instrument and recorded at fair value of US$1,205,000 on October 30, 2009. The fair value in excess of principal amounted US$205,000 is accounted for as premium to be amortized by effective interest rate method through the Maturity Date.  US$22,250 was amortized into interest income for the year ended December 31, 2009. The conversion option was not an embedded derivative requiring bifurcation under US GAAP, and the Company did not record a beneficial conversion feature on Clarus Note I as the effective conversion price was not less than the estimated fair value of the Company's common share the note is convertible into on the note issuance date.

GC China Turbine Corp.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008
(Amounts expressed in US dollars, except share data)

11.	PROMISSORY NOTE AND CONVERTIBLE PROMISSORY NOTES (CONTINUED)

On October 30, 2009, the Company also entered into an agreement with Clarus Capital Ltd. for a forward issuance of US$1 million promissory note to Clarus Capital Ltd. upon the date that GC-Nordic has delivered 20 wind turbine systems to its customers. The Clarus Note II bears no interest and will have a maturity of two years from the date of issuance. The note will be convertible by the Holder into the Company's common share at anytime on or before maturity at a price of US$2.00 per share, and is automatically convertible six months after issuance.  The Company will account for this note once the note is issued. As of December 31, 2009, Claurs Note II has not yet been issued.

12.	COMMON SHARES

On October 30, 2009, the Company issued 32,383,808 shares of its common share to Golden Wind Holdings Ltd. in exchange for 100% of the issued and outstanding capital stock of LHL.  As stated in Note 1, the equity structure prior to October 30, 2009 was restated to reflect the number of common shares of GCTC issued to effect the transaction using the exchange ratio prescribed by the Exchange Agreement. The historical financial statements prior to the effective date of the Exchange Transaction are those of LHL.  All share and per share data have been presented to give retroactive effect of GCTC’s legal capital throughout the periods presented in these financial statements.  The Company had 7,686,207 shares outstanding immediately before the Exchange Transaction, which were deemed as shares issued by LHL, the accounting acquirer, to the Company, the accounting acquiree.

On October 30, 2009, upon the closing of the Exchange Transaction, the US$10 million convertible promissory notes issued to New Margin, Ceyuan LP, and Ceyuan LLC, were converted into 12,500,000 common shares at a conversion price per share equal to US$0.80, net off issuance costs of US$93,885 (Note 11).

Concurrent with the Exchange Transaction, on October 30, 2009, the Company also completed a private placement offering under which 6,400,000 common shares were issued to third party investors at US$1.25 per share for a total consideration of US$8 million. The Company received net cash proceeds of US$7,275,014. The issuance costs included 1) US$724,986 in cash for legal, accounting, and other direct issuance costs and 2) 560,000 shares of warrants (Warrant II) issued to a private placement agent for no consideration, which had fair value as US$917,130 upon issuance (Note 13).  To investor subscribed for common shares, the Company also granted a total of 640,000 shares of warrants (Warrant I) to purchase common shares on a pro rata basis, which was recognized a warrant liability (Note 13).  The net cash proceeds were further assigned to the fair value of the warrant liability for US$1,332,881 on the issuance date.

In connection with the private placement offering, the Company, GW and the investors entered into a make good escrow agreement, whereby GW pledged 640,000 common shares of the Company into escrow for the benefit of investors in the event the Company fails to satisfy certain After-Tax Net Income (ATNI) threshold. Specifically, if the ATNI for the fiscal year ending December 31, 2010 reported in the  Company's  Annual Report on Form 10-K as filed with the Securities Exchange Commission is less than US$12,500,000, shares in escrow will be transferred to each investor on a pro rata basis for no additional consideration, at a number equal to pre-set formula agreed between GW and investors (the "2010 Make Good Shares"), provided, that the number of 2010 Make Good Shares shall in no event exceed 640,000 shares. If the ATNI threshold is satisfied, no transfer of the 640,000 shares shall be made to the investors and all 640,000 shares deposited with the escrow agent shall immediately be returned to GW.  The make good escrow agreement represents a transaction among shareholders and has no impact on the Group's consolidated financial statements because the Company is not legally liable for the escrow shares in any circumstances .

GC China Turbine Corp.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008
(Amounts expressed in US dollars, except share data)

13.	WARRANTS

In conjunction with the private placement offering of 6,400,000 common shares on October 30, 2009, the Company granted Warrant I to each investor in an amount equal to 10% of purchased common shares, or a total of 640,000 shares.  The warrants had an exercise price of US$1.00 per share and were exercisable any time within three years from the date of issuance. However if the fiscal year 2010 ATNI is less than a guaranteed US$12,500,000, the Company will reduce the exercise price of each warrant to equal to Adjusted Exercise Price in accordance to a pre-set formula, provided that if the Adjusted Exercise Price is negative, the Adjusted Exercise Price will be deemed to equal to US$0.001 per share. The Company recorded the fair value of the warrants of US$1,332,881 as warrant liability in the consolidated balance sheets as the warrants do not qualify for equity classification under US GAAP. The warrant liability was remeasured at fair value of US$1,267,388 at December 31, 2009. The fair value change of US$65,493 was recorded as gain on change in fair value of warrant liability in the consolidated statements of operations.

In connection with the same private placement, the Company granted 560,000 shares of Warrant II to the agents as compensation for received consulting services.  The warrants had an exercise price of US$1.00 per share and were exercisable any time within three years from the date of issuance.  The fair value of the warrants of US$917,130 was accounted for as equity instruments on the grant date, and was netted against proceeds from private placement offering as part of equity issuance costs.

The fair value of the warrants was computed using binomial option pricing model and the following assumptions:

	Warrant I		Warrants II
	October 31, 2009	December 31, 2009	October 31, 2009
Contractual life	3 years	2.8 years	3 years
Volatility	66.28%	65.94%	66.28%
Expected dividend	-	-	-
Average risk-free rate	1.42%	1.59%	1.42%

None of the above warrants had been exercised as of December 31, 2009.

14.	INCOME TAXES

(a)	Tax law of each tax jurisdictions

United States

Under the federal and state income tax law of United States, the Company is subjected to tax on its income or capital gains.  As at December 31, 2009, the Company does not have any assessable profits and accordingly, no provision for federal and state income taxes have been provided thereon.

Hong Kong

LHL did not have assessable profits that were earned in or derived from Hong Kong during the year ended December 31, 2009 and 2008.  Accordingly, no Hong Kong profits tax has been provided for.

China

GC-Nordic is subject to Enterprise Income Tax, or EIT, on the taxable income as reported in its statutory financial statements adjusted in accordance with relevant PRC income tax laws.

PRC CIT was generally assessed at the rate of 33% of taxable income prior to January 1, 2008.  On March 16, 2007, the National People's Congress of the PRC approved and promulgated the new Enterprise Income Tax Law ("new EIT Law"), which took effect beginning January 1, 2008.  Under the new EIT law, foreign investment enterprise and domestic companies are subject to a uniform tax rate of 25%.

GC China Turbine Corp.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008
(Amounts expressed in US dollars, except share data)

14.	INCOME TAXES (CONTINUED)

(b)	Reconciliation from income tax at statutory rate to effective tax rate

The following table sets out the reconciliation from the statutory CIT rate to the Group’s effective tax rate:

	Year ended December 31,
	2009	2008

Statutory EIT rate	25%	25%
Effect of different tax rate of group entities in other jurisdictions	(2)%	-
Tax effect of donation that are not deductible in determining taxable profit	49.4%	-
Tax effect of other expense that are not deductible in determining taxable profit	(0.4)%	(2)%
Change in valuation allowance	8%	-
Effective EIT rate	80%	23%

The actual effective tax rates for the year ended December 31, 2009 and 2008 are 80% and 23%, respectively.  The increase of the effective tax rate is mainly attributable to the income tax liability of US$825,000 arising from the US$3,300,000 cash consideration paid by LHL to the Founders during the recapitalization (Note 1) which was deemed as donation subject to PRC income tax.

(c)	Deferred tax

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.  Significant components of the Group's net deferred tax assets are as follows:

	December 31, 2009	December 31, 2008
Deferred tax assets
Net operating losses carried forward	$139,867	$90,715
Accrued expenses	257,627	72,525
Pre-operating expenses	55,736	74,245
Less: valuation allowance	(139,867)	-
	$313,363	$237,485
Analysis as:
Current	$276,206	$163,240
Non-current	37,157	74,245
	$313,363	$237,485

GC China Turbine Corp.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008
(Amounts expressed in US dollars, except share data)

14.	INCOME TAXES (CONTINUED)

As of December 31, 2009, deductible net operating loss carry-forwards including the Company and LHL were US$410,827 and US$1,128, which were subject to the federal tax rate of 34% and the profit tax rate of 16.5% in Hong Kong, respectively. Then Company and LHL do not have enough profit in the foreseeable future to realize the tax benefit. The Group believes that it is more likely than not that the benefit from the net operating loss carry forward will not be realized. The Group has fully provided a valuation allowance on the deferred tax assets relating to these operating losses carry forward. If or when recognized, the tax benefits relating to any reversal of the valuation allowance on deferred tax assets will be recognized as a deduction of income tax expense.

(c)	Significant components of income tax expense

Income tax for the PRC subsidiary is calculated on a separate entity basis.  The Group's PRC subsidiary files stand-alone tax returns.  The provisions for the Group's income taxes for the years ended December 31, 2009 and 2008, respectively, are summarized as follows:
	December 31, 2009	December 31, 2008

Current tax	$1,415,985	$-

Deferred tax benefit	(75,621)	(115,742)

	$1,340,364	$(115,742)

(d)	Uncertainty in income tax

Effective January 1, 2007, the Group adopted FASB ASC 740, (pre-codification reference as "FIN 48"), which prescribes a more-likely-than-not threshold for financial statement recognition and measurement of a tax position taken in the tax return.  This interpretation also provides guidance on de-recognition of income tax assets and liabilities, classification of current and deferred income tax assets and liabilities, accounting for interest and penalties associated with tax positions, accounting for income taxes in interim periods and income tax disclosures.

There is no impact on the financial statement upon the adoption of ASC 740 as of January 1, 2007. At December 31, 2009 and 2008, the amounts of gross unrecognized tax benefits were zero. The Group does not anticipate any significant change for unrecognized tax benefits within the next 12 months.  The Group will classify interest and penalties related to income tax matters, if any, in income tax expense.

According to PRC Tax Administration and Collection Law, the statute of limitations for tax underpayments is three years if the underpayment of taxes is due to computational errors made by the taxpayer or withholding agent. The statute of limitations will be extended five years under special circumstances, which are not clearly defined (but an underpayment of tax liability exceeding RMB 0.1 million is specifically listed as a special circumstance). In the case of a related party transaction, the statute of limitations is 10 years. There is no statute of limitations in the case of tax evasion. The Group's PRC subsidiary is therefore subject to examination by the PRC tax authorities from 2006 through 2009.

GC China Turbine Corp.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008
(Amounts expressed in US dollars, except share data)

15.	EARNINGS (LOSS) PER SHARE

The weighted average number of outstanding common share as shown in the financial statements presented herewith was computed based on the Company's number of outstanding common share, and took into account of the recapitalization transactions and the reverse acquisition transaction as described in Note 1. Detail computations are set out as follow,

	Date of issue or purchase	No. of LHL common share	No. of the Company's shares (restated for recapitalization of LHL)	No. of days outstanding Year ended December 31,		Weighted average number of outstanding common shares Year ended December 31,
				2009	2008	2009	2008
Number of days in reporting period				365	365
LHL existing shares as of January 1, 2008	Prior to 1/1/2008	1	32,383,808	365	365	32,383,808	32,383,808
Shares issued in exchange for 100% equity of LHL at time of reverse acquisition	10/30/2009		32,383,808
Existing shares in issue at time of reverse acquisition	10/30/2009		7,686,207	62	-	1,305,602	-
GCHT issued common shares to investors	10/30/2009		18,900,000	62	-	3,210.411	-
			58,970,015			36,899,821	32,383,808

 The following table sets forth the computation of basic and diluted earnings (loss) per share for the years indicated.

	Year ended December 31,
	2009	2008

Net income (loss) attribute to common shareholders-basic	$339,647	$(378,588)
Less: interest income recorded on convertible promissory notes	(22,250)	-
Gain from change in fair value of the warrant liability	(65,493)	-
Net income (loss) attribute to common shareholders-diluted	$251,904	$(378,588)

Weighted average common shares outstanding-basic	36,899,821	32,383,808
Warrants	1,132,507	-
Convertible promissory notes	83,562	-
Weighted average common shares outstanding-diluted	38,115,890	32,383,808

Earnings (loss) per share-basic	$0.01	$(0.01)
Earnings (loss) per share-diluted	$0.01	$(0.01)

There were no anti-dilutive instruments excluded from the computation of diluted earnings per share for the year ended December 31, 2009. There were no common share equivalent instruments for the year ended December 31, 2008.

GC China Turbine Corp.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008
(Amounts expressed in US dollars, except share data)

15.	EARNINGS (LOSS) PER SHARE (CONTINUED)

Subsequent to the issuance of the Group’s 2008 consolidated financial statements, the Group determined that there was an error relating to the number of shares outstanding as of December 31, 2008, as well as the weighted average shares used in the EPS calculation for the year 2008.  However, both the basic and diluted EPS remain unchanged when the weighted average shares were corrected.  The comparative number for shares outstanding and weighted average shares used in the EPS calculation in this report were modified to reflect the correction of the error.  Management believes that the correction is immaterial.

16.	COMMITMENTS AND CONTINGENCIES

(a)	Purchase commitments

As of December 31, 2009, the Group had outstanding commitments in the amount of US$28,353,431 for raw material purchases.

(b)	Capital commitments

As of December 31, 2009, the Group's capital commitments amounted to US$993,079 in relation to asset improvement and plant expansion within the next twelve months.

(c)	Royalty payment commitments

In 2006, the Group entered into a technology license related to its development of wind turbine generator products.  Under this agreement, the Group is obligated to pay a royalty for each wind turbine generator sold that utilized the technology covered by this agreement. The Group accrued royalty payments of US$559,543 and US$110,964 for the years ended December 31, 2009 and 2008, respectively.

(d)	Legal proceedings

On December 4, 2009, Nordic Windpower USA, Inc. ("Nordic Windpower") filed a lawsuit against the Group in the U.S. District Court for the Northern District of California, alleging trademark infringement, trademark dilution, unfair competition and trade dress infringement. The Group has substantially complied with all of Nordic Windpower's requests related it its claims, including changing their name to "GC China Turbine Corp." on September 14, 2009.

The Group filed an answer on January 22, 2010. The parties have been actively discussing settlement and have made substantial progress in reaching an agreement. The parities agreed to continue the Initial Case Management Conference until April 22, 2010.

The Group cannot predict the outcome of its unresolved legal proceeding; however, management believes that the ultimate resolution of the matter will not have a material impact on the Group's consolidated financial condition or results of operations.  As of December 31, 2009, no amounts have been accrued in connection with contingencies related to these lawsuits, as the amounts are not estimable.

The Group is not a party to any other legal proceeding, the adverse outcome of which is likely to have a material adverse effect on the Group's consolidated financial condition or results of operations.

(e)	Guarantees

As of December 31, 2009, the Group had two outstanding guarantees issued to Guangdong Development Bank and Hankou Bank related to two bank loans in the amount of US$3,221,933 (RMB22,000,000) and US$5,125,802 (RMB 35,000,000) to a related party with maturity date in October and January 2010, respectively. The related party repaid the US$5,125,802 bank loan in January 2010.  The Group did not record any contingent loss regarding to the guarantees as the management believed the probability to make payment is remote.

GC China Turbine Corp.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008
(Amounts expressed in US dollars, except share data)

17.	SEGMENT INFORMATION AND MAJOR CUSTOMERS

The Group follows the provision of ASC 280-10 (pre-codification reference as SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information"), which establishes standards for reporting information about operating segments.  Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker. The Group's chief operating decision maker has been identified as the chief executive officer, who reviews consolidated results when making decisions about allocating resources and assessing performance of the Group. The Group is a single segment entity whose business is production and distribution of wind turbine generators in the PRC. All of its revenues are derived in the PRC. The Group's long-lived assets and operations are substantially located in the PRC.

18.	PRC EMPLOYEE BENEFITS

Full-time employees of the Group are entitled to staff welfare benefits including medical care, welfare subsidies, unemployment insurance and pension benefits.  The Group is required to accrue for these benefits based on certain percentages of salaries in accordance with the relevant regulations and make contributions to the state-sponsored pension, medical and welfare plans.  The Chinese government is responsible for the medical benefits and ultimate pension and welfare liabilities to these employees. The total contribution for such employee benefits were $50,067 and $20,310 for the years ended December 31, 2009 and 2008, respectively.

19.	PROFIT APPROPRIATION AND STATUTORY RESERVES IN CHINA

GC-Nordic is a wholly foreign owned enterprise incorporated in the PRC, and is required to make appropriations from after-tax profits to non-distributable reserve funds.  The subsidiary, after recouping their losses, must make appropriations to general reserve fund and staff bonus and welfare fund, in accordance with the Law of the PRC on Enterprises Operated Exclusively with Foreign Capital. The general reserve fund requires annual appropriations of 10% of after-tax profit (determined by generally accepted accounting principles in the PRC (“PRC GAAP”)) until such fund has reached 50% of the subsidiaries’ registered capital; the percentage of appropriation for staff bonus and welfare fund is determined at the discretion of its Board.  The statutory reserves can only be used for specific purposes, such as offsetting accumulated losses, enterprise expansion or staff welfare.  These reserves are not distributable to the shareholders except in the event of liquidation. Appropriations to these funds are accounted for as transfers from retained earnings to the statutory reserves.

As of December 31, 2009, the Group did not make any appropriations to the statutory reserve funds as GC-Nordic was in a net loss position under PRC GAAP.

Relevant PRC statutory laws and regulations permit payments of dividends by the Company’s PRC subsidiaries only out of their retained earnings, if any, as determined in accordance with PRC accounting standards and regulations. PRC laws and regulations require that annual appropriations of 10% of after-tax income should be set aside prior to payment of dividends as a general reserve fund. In addition, there are restrictions on the distribution of share capital from the Group’s PRC subsidiary. As a result of these PRC laws and regulations, the Group’s PRC subsidiary is restricted in its ability to transfer a portion of its net assets to the Group in the form of dividends, loans or advances. Such restricted portions amounted to US$17,776,327 as of December 31, 2009.

GC China Turbine Corp.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008
(Amounts expressed in US dollars, except share data)

20.	SUBSEQUENT EVENTS

In January 2010, the Group entered into agreement to acquire 70% ownership of Baicheng Guoce Wind Power Development Co., Ltd ("Baicheng Guoce") for a consideration of US$205,032 (RMB1,400,000) in cash from a related party Wuhan Guoce Electricity Investment Co., Ltd.  Baicheng Guoce was established in September 2009 and located in Baicheng Private Development Zone, Jiling Province PRC.  The registered capital and paid in capital of Baicheng Guoce was US$1,464,515 and US$292,903, respectively. Baicheng Guoce is mainly engaged in production and erection of wind turbines and providing technical support during installation, operation, maintenance and after-sales service for wind turbines.  The Group is required to inject additional capital funds in the amount of US$820,129 by December 31, 2011.

In January 2010, the Group incorporated a company named Baicheng Kairui Wind Power Co., Ltd ("Baicheng Kairui") located in Baicheng SiJianFang, Jiling Province PRC. Baicheng Kairui was established in January 2010, with registered capital of US$1,464,515. The first capital injection from the Group in January 2010 was US$732,257(RMB5,000,000) in cash. Baicheng Kairui is mainly engaged in production and erection of wind turbines and providing technical support during installation, operation, maintenance and after-sales service for wind turbines.

GC China Turbine Corp.
ADDITIONAL INFORMATION - FINANCIAL STATEMENT SCHEDULE I
BALANCE SHEET
(Amounts expressed in US dollars, except share data)

December 31, 2009

ASSETS
Current assets:
Prepaid expenses and other current assets	$2,515
Total current assets	2,515

Investment in subsidiaries	21,393,012
Total assets	$21,395,527

LIABILITIES
Current liabilities:
Other current liabilities	$74,000
Total current liabilities	74,000

Non-current liabilities:
Due to related parties	391,000
Warrant liability	1,267,388
Convertible Promissory Notes	1,182,750
Total liabilities	2,915,138

EQUITY
Common share (US$0.001 par value; 100,000,000 shares authorized, 58,970,015 shares issued and outstanding as of December 31, 2009)	58,970
Additional paid-in capital	16,385,299
Accumulated profit	1,877,363
Accumulated other comprehensive income	158,757
Total shareholders’ equity	18,480,389

Total liabilities and shareholders’ equity	$21,395,527

GC China Turbine Corp.
ADDITIONAL INFORMATION - FINANCIAL STATEMENT SCHEDULE I
STATEMENT OF OPERATIONS
(Amounts expressed in US dollars, except share data)

Year Ended December 31
2009

Operating expenses:
General and administrative expenses	$339,241

Loss from operations	339,241

Interest expense	48,720
Interest income	(22,250)
Loss from debt extinguishment	57,802
Gain from change in fair value of warrant liability	(65,493)

Income in investment in subsidiaries	2,235,383
Net profit (loss) attributable to shareholders	$1,877,363

GC China Turbine Corp.
ADDITIONAL INFORMATION - FINANCIAL STATEMENT SCHEDULE I
STATEMENT OF CASH FLOWS
(Amounts expressed in US dollars, except share data)

Year ended December 31, 2009

OPERATING ACTIVITIES:
Net profit	$1,877,363
Adjustments to reconcile net income to net cash used in operating activities:
Income from investment in subsidiaries	(2,235,383)
Amortization of premium of convertible debt	(22,250)
Gain from change in fair value of warrant liability	(65,493)
Loss from debt extinguishment	57,802
Changes in operating assets and liabilities:
Increase in amount due to related parties	74,000
Increase in other current liabilities	249,113
Net cash used in operating activities	(64,848)

INVESTING ACTIVITIES:
Investment in subsidiaries	(18,131,281)
Cash used in investing activities	(18,131,281)

FINANCING ACTIVITIES:
Net proceeds from issuance of common share	7,275,014
Net proceeds from issuance of Convertible Promissory Notes	9,906,115
Proceeds from issuance of promissory notes	1,015,000
Net cash provided by financing activities	18,196,129

NET CHANGE IN CASH AND CASH EQUIVALENTS	-
Cash and cash equivalents at the beginning of the year	-
Cash and cash equivalents at the end of the year	$-

Note to Schedule I:

The parent company financial statements have been prepared using the same accounting principles and policies described in the notes to the consolidated financial statements, with the only exception being that the Company accounts for its subsidiaries using the equity method. Please refer to the notes to the consolidated financial statements presented above for additional information and disclosures with respect to these financial statements.  As the parent company is acquired through a reverse recapitalization (Note 1) in 2009, the condensed financial information of the parent company presented herein represents the accounts of Luckcharm Holdings Limited for the period from June 28, 2009 to October 30, 2009, and the accounts of the Company for the period from October 31, 2009 to December 31, 2009.  LHL was deemed as the parent company of the Group prior to the consummation of the Exchange Transaction, which was established in June 2009, therefore no comparative financial statements were presented to 2009.

Schedule I has been provided pursuant to the requirements of Rule 12-04(a) and 5-04(c) of Regulation S-X, which require condensed financial information as to the financial position, changes in financial position and results of operations of a parent company as of the same dates and for the same periods for which audited consolidated financial statements have been presented when the restricted net assets of consolidated subsidiaries exceed 25 percent of consolidated net assets as of the end of the most recently completed fiscal year.

GC China Turbine Corp.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts expressed in US dollars, except share data)

	March 31, 2010	December 31, 2009

ASSETS
Current assets:
Cash and cash equivalents	$4,295,897	$3,803,446
Restricted cash	386,263	2,880,281
Short-term investment	3,222,824	-
Accounts receivable	21,040,173	12,128,711
Inventories	1,199,950	5,087,326
Advance to suppliers	2,888,521	3,734,728
Amount due from related party	2,039,888	2,325,212
Prepaid expenses and other current assets	303,673	155,780
Deferred tax assets	276,283	276,206
Total current assets	35,653,472	30,391,690

Property and equipment, net	1,402,287	1,402,839
Intangible assets, net	695,094	744,175
Long-term accounts receivable	755,693	532,387
Deferred tax assets	37,167	37,157
Other assets	188,819	165,490
Total assets	$38,732,532	$33,273,738

LIABILITIES & EQUITY
Current liabilities:
Accounts payable	5,433,381	4,574,708
Accrued expenses and other current liabilities	4,764,168	2,770,488
Deferred revenue	1,856,933	1,856,413
Income tax payable	2,065,968	1,416,643
Total current liabilities	14,120,450	10,618,252

Convertible promissory note	1,155,250	1,182,750
Warrant liability	998,902	1,267,388
Other long-term liabilities	787,203	473,198
Total liabilities	17,061,805	13,541,588

Commitments and contingencies

EQUITY
Common share (US$0.001 par value; 100,000,000 shares authorized, 58,970,015 and 58,970,015 shares issued and outstanding as of March 31, 2010 and December 31, 2009, respectively)	58,970	58,970
Additional paid-in capital	19,884,645	19,884,645
Retained earnings (accumulated deficit)	1,496,474	(372,377)
Accumulated other comprehensive income	163,438	158,757
Total GC China Turbine Corp. Equity	21,603,527	19,729,995
Noncontrolling interest	67,200	2,155
Total equity	21,670,727	19,732,150

Total liabilities and equity	$38,732,532	$33,273,738

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

GC China Turbine Corp.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts expressed in US dollars, except share data)

	Three months ended March 31,
	2010	2009

Revenues	$11,997,927	$-
Cost of sales	9,080,354	-
Gross profit	2,917,573	-

Operating expenses:
Selling and marketing expenses	52,891	10,812
Research and development expenses	152,964	24,383
General and administrative expenses	512,731	83,388

Income (loss) from operations	2,198,987	(118,583)

Interest expense	8,462	46,874
Interest income	37,814	21
Other expense, net	1,286	-
Gain from change in fair value of warrant liability	268,486	-

Income (loss) before provision for income tax	2,495,539	(165,436)
Provision (benefit) for income tax	648,840	(131,990)
Net income (loss)	1,846,699	(33,446)
Net loss attributable to noncontrolling interest	(22,152)	-
Net income (loss) attributable to GC China Turbine Corp. shareholders	$1,868,851	$(33,446)

Earnings (loss) per share- basic	$0.03	$(0.00)
Earnings (loss) per share- diluted	$0.03	$(0.00)

Weighted average common share outstanding- basic	58,970,015	32,383,808

Weighted average common share outstanding- diluted	60,169,633	32,383,808

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

GC China Turbine Corp.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY AND COMPREHENSIVE INCOME (LOSS)
(Amounts expressed in US dollars, except share data)

					Accumulated
					Other
	Common Shares		Additional	Accumulated	Comprehensive	Noncontrolling		Comprehensive
	Shares	Amount	paid-in capital	deficit	income (loss)	interest	Total	income (loss)

Balance at January 1, 2009	32,383,808	$32,384	$2,680,845	$(712,024)	$159,389	$-	$2,160,594

Net loss	-	-	-	(33,446)	-	-	(33,446)	$(33,446)

Foreign currency translation adjustments	-	-	-	-	(408)	-	(408)	(408)

Balance at March 31, 2009	32,383,808	32,384	2,680,845	(745,470)	158,981	-	2,126,740	(33,854)

					Accumulated
				Retained Earnings	Other
	Common Shares		Additional	(accumulated	Comprehensive	Noncontrolling		Comprehensive
	Shares	Amount	paid-in capital	deficit)	income (loss)	interest	Total	income (loss)

Balance at January 1, 2010	58,970,015	58,970	19,884,645	(372,377)	158,757	2,155	19,732,150

Contribution from shareholders	-	-	-	-	-	2,135	2,135

Business acquisition	-	-	-	-	-	85,052	85,052

Net income	-	-	-	1,868,851	-	(22,152)	1,846,699	$1,868,851

Foreign currency translation adjustments	-	-	-	-	4,681	10	4,691	4,681

Balance at March 31, 2010	58,970,015	$58,970	$19,884,645	$1,496,474	$163,438	$67,200	$21,670,727	$1,873,532

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

GC China Turbine Corp.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts expressed in US dollars)

	Three months ended March 31,
	2010	2009
OPERATING ACTIVITIES:
Net income (loss)	$1,846,699	$(33,446)
Adjustments to reconcile net income (loss) to net cash provided by/ (used in) operating activities:
Depreciation of property and equipment	27,986	24,085
Amortization of intangible assets	49,081	49,618
Amortization of premium for convertible promissory note	(27,500)	-
Gain from change in fair value of warrant liability	(268,486)	-
Changes in operating assets and liabilities
Increase in accounts receivable	(9,130,921)	(14,357)
Decrease/ (increase) in inventories	3,888,381	(130,494)
Decrease/ (increase) in advance to suppliers	847,131	(40,315)
Increase in other current assets	(60,274)	711
Increase in accounts payable	1,153,644	1,203
Increase in income tax payable (receivable)	648,836	(136,628)
Increase in other current liabilities	1,992,272	13,145
Net cash provided by (used in) operating activities	966,849	(266,478)

INVESTING ACTIVITIES:
Purchase of property and equipment	(32,820)	(3,455)
Repayment from related parties	467,034	-
Loan to related parties	(35,217)	-
Business acquisition, net of cash acquired	(146,492)	-
Decrease in restricted cash	2,494,489	-
Purchase of short-term investment	(3,222,384)	-
Net cash used in investing activities	(475,390)	(3,455)

FINANCING ACTIVITIES:
Proceeds from short-term borrowings from related party	-	294,592
Repayments of short-term borrowings to related party	-	(33,057)
Net cash provided by financing activities	-	261,535

Effect of exchange rate changes on cash and cash equivalents	992	(1)

NET CHANGE IN CASH AND CASH EQUIVALENTS	492,451	(8,399)
Cash and cash equivalents at the beginning of the period	3,803,446	10,661
Cash and cash equivalents at the end of the period	$4,295,897	$2,262

Supplemental cash flow information:
Cash paid for interest expenses	$-	$36,736

Non-cash investing and financing activities:
Purchase of property and equipment by accounts payable	$27,435	$-

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

GC China Turbine Corp.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED STATEMENTS
(Amounts expressed in US dollars)

1.	ORGANIZATION AND PRINCIPAL ACTIVITIES

GC China Turbine Corp. (the "Company") was incorporated in the State of Nevada, United States of America, on August 25, 2006.  On July 24, 2009 and further amended and restated on July 31, 2009, the Company entered into a binding letter of intent (the "LOI") with Luckcharm Holdings Limited, a Hong Kong company ("LHL"), GC Nordic New Energy Co., Ltd. ("GC-Nordic"), Ceyuan Venture II, L.P. ("Ceyuan LP"), Ceyuan Ventures Advisors Fund II, LLC ("Ceyuan LLC") and NewMargin Growth Fund L.P. ("New Margin").  Ceyuan LP, Ceyuan LLC and New Margin are the private equity investors.  Under the terms of LOI, the Company will acquire all of the issued and outstanding shares of LHL in exchange for Golden Wind Holdings Limited ("GW"), a company incorporated in the British Virgin Islands as an exempted company with limited liability under the Companies Law of the British Virgin Islands and the parent company of LHL at that time, acquiring fifty four percent (54%) of the Company's issued and outstanding shares of common share (the "Exchange Transaction").  On October 30, 2009, the Exchange Transaction was consummated.  As a result of the Exchange Transaction, LHL became the Company's wholly-owned subsidiary.  For accounting purpose, LHL is the acquiring entity. In the consolidated financial statements subsequent to the transaction, the assets and liabilities of the Company were recognized at fair value (which approximated carrying value) on the transaction date, except for those resulted from transactions entered into on behalf of or primarily for the benefit of LHL or the Company after the Exchange Transaction and the assets and liabilities of LHL were recorded at carrying amounts immediately prior to the transaction. The amount recognized as issued equity interests was determined by adding the issued equity interest of LHL outstanding immediately before the transaction to the fair value of the Company. However, the equity structure was restated to reflect the number of common shares of the Company issued to effect the transaction using the exchange ratio prescribed by the Exchange Agreement. The historical financial statements prior to the effective date of the Exchange Transaction are those of LHL.  All share and per share data have been presented to give retroactive effect of the Company’s legal capital throughout the periods presented in these financial statements.

Luckcharm Holding Limited was incorporated in Hong Kong on June 15, 2009 as a shell company.  On June 28, 2009, LHL was acquired by Golden Wind Holding Limited for cash consideration of HK$1.00 (US$0.13). On August 1, 2009, LHL entered into an agreement to acquire 100% of the equity of Wuhan Guoce Nordic New Energy Co., Ltd. ("GC-Nordic") for total cash consideration of $3.3 million (RMB 22.5 million) from the original nine individual shareholders (the "Founders").  At the time of this transaction, the Founders obtained 100% voting interests in GW in the same proportion as their ownership interest in GC-Nordic, through a call option and voting trust agreements with Xu Hong Bing (the "Seller"), the sole shareholder of GW for a nominal consideration.  The acquisition of GW has been accounted for as a reverse acquisition with no change in control.  On August 5, 2009, GC-Nordic received approval on this acquisition from the Bureau of Commerce of the Wuhan City, Hubei Province, People's Republic of China ("PRC"). The restructuring process has been accounted for as a recapitalization as LHL and GC-Nordic were under common control with no adjustment to the historical basis of the assets and liabilities of GC-Nordic.

GC-Nordic was established as a domestic limited liability company on August 21, 2006 upon the issuing of a license by the Administration for Industry and Commerce of the Wuhan City, Hubei Province, PRC with an operating period of ten years to August 20, 2016.

Upon the consummation of the Exchange Transaction on October 30, 2009,
1)	The Company issued 32,383,808 common shares to GW in exchange for 100% of the issued and outstanding capital stock of Luckcharm.

2)	US$10 million convertible promissory notes issued to New Margin, Ceyuan LP and Ceyuan LLC in July 2009 were converted into 12,500,000 shares of the Company's common share.

3)	The Company assigned two previously issued promissory notes to Clarus Capital Ltd. in the amount of US$1 million ("Clarus Note I").

4)	The Group entered into an agreement with Clarus Capital Ltd. for a forward issuance of US$1 million promissory note ("Clarus Note II").

5)
The Group completed a private placement offering by issuing 6,400,000 shares of its common share to third party investors for a total consideration of US$8 million. In conjunction with the private placement, the Group also granted 640,000 shares of warrants to these investors on a pro-rata basis and 560,000 shares of warrants to the private placement agents.

6)
GW, the parent company of the Group, entered into a make good escrow agreement with the private placement investors, whereby GW pledged 640,000 common shares of the Group for the benefit of these investors when certain events occur.

GC China Turbine Corp.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED STATEMENTS
(Amounts expressed in US dollars)

1.	ORGANIZATION AND PRINCIPAL ACTIVITIES (CONTINUED)

On December 30, 2009, GC-Nordic incorporated a 85% owned subsidiary, Guoce Nordic AB, ("R&D Center") in accordance with the laws of Sweden, which would be engaged in wind turbine technology research and market development.  Tomas Lyrner, the Chief Technology Officer of the Company, holds the remaining 15% interest.

The Group acquired 70% ownership of Baicheng Guoce Wind Power Development Co., Ltd ("Baicheng Guoce") for a consideration of US$205,032 in cash from Wuhan Guoce Electricity Investment Co., Ltd, a related party, on January 14, 2010 (Note 8). Baicheng Guoce was established in September 2009 and located in Baicheng Private Development Zone, Jiling Province PRC. The acquisition has been accounted for as a purchase business combination and the results of operations from the acquisition date have been included in the Company's unaudited condensed consolidated financial statements subsequent to the acquisition date. Since there was no business activity nor contract signed from the establishment date through acquisition date, the amount of US$205,032 cash consideration was equal to the fair value of the net assets acquired, therefore no goodwill was recorded. Baicheng Guoce is mainly engaged in production and erection of wind turbines and providing technical support during installation, operation, maintenance and after-sales service for wind turbines, and construction and management of wind farms.

On January 12, 2010, the Group incorporated a company named Baicheng Kairui Wind Power Co., Ltd ("Baicheng Kairui") located in Baicheng SiJianFang, Jiling Province PRC and which is mainly engaged in production and erection of wind turbines and providing technical support during installation, operation, maintenance and after-sales service for wind turbines, and construction and management of wind farms.

GC China Turbine Corp., Luckcharm Holding Limited, GC-Nordic and R&D Center, Baicheng Guoce and Baicheng Kairui are collectively referred to as the "Group", which is primary engaged in the design, manufacture, commission and distribution of wind turbine generator and provides related technical support service in the PRC.

2.	BASIS OF PRESENTATION

The Group is responsible for the unaudited condensed consolidated financial statements included in this document, which have been prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP") and include all normal and recurring adjustments that management of the Group considers necessary for a fair presentation of its financial position and operating results. The Group prepared these statements following the requirements of the U.S. Securities and Exchange Commission (the "SEC") for interim reporting. As permitted under those rules, the Group condensed or omitted certain footnotes or other financial information that are normally required by GAAP for annual financial statements. These statements should be read in conjunction with the audited consolidated financial statements for the fiscal year ended December 31, 2009.

The unaudited condensed consolidated financial statements include the financial statements of GC China Turbine Corp. and its subsidiaries. All inter-group accounts and transactions have been eliminated in consolidation.

Revenues, expenses, assets and liabilities can vary during each quarter of the year. Therefore, the results and trends in these interim unaudited condensed consolidated financial statements may not be the same as those for the full year.

3.	RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

On April 16, 2010, the FASB issued ASU 2010-13, which amends ASC 718 to clarify that a share-based payment award with an exercise price denominated in the currency of a market in which a substantial portion of the entity’s equity securities trades must not be considered to contain a market, performance, or service condition. Therefore, an entity should not classify such an award as a liability if it otherwise qualifies for classification in equity. This ASU is effective for interim and annual periods beginning on or after December 15, 2010, and will be applied prospectively. Affected entities will be required to record a cumulative catch-up adjustment to the opening balance of retained earnings for all awards outstanding as of the beginning of the annual period in which the ASU is adopted. Earlier application is permitted.  The Group is currently evaluating the impact of adoption on its consolidated financial statements.

GC China Turbine Corp.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED STATEMENTS
(Amounts expressed in US dollars)

3.	RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS (CONTINUED)

In January 2010, the FASB issued ASU 2010-06, Improving Disclosures about Fair Value Measurements. The ASU amends ASC 820 (formerly Statement No. 157, Fair Value Measurements) to add new requirements for disclosures about transfers into and out of Levels 1 and 2 and separate disclosures about purchases, sales, issuances, and settlements relating to Level 3 measurement on a gross basis rather than as a net basis as currently required.  ASU 2010-06 also clarifies existing fair value disclosures about the level of disaggregation and about inputs and valuation techniques used to measure fair value.  ASU 2010-06 is effective for annual and interim periods beginning after December 15, 2009, except for the requirement to provide the level 3 activity of purchases, sales, issuances, and settlements on a gross basis, which will be effective for annual and interim periods beginning after December 15, 2010.  Early application is permitted and in the period of initial adoption, entities are not required to provide the amended disclosures for any previous periods presented for comparative purposes.  The Group is currently evaluating the impact of adoption on its consolidated financial statements.

4.	CHANGE IN ACCOUNTING POLICY OF REVENUE RECOGNITION DUE TO THE ADOPTION OF ASU 2009-13

In October 2009, the FASB published FASB ASU 2009-13, Revenue Recognition (Topic 605) - Multiple-Deliverable Revenue Arrangements. ASU 2009-13 addresses the accounting for multiple-deliverable arrangements to enable vendors to account for products or services (deliverables) separately rather than as a combined unit. Specifically, this guidance amends the criteria in ASC Subtopic 605-25, Revenue Recognition-Multiple-Element Arrangements, for separating consideration in multiple-deliverable arrangements. This guidance establishes a selling price hierarchy for determining the selling price of a deliverable, which is based on: (a) vendor-specific objective evidence if available ("VSOE"); (b) third-party evidence ("TPE") if vendor-specific objective is not available; or (c) estimated selling price ("ESP") if neither vendor-specific objective evidence nor third-party evidence is available. This guidance also eliminates the residual method of allocation and requires that arrangement consideration be allocated at the inception of the arrangement to all deliverables using the relative selling price method. In addition, this guidance significantly expands required disclosures related to a vendor's multiple-deliverable revenue arrangements. The provisions of ASU 2009-13 are effective prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010. Early adoption is permitted.

On January 1, 2010, the Group prospectively adopted ASU 2009-13. Based on the selling price hierarchy established by ASU 2009-13, when the Company is unable to establish selling price using VSOE or TPE, the Company will establish an ESP. ESP is the price at which the Company would transact a sale if the product or service were sold on a stand-alone basis. The Company establishes its best estimate of ESP considering internal factors relevant to is pricing practices such as costs and margin objectives, standalone sales prices of similar products, and percentage of the fee charged for a primary product or service relative to a related product or service. Additional consideration is also given to market conditions such as competitor pricing strategies and market trend. Under this standard, the Group allocates revenue in arrangements with multiple deliverables using estimated selling prices because they do not have vendor-specific objective evidence or third-party evidence of the selling prices of the deliverables. Sales of the wind turbines are considered arrangements with two deliverables, consisting of the delivery of the wind turbines and the two-year period maintenance service. Under the prior accounting standard, the Group accounted for sales upon the delivery of the wind turbines. According to ASU 2009-13, revenue of the two-year period maintenance service will be deferred at the time of service rendered and recognized on a straight-line basis over the two years.

For the three months ended March 31, 2010, the adoption of ASU 2009-13 decreased revenue, income before provision of income tax and net income by US$371,070, US$110,181 and US$81,534, respectively, with no impact on basic and diluted EPS, as compared to application of the previous guidance. The Group doesn't elect to adopt ASU 2009-13 retrospectively for prior periods, revenue recognition for those arrangements signed prior to the fiscal year of 2010 will not be affected by ASU 2009-13. For the three months ended March 31, 2009, there is no impact on the revenue recognized under Subtopic 605-25 (pre-codification reference as EITF 00-21 -Revenue Arrangement with Multiple Deliverables).

GC China Turbine Corp.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED STATEMENTS
(Amounts expressed in US dollars)

5.	FAIR VALUE MEASUREMENT

As of March 31, 2010, information about inputs into the fair value measurements of the Group’s assets and liabilities that are measured at fair value on a recurring basis in periods subsequent to their initial recognition is as follows:

Fair Value Measurements at March 31, 2010
Using
Quoted Prices
	Total Fair	in Active	Significant
	Value and	Markets for	Other	Significant
	Carrying	Identical	Observable	Unobservable
	Value on the	Assets	Inputs	Inputs
	Balance Sheet	(Level 1)	(Level 2)	(Level 3)

Liabilities:

Warrant Liability	$998,902	$-	$-	$998,902

Fair value of the Level 3 liability was US$998,902 and US$1,267,388 as of March 31, 2010 and December 31, 2009, respectively. A summary of changes in Level 3 liability for the period ended March 31, 2010 is as follows:

Beginning balance	$1,267,388
Issuance	-
Total (gains)losses (unrealized)	(268,486)
Included in earnings	(268,486)
Including in other comprehensive income	-

Ending balance	$998,902

The amount of total (gains) or losses for the period included in earnings attributable to the change in unrealized gains or losses relating to liabilities still held at the reporting date	$(268,486)

The fair value of the warrant is estimated using binomial model (Note 11). It is classified as level 3 in the fair value hierarchy as the fair value estimation involves significant assumptions that are not observable in the market.

The estimated fair value of the Company’s financial instruments, including short-term investment (Note 6), accounts receivables, advances to suppliers, accounts payable, amount due from related parties and short-term borrowings, approximates their carrying value at March 31, 2010 and December 31, 2009 due to their short-term nature. The fair value of long-term accounts receivable approximates carrying value, because long-term receivables were recorded at net present value upon recognition and amortized using an effective interest rate, which approximated the prevailing market interest rate as of the reporting dates. The fair value of convertible debt is approximately US$1,020,000 as of March 31, 2010 and is estimated based on the fair value of common shares the debt is convertible into on the valuation date.

GC China Turbine Corp.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED STATEMENTS
(Amounts expressed in US dollars)

6.	SHORT-TERM INVESTMENT

As of March 31, 2010, the Group had short-term investment of a six-month term deposit in the amount of US$3,222,824 (RMB22,000,000). The maturity date of the term deposit is September 11, 2010, with interest rate of 1.98%, which is the basic interest rate released by People's Bank of China.

7.	INVENTORIES

The Group's inventories at March 31, 2010 and December 31, 2009 are summarized as follows:

	March 31, 2010	December 31, 2009

Raw materials	$1,085,120	$431,618
Work in progress	114,830	130,030
Finish goods	-	4,525,678
	$1,199,950	$5,087,326

8.	AMOUNT DUE FROM RELATED PARTIES AND RELATED PARTY TRANSACTION

Parties are considered to be related if one party has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operational decisions.  Parties are also considered to be related if they are subject to common control or common significant influence.  Related parties may be individuals or corporate entities.

The following entities are considered to be related parties to the Group because they are affiliates of the Group under the common control of the Group's major shareholder. The related parties only act as service providers and borrowers to the Group and there is no other relationship wherein the Group has the ability to exercise significant influence over the operating and financial policies of these parties. The Group is not obligated to provide any type of financial support to these related parties.

Related Party	Nature of the party	Relationship with the Group

Wuhan Guoce Science & Technology Corp. ("GC-Tech")	Electric power equipment manufacturer	Controlled by Hou Tiexin (Controlling shareholder of the Group)

Wuhan Guoce Electricity Investment Co., LTD. ("Guoce Electricity Investment")	Investment and management company	Controlled by Hou Tiexin (Controlling shareholder of the Group)

Join Right Management Limited ("Join Right")	Investment and management company	Controlled by Hou Tiexin (Controlling shareholder of the Group)

Wuhan Sanlian Water & Electricity Control Equipment Co., Ltd. ("Wuhan Sanlian")	Electric control equipment manufacturer	Controlled by Xu Jiarong (Director of the Group)

New Margin Growth Fund L.P. ("New Margin")	Investment and management Company	Principal shareholder of the Group

	Amount Due From Related Parties
	March 31, 2010	December 31, 2009

GC-Tech	$1,783,781	$1,837,636
Guoce Electricity Investment	35,158	266,687
Wuhan Sanlian	210,949	210,889
Join Right	10,000	10,000
Amount due from related parties	$2,039,888	$2,325,212

GC China Turbine Corp.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED STATEMENTS
(Amounts expressed in US dollars)

8.	AMOUNT DUE FROM RELATED PARTIES AND RELATED PARTY TRANSACTION (CONTINUED)

The Group had US$1,783,781 and US$1,837,636 due from GC-Tech as of March 31, 2010 and December 31, 2009 respectively. The amount of US$1,783,781 represents the prepayment of US$407,663 to GC-Tech who imports raw materials from overseas on behalf of the Group and a related party loan of US$1,376,118. Interest rate of the related party loan is 5.4%, which benchmarks to the one year borrowing rate for bank loans from People's Bank of China.

The Group had US$35,158 and US$266,687 due from Guoce Electricity Investment as of March 31, 2010 and December 31, 2009 respectively. The amount represents short-term loan to related party with zero interest rate.

The Group had US$210,949 and US$210,889 due from Wuhan Sanlian as of March 31, 2010 and December 31, 2009 respectively. The amount represents the prepayment to Wuhan Sanlian for purchase of production material.

The Group purchased 70% share ownership of Baicheng Guoce from Guoce Electricity Investment on January 14, 2010 for the consideration of US$205,032. The amount of US$205,032 cash consideration was equal to the fair value of the net assets acquired, therefore, no goodwill was recorded.

9.	PROMISSORY NOTE AND CONVERTIBLE PROMISSORY NOTES

On July 31, 2009, the Company executed convertible promissory notes in favour of New Margin, Ceyuan LP and Ceyuan LLC in the amount of US$5 million, US$4.8 million and US$0.2 million, respectively (collectively, the "Promissory Notes").  The Promissory Notes earn simple interest at an annual percentage rate equal to 6% or the lowest rate permissible by law (i.e., 0%).  The Promissory Notes do not have a contractual maturity date.  They will either be converted into common shares of the Company at US$0.80 per share when the Exchange Transaction is consummated, or be converted into a 29.87% equity interests in GC-Nordic if the Exchange Transaction fails. The Promissory Notes were accounted for as equity instruments because legally they were equity instruments and the holders would not be entitled to creditor's rights in any situation including bankruptcy and liquidation. Immediately after the issuance, the proceeds received were transferred to LHL in the form of short-term borrowings, which were eliminated upon consummation of the Exchange Transaction. The Promissory Notes were converted into 12,500,000 common shares of the Company pursuant to the contractual conversion provision on October 30, 2009.

In contemplation of the Exchange Transaction between the Company and LHL, on June 8, 2009, the Company issued a promissory note of US$600,000 to New Margin ("New Margin Note") and a promissory note of US$415,000 to Coach Capital LLC (“Coach Note”), respectively. Both notes were due on demand and carried an interest of one percent per month. The New Margin Note had no conversion feature. The Coach Note was convertible into the common share of the Company by the holder at a price equal to the lesser of US$1.00 per share or the issue price of the latest share offering prior to the exercise of the conversion option. The proceeds received were transferred to LHL via a promissory note, which was eliminated upon consummation of the Exchange Transaction. On October 30, 2009, the New Margin Note and the Coach Note were assigned to Clarus Capital Ltd., a United States based company who served as the financial advisor for the Group and the agent for the US$8 million private placement and superseded by a promissory note to Clarus Capital Ltd. (the “Holder”) in the principal amount of US$1,000,000. All accrued but unpaid interest on the previous two notes were waived. Clarus Note I shall be due and payable by the Company on or before October 31, 2011 ("Maturity Date") and bears no interest. It is convertible, in whole but not in part, into shares of the Company at a price of US$2.00 (“Conversion Price”) per share at anytime on or before the Maturity Date. On the six-month anniversary of the date that the Company provides a confirmation to Holder of the delivery of twenty wind turbine systems by the Company’s direct wholly-owned subsidiary, GC-Nordic to its customers, Clarus Note I shall be automatically converted into common shares of the Company at the Conversion Price. The Company accounted for the assignment and modification of the Coach Note as a debt extinguishment. The Company accounted for the assignment and modification of the New Margin Note as a capital transaction given New Margin's equity shareholder capacity on the Extinguishment Date. The Clarus Note I was deemed as a new debt instrument and recorded at fair value of US$1,205,000 on October 30, 2009. The fair value in excess of principal amounted US$205,000 is accounted for as premium to be amortized by effective interest rate method through the Maturity Date. US$27,500 and zero was amortized into interest income for the three months ended March 31, 2010 and 2009. The conversion option was not an embedded derivative requiring bifurcation under US GAAP, and the Company did not record a beneficial conversion feature on Clarus Note I as the effective conversion price was not less than the estimated fair value of the Company's common share the note is convertible into on the note issuance date.

GC China Turbine Corp.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED STATEMENTS
(Amounts expressed in US dollars)

9.	PROMISSORY NOTE AND CONVERTIBLE PROMISSORY NOTES (CONTINUED)

On October 30, 2009, the Company also entered into an agreement with Clarus Capital Ltd. for a forward issuance of US$1 million promissory note to Clarus Capital Ltd. upon the date that GC-Nordic has delivered 20 wind turbine systems to its customers ("Clarus Note II"). The Clarus Note II bears no interest and will have a maturity of two years from the date of issuance. The note will be convertible by the Holder into the Company's common share at anytime on or before maturity at a price of US$2.00 per share, and is automatically convertible six months after issuance.  The Company will account for this note once the note is issued, which is expected to be executed on June 15, 2010.

10.	COMMON SHARES

On October 30, 2009, the Company issued 32,383,808 shares of its common share to Golden Wind Holdings Ltd. in exchange for 100% of the issued and outstanding capital stock of LHL.  As stated in Note 1, the equity structure prior to October 30, 2009 was restated to reflect the number of common shares of GCTC issued to effect the transaction using the exchange ratio prescribed by the Exchange Agreement. The historical financial statements prior to the effective date of the Exchange Transaction are those of LHL.  All share and per share data have been presented to give retroactive effect of GCTC’s legal capital throughout the periods presented in these financial statements.  The Company had 7,686,207 shares outstanding immediately before the Exchange Transaction, which were deemed as shares issued by LHL, the accounting acquirer, to the Company, the accounting acquiree.

On October 30, 2009, upon the closing of the Exchange Transaction, the US$10 million convertible promissory notes issued to New Margin, Ceyuan LP, and Ceyuan LLC, were converted into 12,500,000 common shares at a conversion price per share equal to US$0.80, net off issuance costs of US$93,885.

Concurrent with the Exchange Transaction, on October 30, 2009, the Company also completed a private placement offering under which 6,400,000 common shares were issued to third party investors at US$1.25 per share for a total consideration of US$8 million. The Company received net cash proceeds of US$7,275,014. The issuance costs included 1) US$724,986 in cash for legal, accounting, and other direct issuance costs and 2) 560,000 shares of warrants issued to a private placement agent for no consideration, which had fair value as US$917,130 upon issuance.  To investor subscribed for common shares, the Company also granted a total of 640,000 shares of warrants (Note 11) to purchase common shares on a pro rata basis, which was recognized a warrant liability.  The net cash proceeds were further assigned to the fair value of the warrant liability for US$1,332,881 on the issuance date.

In connection with the private placement offering, the Company, GW and the investors entered into a make good escrow agreement, whereby GW pledged 640,000 common shares of the Company into escrow for the benefit of investors in the event the Company fails to satisfy certain After-Tax Net Income (ATNI) threshold. Specifically, if the ATNI for the fiscal year ending December 31, 2010 reported in the  Company's  Annual Report on Form 10-K as filed with the Securities Exchange Commission is less than US$12,500,000, shares in escrow will be transferred to each investor on a pro rata basis for no additional consideration, at a number equal to pre-set formula agreed between GW and investors (the "2010 Make Good Shares"), provided, that the number of 2010 Make Good Shares shall in no event exceed 640,000 shares. If the ATNI threshold is satisfied, no transfer of the 640,000 shares shall be made to the investors and all 640,000 shares deposited with the escrow agent shall immediately be returned to GW. The make good escrow agreement represents a transaction among shareholders and has no impact on the Group's consolidated financial statements because the Company is not legally liable for the escrow shares in any circumstances.

GC China Turbine Corp.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED STATEMENTS
(Amounts expressed in US dollars)

11.	WARRANTS

In conjunction with the private placement offering of 6,400,000 common shares on October 30, 2009, the Company granted warrant to each investor in an amount equal to 10% of purchased common shares, or a total of 640,000 shares.  The warrants had an exercise price of US$1.00 per share and were exercisable any time within three years from the date of issuance. However if the fiscal year 2010 ATNI is less than a guaranteed US$12,500,000, the Company will reduce the exercise price of each warrant to equal to Adjusted Exercise Price in accordance to a pre-set formula, provided that if the Adjusted Exercise Price is negative, the Adjusted Exercise Price will be deemed to equal to US$0.001 per share. The Company recorded the fair value of the warrants of US$1,332,881 on day 1 as warrant liability in the consolidated balance sheets as the warrants do not qualify for equity classification under US GAAP. The warrant liability was remeasured at fair value of US$998,902 and US$1,267,388 at March 31, 2010 and December 31, 2009, respectively. The fair value change of US$268,486 and zero was recorded as gain on change in fair value of warrant liability in the consolidated statements of operations for the three months ended March 31, 2010 and 2009, respectively.

The fair value of the warrants was computed using binomial option pricing model and the following assumptions:

		Warrant
	October 31, 2009	December 31, 2009	March 31, 2010
Contractual life	3 years	2.8 years	2.6 years
Volatility	66.28%	65.94%	66.28%
Expected dividend	-	-	-
Average risk-free rate	1.42%	1.59%	1.35%

None of the above warrants had been exercised as of March 31, 2010.

12.	INCOME TAXES

The effective tax rate is based on expected income, statutory tax rates and incentives available in the jurisdiction in which the Group operates. For interim financial reporting, the Group estimates the annual tax rate based on projected taxable income for the full year and records a quarterly income tax provision in accordance with the FASB ASC 740, (pre-codification reference as FIN 18, Accounting for Income Taxes in Interim Period) and FASB ASC 270 (pre-codification reference as APB 18, Interim Financial Reporting).  As the year progresses, the Group refines the estimates of the year’s taxable income as new information becomes available. This continual estimation process often results in a change to the expected effective tax rate for the year. When this occurs, the Group adjusts the income tax provision during the quarter in which the change in estimate occurs so that the year-to-date provision reflects the expected annual tax rate.

The actual effective tax rates for the three-months ended March 31, 2010 and the same period in 2009 are 26% and 80% respectively. The 80% effective tax rate for the period ended March 31, 2009 is mainly attributable to the income tax liability of US$825,000 arising from the US$3,300,000 cash consideration paid by LHL to the Founders during the recapitalization in year 2009, which was deemed as donation subject to PRC income tax.

GC China Turbine Corp.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED STATEMENTS
(Amounts expressed in US dollars)

13.	EARNINGS (LOSS) PER SHARE

The following table sets forth the computation of basic and diluted earnings (loss) per share for the periods indicated,

	Three months ended March 31,
	2010	2009

Net income (loss) attribute to GC China Turbine Corp. shareholders-basic	$1,868,851	$(33,446)
Less: Amortization of premium for convertible promissory note	(27,500)	-
Gain from change in fair value of the warrant liability	(268,486)	-
Net income (loss) attribute to GC China Turbine Corp. shareholders- diluted	$1,572,865	$(33,446)

Weighted average common shares outstanding-basic	58,970,015	32,383,808
Warrants	699,618	-
Convertible promissory notes	500,000	-
Weighted average common shares outstanding-diluted	60,169,633	32,383,808

Earnings (loss) per share-basic	$0.03	$(0.00)
Earnings (loss) per share-diluted	$0.03	$(0.00)

There were no anti-dilutive instruments excluded from the computation of diluted earnings per share for the three months ended March 31, 2010. There were no common share equivalent instruments for the three months ended March 31, 2009.

14.	CONTINGENCIES

(a)	Legal Proceedings

On December 4, 2009, Nordic Windpower USA, Inc. ("Nordic Windpower") filed a lawsuit against the Group in the U.S. District Court for the Northern District of California, alleging trademark infringement, trademark dilution, unfair competition and trade dress infringement. The Group has substantially complied with all of Nordic Windpower's requests related it its claims, including changing their name to "GC China Turbine Corp." on September 14, 2009.

The Group has filed an answer on January 22, 2010 and the parties are in the process of reaching an agreement. The Group cannot predict the outcome of its unresolved legal proceeding, however, management believes that the ultimate resolution of the matter will not have a material impact on the Group's consolidated financial condition or results of operations.  As of March 31, 2010, no amounts have been accrued in connection with contingencies related to these lawsuits, as the amounts are not estimable.

The Group is not a party to any other legal proceeding, the adverse outcome of which is likely to have a material adverse effect on the Group's consolidated financial condition or results of operations.

(b)	Guarantee

As of March 31, 2010, the Group had one outstanding guarantee issued to Guangdong Development Bank related to a bank loan in the amount of US$3,222,824 (RMB22,000,000) to a related party with maturity date in October 2010.  The Group did not record any contingent loss regarding to the guarantees as the management believed the probability to make payment is remote.

GC China Turbine Corp.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED STATEMENTS
(Amounts expressed in US dollars)

15.	SUBSEQUENT EVENTS

The Group, a related party Wuhan Guoce Sanlian Hydropower Equipment Co., Ltd and Mita-Teknik (Ningbo) Co., Ltd established Wuhan Mita-Sanlian New Energy Technology Co., Ltd ("Wuhan Mita-Sanlian") on April 19, 2010.  The capital injection from the Group was US$102,546, or 47.62% of the paid in capital. Wuhan Mita-Sanlian is mainly engaged in sales, production and service of control system for wind turbine as well as related supporting equipments of hydraulic, cooling and lubrication systems.

PART II INFORMATION NOT REQUIRED IN PROSPECTUS

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Nevada Law

Section 78.7502 of the Nevada Revised Statutes permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he:

(a)	is not liable pursuant to Nevada Revised Statute 78.138, or

(b)
acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

In addition, Section 78.7502 permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he:

(a)	is not liable pursuant to Nevada Revised Statute 78.138; or

(b)	acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation.

To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter, the corporation is required to indemnify him against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense.

Section 78.752 of the Nevada Revised Statutes allows a corporation to purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee or agent, or arising out of his status as such, whether or not the corporation has the authority to indemnify him against such liability and expenses.

Other financial arrangements made by the corporation pursuant to Section 78.752 may include the following:

(a)	the creation of a trust fund;

(b)	the establishment of a program of self-insurance;

(c)	the securing of its obligation of indemnification by granting a security interest or other lien on any assets of the corporation; and

(d)	the establishment of a letter of credit, guaranty or surety

No financial arrangement made pursuant to Section 78.752 may provide protection for a person adjudged by a court of competent jurisdiction, after exhaustion of all appeals, to be liable for intentional misconduct, fraud or a knowing violation of law, except with respect to the advancement of expenses or indemnification ordered by a court.

Any discretionary indemnification pursuant to NRS 78.7502, unless ordered by a court or advanced pursuant to an undertaking to repay the amount if it is determined by a court that the indemnified party is not entitled to be indemnified by the corporation, may be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

(a)	by the stockholders;

(b)	by the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding;

(c)	if a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion, or

(d)	if a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

Charter Provisions and Other Arrangements of the Registrant

Pursuant to the provisions of Nevada Revised Statutes, GC China Turbine has adopted the following indemnification provisions in its Bylaws for its directors and officers:

Every person who was or is a party or is a threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or a person of whom he is the legal representative is or was a director or officer of the corporation or is or was serving at the request of the corporation or for its benefit as a director or officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless to the fullest legally permissible under the General Corporation Law of the State of Nevada from time to time against all expenses, liability and loss (including attorney's fees, judgments, fines and amounts paid or to be paid in settlement) reasonably incurred or suffered by him in connection therewith. The expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. Such right of indemnification shall be a contract right which may be enforced in any manner desired by such person. Such right of indemnification shall not be exclusive of any other right which such directors, officers or representatives may have or hereafter acquire and, without limiting the generality of such statement, they shall be entitled to their respective rights of indemnification under any bylaw, agreement, vote of stockholders, provision of law or otherwise, as well as their rights under this Article.

The board of directors may cause the corporation to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, or as its representative in a partnership, joint venture. trust or other enterprise against any liability asserted against such person and incurred in any such capacity or arising out of such status, whether or not the corporation would have the power to indemnify such person.

The Board of Directors may from time to time adopt further Bylaws with respect to indemnification and amend these and such Bylaws to provide at all times the fullest indemnification permitted by the General Corporation Law of the State of Nevada.

In addition to the above, each of our directors has entered into an indemnification agreement with us.  The indemnification agreement provides that we shall indemnify the director against expenses and liabilities in connection with any proceeding associated with the director being our director to the fullest extent permitted by applicable law, our Articles of Incorporation and our Bylaws.

DISCLOSURE OF COMMISSION POSITION OF
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Please see section above titled “Disclosure of Commission Position of Indemnification for Securities Act Liabilities” incorporated herein by reference.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the costs and expenses payable by us in connection with the issuance and distribution of the securities being registered hereunder. No expenses will be borne by the Selling Security Holders. All of the amounts shown are estimates, except for the SEC registration fee.

SEC registration fee	$1,281.12
Accounting fees and expenses	$100,000.00
Legal fees and expenses	$28,000.00
Total	$129,281.12

RECENT SALES OF UNREGISTERED SECURITIES

On October 30, 2009, we issued 32,383,808 shares of our common stock to the Golden Wind in exchange for 100% of the capital stock of Luckcharm. The issuance of the common stock to the Golden Wind pursuant to the Exchange Agreement was exempt from registration under the Securities Act pursuant to Section 4(2) and Regulation D thereof.  We made this determination based on the representations of the sole shareholder of Golden Wind which included, in pertinent part, that such shareholder was an "accredited investor" within the meaning of Rule 501 of Regulation D promulgated under the Securities Act, and that such shareholder was acquiring our common stock, for investment purposes for its own account and not as nominee or agent, and not with a view to the resale or distribution thereof, and that such shareholder understood that the shares of our common stock may not be sold or otherwise disposed of without registration under the Securities Act or an applicable exemption therefrom.

Between October 5, 2009 and October 30, 2009, we entered into Securities Purchase Agreements with the Investors, pursuant to which the Investors purchased 6,400,000 shares of our common stock, at a purchase price of US$ 1.25 per share for an aggregate offering price of up to US$ 8,000,000. Additionally, we issued warrants to each Investor in an amount equal to 10% of the number of shares that an Investor purchased and an aggregate of 560,000 warrants to advisors and placement agents, with each warrant having an exercise price of US$ 1.00 per share and being exercisable at any time within 3 years from the date of issuance.  On October 30, 2009, we entered into a Note Purchase Agreement with Clarus whereby Clarus agreed to loan US$ 1,000,000 to us upon the effective date of delivery of 20 wind turbine systems by GC Nordic to its customers.  We have agreed with Clarus that the period to fund the loan under the Note Purchase Agreement is extended to June 15, 2010. The loan will be in the form of a convertible promissory note which shall bear interest at a rate of 1% per month (the "Note"), and have a maturity date of 2 years from the date of issuance of the Note.  On the six month anniversary upon the effective date of delivery of 20 wind turbine systems by us to our customers, the loan will automatically convert into shares of our common stock at US$ 2.00 per share.

Additionally, the principal and accrued interest underlying the Note (the "Debt") may be converted by Clarus at US$ 2.00 per share into shares of our common stock at any time prior to the maturity date. If the Debt is not repaid by us 6 months from the date of issuance of the Note, we may at our option, convert the Debt at US$ 2.00 per share into shares of our common stock anytime after such 6-month period.  The issuance of these securities was exempt from registration under Section 4(2) of the Securities Act. We made this determination based on the representations of Investors, which included, in pertinent part, that such shareholders were either (a) "accredited investors" within the meaning of Rule 501 of Regulation D promulgated under the Securities Act, or (b) not a "U.S. person" as that term is defined in Rule 902(k) of Regulation S under the Act, and that such Investor was acquiring our common stock, for investment purposes for their own respective accounts and not as nominees or agents, and not with a view to the resale or distribution thereof, and that each Investor understood that the shares of our common stock may not be sold or otherwise disposed of without registration under the Securities Act or an applicable exemption therefrom.

On July 31, 2009, we issued convertible promissory notes to certain foreign accredited investor for proceeds of US$ 10,000,000.  The notes bear interest at 6% per annum calculated annually. Upon closing of certain agreements, the principal and accrued interest will automatically be converted into shares of common stock of the Company, at a rate of US$ 0.80 per share.  We offered and sold the convertible notes in reliance on Section 506 of Regulation D and/or Regulation S of the Securities Act, and comparable exemptions for sales to "accredited" investors under state securities laws.

On July 9, 2009, we issued a convertible promissory note to a foreign accredited investor for proceeds of US$ 5,000.  The amount is unsecured and is due on demand.  The principal amount bears interest at 6% per annum calculated and payable annually.   At any time that the principal and interest shall remain outstanding, the lender has the right to convert such principal and interest to shares of our common stock at such price and on such terms as being offered to investors at the time of conversion.  The investor forgave all of the principal and interest under the note as of December 31, 2009. We offered and sold the convertible note in reliance on Section 506 of Regulation D and/or Regulation S of the Securities Act, and comparable exemptions for sales to "accredited" investors under state securities laws.

On June 9, 2009, we issued a convertible promissory note to a foreign accredited investor for proceeds of US$ 11,750.  The amount is unsecured and is due on demand.  The principal amount bears interest at 6% per annum calculated and payable on demand.   At any time that the principal and interest shall remain outstanding, the lender has the right to convert such principal and interest to shares of our common stock at such price and on such terms as being offered to investors at the time of conversion. The investor forgave all of the principal and interest under the note as of December 31, 2009.  We offered and sold the convertible note in reliance on Section 506 of Regulation D and/or Regulation S of the Securities Act, and comparable exemptions for sales to "accredited" investors under state securities laws.

On June 8, 2009, we issued convertible promissory notes to certain foreign accredited investors for aggregate proceeds of US$ 1,015,000, of which US$ 1,000,000 was subsequently assigned by such investors to Clarus.  On October 30, 2009, we agreed to amend the terms of the note with Clarus, such that upon the six month anniversary of the date of delivery of 20 wind turbine systems by GC Nordic to its customers, the loan would automatically convert into shares of our common stock at US$ 2.00 per share.  We offered and sold the convertible notes in reliance on Section 506 of Regulation D and/or Regulation S of the Securities Act, and comparable exemptions for sales to "accredited" investors under state securities laws.

EXHIBIT INDEX

(a)  (3)   Exhibits

The following exhibits are included as part of this report by reference:

Exhibit Number	Description

2.1	Share Exchange Agreement dated September 30, 2009 (incorporated by reference from the Registrant’s Current Report on Form 8-K filed on October 6, 2009)
3.1	Corporate Charter dated August 25, 2006(incorporated by reference from Registrant’s Registration Statement on Form SB-2 filed on March 29, 2007)
3.2	Articles of Incorporation dated August 25, 2006 (incorporated by reference from Registrant’s Registration Statement on Form SB-2 filed on March 29, 2007)
3.3	Certificate of Correction dated August 31, 2006 (incorporated by reference from Registrant’s Registration Statement on Form SB-2 filed on March 29, 2007)
3.4	By-laws dated September 6, 2006 (incorporated by reference from Registrant’s Registration Statement on Form SB-2 filed on March 29, 2007)
3.5	Certificate of Change dated May 18, 2009 (incorporated by reference from Registrant’s Current Report on Form 8-K filed on May 20, 2009)
3.6	Amendment to the Articles of Incorporation on June 11, 2009 (incorporated by reference from the Registrant’s Current Report on Form 8-K filed on June 15, 2009)
3.7	Amendment to the Articles of Incorporation on September 8, 2009 (incorporated by reference from the Registrant’s Current Report on Form 8-K filed on September 14, 2009)
4.1	Form of Stock Specimen (incorporated by reference from Registrant’s Registration Statement on Form SB-2 filed on March 29, 2007)
5.1	Opinion of Greenberg Traurig LLP (previously filed April 21, 2010)
5.2	Opinion of Global Law Office
9.1
Form of Voting Trust Agreement dated September 30, 2009 with Xu Hong Bing and each of Hou Tie Xin, Bu Zheng Liang, Qi Na, Xu Jia Rong, Wu Wei, Zhao Ying, Zuo Gang, Zhang Wei Jun and He Zuo Zhi (incorporated by reference from the Registrant’s Schedule 13D filed on November 9, 2009)

9.2
Form of Call Option Agreement dated September 30, 2009 with Xu Hong Bing and each of Hou Tie Xin, Bu Zheng Liang, Qi Na, Xu Jia Rong, Wu Wei, Zhao Ying, Zuo Gang, Zhang Wei Jun and He Zuo Zhi (incorporated by reference from the Registrant’s Schedule 13D filed on November 9, 2009)

9.3
Investor Rights Agreement dated October 30, 2009 with the Company, NewMargin Growth Fund L.P., Ceyuan Ventures II, L.P., Ceyuan Ventures Advisors Fund II and Golden Wind Holdings Limited (incorporated by reference from the Registrant’s Current Report on Form 8-K filed on November 5, 2009)

9.4
Supplementary Agreement to Call Option Agreement dated April 30, 2010 with Xu Hong Bing and each of Hou Tie Xin, Bu Zheng Liang, Qi Na, Xu Jia Rong, Wu Wei, Zhao Ying, Zuo Gang, Zhang Wei Jun and He Zuo Zhi

10.1	Transfer Agent and Registrar Agreement dated October 20, 2006 (incorporated by reference from Registrant’s Registration Statement on Form SB-2 filed on March 29, 2007)
10.2	Loan Agreement between Registrant and Jimmy Soo dated March 26, 2007 (incorporated by reference from Registrant’s Registration Statement on Form SB-2 filed on March 29, 2007)
10.3	Deed between EGM Resources Inc. and Registrant dated March 4, 2007 (incorporated by reference from Registrant’s Registration Statement on Form SB-2 filed on March 29, 2007)
10.4	Binding Letter of Intent dated July 31, 2009 (incorporated by reference from Registrant’s Current Report on Form 8-K filed August 3, 2009)
10.5
Amended and Restated Convertible Promissory Note in favor of New Margin Growth Fund L.P. dated July 31, 2009 (incorporated by reference from Registrant’s Current Report on Form 8-K filed August 3, 2009)

10.6	Convertible Promissory Note in favor of New Margin Growth Fund L.P. dated July 31, 2009 (incorporated by reference from Registrant’s Current Report on Form 8-K filed August 3, 2009)
10.7	Convertible Promissory Note in favor of Ceyuan Ventures II, L.P. dated July 31, 2009 (incorporated by reference from Registrant’s Current Report on Form 8-K filed August 3, 2009)
10.8	Convertible Promissory Note in favor of Ceyuan Ventures Advisors Fund II, LLC dated July 31, 2009 (incorporated by reference from Registrant’s Current Report on Form 8-K filed August 3, 2009)

10.9	Promissory Note in favor of GC China Turbine Corp. by Luckcharm Holdings Limited dated July 31, 2009 (incorporated by reference from Registrant’s Current Report on Form 8-K filed August 3, 2009)
10.10	Amended and Restated Agreement dated July 31, 2009 (incorporated by reference from Registrant’s Quarterly Report on Form 10-Q filed August 14, 2009)
10.11	Form of Securities Purchase Agreement (incorporated by reference from the Registrant’s Current Report on Form 8-K filed on November 5, 2009)
10.12	Form of Investors Right Agreement (incorporated by reference from the Registrant’s Current Report on Form 8-K filed on November 5, 2009)
10.13	Form of Registration Rights Agreement (incorporated by reference from the Registrant’s Current Report on Form 8-K filed on November 5, 2009)
10.14	Form of Make Good Escrow Agreement (incorporated by reference from the Registrant’s Current Report on Form 8-K filed on November 5, 2009)
10.15	Form of Waiver Agreement (incorporated by reference from the Registrant’s Current Report on Form 8-K filed on November 5, 2009)
10.16	Form of Convertible Promissory Note (incorporated by reference from the Registrant’s Current Report on Form 8-K filed on November 5, 2009)
10.17	Form of Note Purchase Agreement (incorporated by reference from the Registrant’s Current Report on Form 8-K filed on November 5, 2009)
10.18	Form of Lockup Agreement (incorporated by reference from the Registrant’s Current Report on Form 8-K filed on November 5, 2009)
10.19	Form of Indemnification Agreements(incorporated by reference from the Registrant’s Current Report on Form 8-K filed on November 5, 2009)
10.20	Form of Warrant (incorporated by reference from the Registrant’s Current Report on Form 8-K filed on November 5, 2009)
10.21	Contract with Daqing Longjiang dated August 30, 2007
10.22	Contract with Wuhan Kaidi dated September 2008
10.23	Technical License Contract between Deltawind AB and Wuhan Guoce Nordic New Energy Co., Ltd. dated June 30, 2006
16.1	Letter from Madsen & Associates, CPA’s Inc. (previously filed January 21, 2010)
21.1	Subsidiaries of the Registrant (previously filed January 21, 2010
23.1	Consent of Deloitte Touche Tohmatsu CPA Ltd
23.2	Consent of Greenberg Traurig LLP (filed as part of Exhibit 5.1)
23.3	Consent of Global Law Office

UNDERTAKINGS

The undersigned registrant hereby undertakes to:

(a)	Rule 415 Offering:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i. To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that:

(A) Paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8 (§ 239.16b of this chapter), and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. 78m and 78o(d)) that are incorporated by reference in the registration statement; and

(B) Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 (§ 239.13 of this chapter) or Form F-3 (§ 239.33 of this chapter) and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a prospectus supplement filed pursuant to Rule 424(b) (§ 230.424(b) of this chapter) that is part of the registration statement.

(C) Provided further, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is for an offering of asset-backed securities on Form S-1 (§ 239.11 of this chapter) or Form S-3 (§ 239.13 of this chapter), and the information required to be included in a post-effective amendment is provided pursuant to Item 1100(c) of Regulation AB (§ 229.1100(c)).

2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4. That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

i. If the registrant is relying on Rule 430B (§230.430B of this chapter):

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) (§230.424(b)(3) of this chapter) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) (§230.424(b)(2), (b)(5), or (b)(7) of this chapter) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) (§230.415(a)(1)(i), (vii), or (x) of this chapter) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

ii. If the registrant is subject to Rule 430C (§230.430C of this chapter), each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

5. That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

a. The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i. Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter);

ii. Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii. The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv. Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

b. Filings incorporating subsequent Exchange Act documents by reference. Include the following if the registration statement incorporates by reference any Exchange Act document filed subsequent to the effective date of the registration statement:

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b) Request for Acceleration of Effective Date. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c) Reliance on Rule 430C. Each prospectus filed pursuant to Rule 424(b) of the Securities Act of 1933 as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness.   Provided, however,   that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized.

GC CHINA TURBINE CORP.
a Nevada corporation

Dated: June 9, 2010	/s/ Qi Na
By: Qi Na
Its: Chief Executive Officer
(Principal Executive Officer) and Director

Dated: June 9, 2010	/s/ Zhao Ying
By: Zhao Ying
Its: Chief Financial Officer
(Principal Financial Officer and Principal Accounting Officer)

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated:

Dated: June 9, 2010	/s/ Qi Na
Qi Na,
Chief Executive Officer and Director (Principal Executive Officer)

Dated: June 9, 2010	/s/ Zhao Ying *
Zhao Ying,
Chief Financial Officer (Principal Financial Officer and Principal
Accounting Officer)

Dated: June 9, 2010	/s/ Hou Tie Xin *
Hou Tie Xin,
Chairman of the Board

Dated: June 9, 2010	/s/ Xu Jia Rong *
Xu Jia Rong,
Director

Dated: June 9, 2010	/s/ Marcus Laun *
Marcus Laun,
Director

Dated: June 9, 2010	/s/ Christopher Walker Wadsworth *
Christopher Walker Wadsworth,
Director

*/s/ Qi Na
By: Qi Na, Attorney-in-Fact

June 9, 2010